Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276681

PROSPECTUS SUPPLEMENT NO. 12

(to prospectus dated May 22, 2024)

THE BEACHBODY COMPANY, INC.

543,590 SHARES OF Class A Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 13, 2024 (the “Prospectus”), related to the resale from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Shareholders,” of up to 543,590 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), they may acquire upon the exercise of outstanding warrants, which we refer to as the “Common Warrants,” with the information contained in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 28, 2025 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODI.” On March 27, 2025, the closing sale price per share of our Class A Common Stock was $8.00.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 28, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from to

Commission File Number 001-39735

The Beachbody Company, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	85-3222090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Continental Blvd, Suite 400, El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 883-9000

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODI	The New York Stock Exchange

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing price reported on the New York Stock Exchange for June 30, 2024, was $28,556,692.

There were 4,258,179 shares of registrant’s Class A Common Stock, par value $0.0001 per share, and 2,729,003 shares of the registrant’s Class X Common Stock, par value $0.0001 per share, outstanding as of March 21, 2025.

DOCUMENTS INCORPORATED BY REFERENCE

Parts of the registrant’s definitive proxy statement for the 2025 Annual Meeting of Stockholders to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 are incorporated by reference in Part III of this Annual Report on Form 10-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including statements about and the financial condition, results of operations, earnings outlook and prospects of The Beachbody Company, Inc. (the “Company,” "BODi", “we,” “us,” “our” or similar terms). Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•
our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative, and enterprise technology and development expenses (including any components of the foregoing), Adjusted EBITDA (as defined below) and our ability to achieve and maintain future profitability;
•
disruptions related to the Pivot (as defined below) and our ability to implement the proposed restructuring of our core business model;
•
our anticipated market opportunity;
•
our liquidity and ability to raise financing;
•
our success in retaining or recruiting, or changes required in, officers, key employees or directors;
•
other than the pre-funded warrants, our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;
•
our ability to effectively compete in the fitness and nutrition industries;
•
our ability to successfully acquire and integrate new operations;
•
our reliance on a few key products;
•
market conditions and global and economic factors beyond our control;
•
intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;
•
litigation and the ability to adequately protect our intellectual property rights; and
•
other risks and uncertainties set forth in this Report under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance upon our forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

PART I

Item 1. Business.

We are a leading fitness and nutrition company providing fitness, nutrition and stress-reducing programs to our customers. With 1.1 million digital subscriptions and 0.1 million nutritional subscriptions as of December 31, 2024, we believe our ability to offer solutions in both the global fitness market and the global nutrition market under one platform positions us as the leading holistic fitness and nutrition solution. We have a 26-year track record of creating innovative exercise, nutrition and stress-reducing content that have improved the lives of millions of customers. We make fitness entertaining, approachable, effective and convenient, while fostering social connections that encourage customers to live healthier and more fulfilling lives.

We are a results-oriented company at the intersection of wellness, technology and media. We developed one of the original fitness digital streaming platforms with an extensive library of content containing 140 complete streaming programs and approximately 10,900 unique streaming videos. We measure the success of our library by customer engagement indicators including a metric that divides daily active users by monthly active users (“DAU/MAU”) and “streams” by our subscribers over the respective periods. While the measure of a digital stream may vary across companies, we define streams and total streams as the stream of a video for at least 25% of its length during a given period. In 2024, our DAU/MAU averaged 31.7%. In 2024 and 2023, our subscribers viewed 87.4 million and 98.2 million streams, respectively. We also measure our success by month over month retention rates of our digital subscribers, which was approximately 96.8% for the year ended December 31, 2024.

Driven by our commitment to help people achieve their goals and lead healthy, fulfilling lives, we have built or acquired digital platforms to engage with our customers such as Beachbody On Demand (“BOD”), Beachbody On Demand Interactive (“BODi”), and BODi Bike. Our BODi digital platform includes an extensive library with high-quality production and creatively diverse fitness content. BODi, in addition to an annual subscription option, also has monthly, 3-month and 6-month membership prices. In addition, we also have promotional offers which at times include membership options for greater than one year which may include the ability to buy a subscription for one year and get the second year for free ("BOGO"). Starting in March 2023, BODi also includes the new mindset content.

The BODi annual subscription price is $179, which we believe appeals to a large audience. In 2023, we enhanced our BODi platform by improving the digital experience for search and discovery, which resulted in being named the "Best Workout and Fitness App" for 2023 by CNN Underscored. It also integrates a layer of mindset content. The combination of fitness, nutrition, and mindset makes the BODi platform a complete solution to support the whole person and help them achieve positive “Health Esteem.” In 2024 we offered our customers the ability to acquire select digital content via a digital purchase of certain of our better known brands (i.e., P90X, Insanity, 80-day obsession, etc.) at a purchase price that ranges primarily from $60 to $80 per digital purchase.

Our premium nutrition products help make meal planning and healthy weight loss achievable without deprivation. Simplicity and proven strategies are at the core of what we do, and many of our brands, including Shakeology, Beachbody Performance and BEACHBAR, have been designed with formulae and ingredients that have been clinically tested to help our customers achieve their goals. By leveraging consumer insights we are able to make targeted recommendations to them that support improved results.

We have also built a social commerce platform with incentives to invite people to participate in groups and to increase our customer base, inspiring participants to achieve their goals which in turn generates cash flow that can be used to accelerate our digital expansion. This platform included our network of micro influencers whom we referred to as "Partners," who helped customers start and maintain a fitness and nutrition program through positive reinforcement, accountability, and a proprietary online support community. Until

November 1, 2024, the Partners paid a monthly subscription fee to access our Partner office tools, which provided training, sales enablement, and reporting capabilities.

We implemented results oriented compensation incentives for our Partners beginning January 1, 2024, which reward high performance, especially for new Partners, and aligns the overall compensation structure with generating profitable revenues.

On September 30, 2024, the Company announced the evolution of its core business model with an omni-channel sales channel approach that would streamline operations and better position the Company for future profitable growth. As a result of this restructuring, BODi will be able to reduce costs and broaden its distribution channels. As part of its strategic shift to optimize its omni-channel distribution platform, BODi transitioned from its multi-level marketing ("MLM") network model to a single level affiliate model (the "Pivot"), which launched on November 1, 2024. BODi's MLM network was fully wound down by January 1, 2025. The Pivot centralized the business around one e-commerce platform at BODi.com, eliminated the network marketing support functions and reduced BODi's workforce by approximately 33% at the time of the announcement. After January 1, 2025, the Company no longer has any Partners and the Company no longer received monthly subscription fees from the Partners or preferred customer fees after November 1, 2024. The Company's affiliate network promotes its products and serves as a sales channel for the Company. Affiliate members earn commissions for products that they sell.

Our revenue is primarily generated from the sale of digital subscriptions and nutritional products that are often bundled together. We also generated revenue selling the BODi Bike. In September 2024, management decided it would no longer sell connected fitness equipment inventory beginning in early 2025.

Our Product Offerings and Economic Model

Digital Subscriptions

Our premium digital subscriptions, BODi, is renewed on a monthly, quarterly, semi-annual or annual basis and include unlimited access to an extensive library of on-demand fitness and nutrition content. In addition, we also have promotional offers which at times include membership options for greater than one year or which may include the ability for our customers to purchase a BOGO. In March 2023, we launched an improved BODi experience and began migrating all BOD-only members to BODi on their renewal dates, all BOD-only members were migrated to BODi by March 31, 2024. In 2024 we offered our customers the ability to acquire select digital content via digital purchase of certain of our better known brands (i.e., P90X, Insanity, 80-day obsession, etc.) at a purchase price that ranges primarily from $60 to $80 per digital purchase.

Our digital platforms provide a one-stop-shop for all types of fitness and nutrition content, with well-known brands such as P90X, Insanity, 21 Day Fix, 80 Day Obsession, Morning Meltdown 100, LIIFT4, Unstress Meditations, Portion Fix, 4 Weeks of Focus, Sure Thing, Dig Deeper, and others. The BODi platform gives users access to comprehensive, highly produced, and creatively diverse fitness content with dynamic trainers. We had 1.1 million digital subscriptions as of December 31, 2024, which provide access to approximately 10,900 unique fitness, nutrition, mindfulness and recovery videos that can be accessed anywhere. BODi content is available on the web as well as the Beachbody Bike touchscreen, iOS, Android, Roku, Apple TV, Fire TV and Chromecast. Our offerings deliver both fitness and nutritional content, and mindset content.

Digital subscriptions also help generate sales of our nutritional products, which are often sold together as bundles.

Nutritional Products

Our nutritional products include Shakeology, Beachbody Performance supplements, BEACHBARs and others. As part of our mission to be a total fitness and nutrition solution for our consumers, our nutritional products are formulated and manufactured to high quality standards and complement our fitness and equipment offerings. Our research and development team rigorously assesses and develops new nutritional products that are in line with customer goals, satisfies a continuum of customer demand, and increases subscriptions and customer lifetime revenue. Shakeology, our superfood health mix, is clinically shown to help reduce cravings and promote healthy weight loss and formulated to help support healthy digestion and provide healthy energy with its proprietary formula of superfoods, phytonutrients, enzymes, fiber and protein, with no artificial sweeteners, flavors, colors or preservatives.

Beachbody Performance supplements include our pre-workout Energize, Hydrate, post-workout Recover and protein supplement Recharge.

BEACHBARs are low-sugar snack bars available in three flavors, made with ingredients to help satisfy cravings without undermining our customers’ fitness and weight loss goals. We continue to research and develop additional nutritional products and currently provide a variety of other nutritional supplements including collagen, fiber and greens “boosts.”

In mid-December 2024, we launched Belle Vitale, a complete hormone health solution designed for women to address symptoms of hormone imbalance. Belle Vitale includes (1) a three-phase nutrition program, (2) an in-home Pilates program (plus equipment), (3) fitness workouts and (4) daily metabolism, blood sugar, and stress support supplements, all for $299.

Connected Fitness Products

Our digital subscription offerings are complemented by our connected fitness products acquired from Myx Fitness in June 2021. The BODi Bike can be equipped with a unique swivel touch screen that enables users to engage with content beyond the indoor cycling experience and encourages broader cross-training, incorporating resistance training and yoga for a more holistic fitness experience and healthier results. Management made the decision in September 2024 to no longer sell connected fitness equipment inventory beginning in early 2025.

We provide BOD and BODi content through the bike's swivel touch screen. We offer the fitness content and supplements together with the bike through BODi subscriptions and through our network as well as via direct-to-consumer marketing channels.

The BODi Bike is manufactured using commercial-grade equipment and can include a 21.5” 360-degree swivel screen. In the United States, the standard package price was $1,399 and included a Polar heart rate monitor with free delivery and set up. Additionally, we offered a “BODi Bike Studio” package which bundled a 3-year subscription to BODi with a bike and accessories for $1,625. In late 2023, we began offering a BODi bike without the 360-degree swivel screen which could be connected with a customer's personal devices (e.g., phone, watch or tablet) for $499.

Our Value Proposition

Our holistic approach to fitness and nutrition provides the consumer with tools to achieve positive health esteem at a lower cost than most traditional gyms or fitness studios and nutrition/weight loss plans.

Our business model is characterized by developing compelling fitness, nutrition, and mindset content and products that are designed to help subscribers achieve their goals and feel good about themselves in the process. This in turn attracts additional customers who see those experiences on social media. These consumers then become advocates for the Company, which helps attract and retain new and existing consumers. This “virtuous cycle” of content, customer success, and new customer acquisition drives subscriber growth and recurring revenue opportunities.

Our annual connected fitness subscription of $179 equates to an average monthly price of $15.00 during 2024, which is less expensive than most monthly gym memberships and a fraction of the price of a personal training session. Boutique studio fitness classes typically cost between $25.00 and $45.00 per person per class and follow a strict schedule whereas our monthly connected fitness subscription covers the household of up to five people and offers unlimited use, anytime, anywhere. Our on-demand library, including the ability for customers to purchase select individual digital programs at a price that ranges primarily from $60 to $80, rather than a digital subscription, features classes, spanning five to 60 minutes, which provide our customers with flexibility and convenience.

For our BODi Bike Studio, which bundles a BODi Bike, a 3-year subscription to BODi, and accessories, we offer attractive 0% APR financing programs to qualified customers through a third-party partner who bears the risk of loss associated with the amount financed.

Our nutritional products come in varying sizes and prices and are often bundled with digital content offerings.

BODi's approach to Health Esteem is designed to help people feel good as they create sustainable healthy habits. We have the lifestyle solutions for individuals focused on weight loss, including a broad array of structured, step by step fitness and nutrition programs, plus mindset tools.

Our Economic Model

Our primary model is selling directly to consumers. We attract new customer sign ups through five go-to-market models: 1) a network of Partners that earned commissions on their sales, which was discontinued in December 2024 due to the Pivot, (2) beginning in November 2024, due to the Pivot, which transitioned our MLM model to a single level affiliate model, our affiliates, who earn commissions on their sales, 3) contact with current and past customers by emails or through our social media followers, 4) direct response marketing media and (5) Amazon.

Our Partner network prior to December 2024, drove the majority of our revenues. Partners would earn a share of the revenue generated by promoting our products and helping our customers succeed. They also earned additional bonuses for expanding our customer base by building teams of Partners. The Partners were BODi’s equivalent of a gig workforce. In the year ended December 31, 2023 the Partners typically received a 25% commission on orders they generated through their efforts. The Partner commission was reduced to 20% effective January 3, 2024. We also had a “Preferred Customer” program, which entitled them in the year ended December 31, 2023 to up to a 25% discount on certain purchases in return for paying a monthly subscription fee. The preferred customer discount was reduced to 20% effective December 1, 2023.

The Pivot, which the Company announced on September 30, 2024, resulted in the Partner led MLM model being discontinued in December 2024, with it being replaced with the single level affiliate model. Partners could transition to an affiliate and the affiliate model is available to others to serve in an affiliate role beginning on November 1, 2024. The affiliate model eliminated the Partner fees, which were $9.9 million and $13.9 million for the years ended December 31, 2024 and 2023, respectively. In addition, the Pivot eliminated the preferred customer fees, which were $14.3 million and $23.7 million for the years ended December 31, 2024 and 2023, respectively.

We leverage our super trainers, who create digital content that is part of our library content, and other influencers in our marketing creative, as well as their social media following. We have arrangements with the influencers where they earn financial incentives for engaging customers and getting new customer sign ups.

Competition

We operate in the competitive and highly fragmented fitness and nutrition market in which, given the holistic nature of our business, we face significant competition from multiple industry segments. The overall market opportunity remains large as over 70% of U.S. adults are considered overweight according to the Centers for Disease Control and Prevention. A consumer's fitness profile may range from a very active gym member with multiple online platform subscriptions to an infrequent user with a single subscription or single digital purchase. We want to help consumers achieve their health objectives by offering an engaging platform with healthy nutrition solutions.

We face significant competition from providers of at-home fitness solutions, including connected fitness equipment, digital fitness apps, and other wellness apps. We also face competition from weight management, dietary and nutritional supplement providers, and are sensitive to the introduction of new products or weight management plans, including various prescription drugs.

The emergence of the GLP -1 weight loss drugs have generated a considerable amount of attention. We are encouraged about treatments that can help some of the over 70% of Americans that are overweight or obese, but we also recognize that a chemical solution is only a single step towards sustaining a healthy lifestyle and does nothing to improve skeletal and muscle mass which is critical to health and functioning. It is important that people supplement these weight loss drugs with healthier lifestyle choices, including fitness and nutrition. BODi’s approach to Health Esteem helps people feel good as they create sustainable healthy habits.

We are also subject to significant competition in attracting Partners (prior to the Pivot) and affiliates (after the Pivot), from other social commerce platforms, including those that market fitness solutions, weight management products and dietary and nutritional supplements. Our ability to remain competitive depends on our success in delivering results for our customers, maintaining our community, retaining and attracting affiliates through attractive compensation plans, and continuing to offer a vast content library as well as an attractive product portfolio.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results.

Manufacturing

We rely on contract manufacturers to manufacture our nutritional products, bikes and related equipment. Our contract manufacturers can schedule and purchase supplies independently or from our suppliers, according to contractual parameters. Nutritional ingredients are sourced according to our specifications from our approved suppliers. Outsourcing allows us to operate an asset-light business model and focus our efforts on innovation, sales and marketing. Our contract manufacturers are regularly audited by third parties and in the case of supplements, they are also audited by our Quality Assurance department and comply with our rigorous Quality Assurance Protocols (“QAP”s) and specifications as well as follow industry good manufacturing practices (“GMP”s) and food safety guidelines. We believe our contract manufacturers have the capacity to meet our current and near-term supply needs. We monitor capacity and performance of our manufacturing partners and will qualify alternate suppliers as needed. We receive finished products from our contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon charge for each item produced.

To mitigate against the risks related to a single source of supply, we qualify alternative suppliers and manufacturers when possible, and develop contingency plans for responding to disruptions, including maintaining adequate inventory of products.

Storage and Distribution

We outsource the storage and distribution of finished goods to third-party logistics companies, with facilities geographically dispersed to help optimize shipping times to our customer base. In the United States, our nutrition and other products are currently distributed from Groveport, Ohio and shipped to United States-based customers principally through United Parcel Service ("UPS") or the U.S. Postal Service. In Canada, our nutrition and other products prior to October 2024 were distributed from Oshawa, Canada to customers via a third-party specialty shipper and after that date are distributed from Groveport, Ohio via UPS. In Europe, our products were distributed from Northampton, UK to customers via a European transport provider until early in 2025, after which there were no shipments of physical products to customers in Europe. Usual delivery time is approximately five to seven days.

Our connected fitness products were distributed mainly from separate distribution centers in California, New Jersey, Illinois, and Georgia and shipped to U.S.-based customers principally through GXO Logistics covering the United States and Canada until early in 2025, after which there were no shipments of connected fitness products.

Utilizing multiple partners from geographically-distributed locations enhances our geographic reach and allows us to further scale our distribution system and maintain flexibility, while reducing order fulfillment time and shipping costs. With our commitment to our customer-first approach, we will continue to invest to strengthen our operations’ coverage in locations we identify as strategic and cost-effective delivery markets throughout the United States, Canada, Europe, and in new international regions.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our content, technology, and intellectual property rights. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality agreements, contractual commitments and other legal rights to establish and protect our brands and intellectual property rights throughout the world. For example, we file for and register our trademarks and monitor third-party trademarks worldwide and we have developed a robust enforcement program to protect our brands/trademarks, domains, and copyrights to protect our intellectual property rights on various platforms including the web, borders/customs, e‑commerce and social channels to protect our brands, videos, DVDs and DVD kits, clothing, and accessories which have been and continue to be counterfeited. As of December 31, 2024, we have over 3,000 registered trademarks, over 240 registered copyrights and five patents (including 20 patents pending).

To minimize intellectual property infringement and counterfeiting, our team along with third-party platforms, monitors domains, websites, e-Commerce sites, social channels and other third parties such as eBay, Amazon, Mercado Libre, YouTube, Vimeo, Instagram, Gumtree, Kijiji, Mercari and other platforms and sites in the U.S. and worldwide to identify third parties who purport to sell our products including DVDs and videos. Additionally, we enter into agreements with our commercial partners, supply chain vendors, employees and consultants to control access to, and clarify ownership of, our intellectual property and proprietary information.

Government Regulation

We are subject to many varying laws and regulations in the United States, Canada, the United Kingdom (the "UK"), the European Union (the "EU") and throughout the world, including those related to data privacy, data protection, data breach notification, content regulation, foods and dietary supplements, imports and exports, intellectual property, consumer protection, e-commerce, multi-level marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. While we strive to comply and remain compliant with each of these laws and regulations, they are constantly evolving and may be interpreted, applied, created, or amended in a manner that could require a change to our current compliance footprint, or harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely.

With respect to data privacy and protection laws and regulations, in the EU, the General Data Protection Regulation, (the “GDPR”), became effective in 2018. The GDPR is intended to create a single legal framework for privacy rights that applies across all EU member states, including France, which is currently the only country in the EU in which we operate. The GDPR created more stringent operational requirements for controllers and processors of personal data, including, for example, requiring enhanced disclosures to data subjects about how personal data is processed (including information about the profiling of individuals and automated individual decision-making), limiting retention periods of personal data, requiring mandatory data breach notification, and requiring additional policies and procedures to comply with the accountability principle under the GDPR. Similarly, other jurisdictions are instituting privacy and data security laws, rules, and regulations, which could increase our risk and compliance costs. As a result of Brexit, for example, we will need to continue compliance with the UK Data Protection Act of 2018 for privacy rights across the United Kingdom, the legal requirements of which largely follow the GDPR.

We are also subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the European Economic Area, (“EEA”), and the UK. We rely on transfer mechanisms permitted under these laws, including the standard contract clauses and intracompany data transfer agreements, which mechanisms have been subject to regulatory and judicial scrutiny. If these existing mechanisms for transferring personal data from the EEA, the UK, or other jurisdictions are unavailable, we may be unable to transfer personal data of employees or customers in those regions to the United States.

In addition to European data privacy rules, we are subject to privacy laws in the United States and Canada, including the California Privacy Rights Act ("CPRA") and California Consumer Privacy Act ("CCPA") (collectively, “California Privacy Laws”). The California Privacy Laws require us to provide clear notice to consumers about what data is collected about them, honor requests to opt-out of the sale or sharing of their personal data and comply with certain requests related to their personal data, such as the right to access or delete their personal data.

Additionally, along with our contract manufacturers, distributors and ingredients and packaging suppliers, we are subject to laws and regulations related to our food and nutritional products. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the Federal Trade Commission ("FTC"), the Food and Drug Administration ("FDA"), the United States Department of Agriculture (“USDA”), the U.S. Environmental Protection Agency and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for labeling, manufacturing, quality, and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only enforce regulations that apply to our food and nutritional products, but also review the manufacturing processes and facilities used to produce these products to ensure compliance with applicable regulations in the United States.

We may also be subject to increasing levels of regulation with respect to environmental, social and governance ("ESG") matters. For example, the Securities and Exchange Commission ("SEC") and the State of California, have adopted, or are considering rules to require companies to provide significantly expanded climate related disclosures, which may require us to incur additional costs to comply, including the implementation of significant additional internal controls processes and procedures. In addition, regulations and other expectations related to ESG matters are not uniform and may be inconsistently interpreted or applied, which can increase the complexity and costs of compliance as well as any associated litigation or enforcement risk.

We are also subject to laws and regulations regarding automatically renewing subscriber products and services as well as the status and determination of independent contractor status for our distributors, affiliates and influencers. Any changes in the laws, regulations or interpretations of these laws, or increased enforcement of such laws and/or regulations, could adversely affect our ability to retain customers, promote sales, and harm our financial condition and operating performance.

Seasonality

Historically, we have experienced higher sales in the first and second quarters of the fiscal year compared to other quarters, due in large part to seasonal holiday demand, New Year’s resolutions, and cold weather. We also have historically incurred higher selling and marketing expenses during these periods. For example, in the year ended December 31, 2024, our first and second quarters combined represented 55% of revenue and 58% of our selling and marketing expenses.

Human Capital

Mission and Values

Like our brand, product and content offerings, our culture is dynamic, unique, and framed by our expansive vision and passion for community, collaboration, and success. For our people, the purpose and function of our culture is clear, and operates as a shared language of values and as a way of getting things done that permeates through the many areas in which we operate as a company. Our culture is shaped by our Core Purpose: to help people achieve their goals and lead healthy, fulfilling lives. Our Core Purpose informs what we do, the products we develop, the people we hire and the business decisions we make, which helps us collaborate and interact with candor, passion and heart.

In furthering our Core Purpose, we employ the following business tenets, among others, in the way we operate:

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Customers First: We have a customer-centered mindset that prioritizes a positive product and brand experience. We are proud to be innovators of a results-oriented, fitness and nutrition-centered community.
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Constantly Moving Forward: We value innovation, continuous improvement, and challenging the status quo, all of which are keys to success in a competitive environment. We move quickly, take smart risks and learn from failures. We never let the fear of imperfection stop us from achieving great things.
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Team Members: We hire individuals who are great at what they do and encourage all our team members to think openly and creatively to solve tough, intricate problems. We empower our team members to think and act like owners.
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Diversity of Perspective: We know the importance and value of a team. We know our collective differences make us stronger and uphold the obligation to dissent and listen. We draw from the largest pools of talent to help find the best people for our company. We value inclusivity, and we are committed to only considering legally compliant methods for advancing inclusion and belonging efforts.

Our Culture

To foster these values, we have committed to promote a culture that is professional, collaborative and supportive. We are an inclusive group comprised of bright and talented people who are highly skilled and collaborative, who work hard and are relentless about seizing opportunities and solving problems. We assess our culture and listen to our workforce through periodic employee engagement surveys. Our workplace policies are informed by the feedback we receive from our employees. We seek to hire and retain a highly qualified workforce in compliance with applicable federal and other laws and regulations.

Team Member Total Rewards

We aim to provide team members a competitive total rewards program that includes competitive salaries and a broad range of sponsored benefits such as a 401 (k) plan with a Company match, healthcare and insurance benefits, parental leave, health and wellness offerings, product discounts, paid time off and learning and development opportunities, which we believe are competitive with others in our industry.

We are committed to fair and equal pay, respecting all people and all beliefs, and creating a positive social impact.

Employees

We are extremely proud of our team which embodies a diverse mix of backgrounds, industries, and levels of experience. We are a remote-first workplace, and as of December 31, 2024, we employed approximately 355 full-time individuals. Our team members primarily work remotely, but also across our El Segundo, California and Van Nuys, California locations. We do not have any material collective bargaining agreements and consider relations with our employees to be good.

Available Information

The reports we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials, including any amendments, are available free of charge on our website at www.thebeachbodycompany.com as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The SEC also maintains a website (www.sec.gov) containing reports, proxy and information statements, and other information that we file with the SEC. Our Code of Ethics and Conduct and the Charters of our Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are available on our website at www.thebeachbodycompany.com under the “Investors” section. Copies of the information identified above may be obtained without charge from us by writing to The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, CA 90245, Attention: Corporate Secretary. Unless expressly noted, the information on our website, including our investor relations website, or any other website is not incorporated by reference in this Annual Report on Form 10-K and should not be considered part of this Annual Report on Form 10-K or any other filing we make with the SEC.

Item 1A. Risk Factors.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Annual Report on Form 10-K, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes and the information contained in our other public filings before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, financial condition, operating results, and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Summary of Risk Factors

Risks Related to Our Business and Industry

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If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.
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If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.
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Our success depends on our ability to maintain the value and reputation of our brands.
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The perception of the effects or value of our products may change over time, which could reduce customer demand.
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We may not successfully execute or achieve the expected benefits of our strategic alignment initiatives, including the Pivot, and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.
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Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers.
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We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.
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Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed and we may be unable to retain our customers.
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Our business relies on sales of a few key products.
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If there are any material delays or disruptions in our supply chain, or errors in forecasting of the demand for our products and services, our business may be adversely affected.

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The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.
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If any of our products are unacceptable to us or our customers, or any other change in the competitive landscape and activities of our competitors, our business could be harmed.
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Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.
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The seasonal nature of our business could cause operating results to fluctuate.
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If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.
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Our co-founder has control over all stockholder decisions because he controls a substantial majority of our voting power through “super” voting stock.

Risks Related to Our Indebtedness

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Our financing agreement restricts our current and future operations and our ability to engage in certain business and financial transactions and may adversely affect our business.
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Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Risks Related to Expansion

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There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.
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We may expand into international markets, which would expose us to significant risks.

Risks Related to Our Personnel

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We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

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We collect, store, process, and use personal information and other customer data which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.
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Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.
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If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

Risks Related to Laws and Regulations

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We face risks, such as unforeseen costs and potential liability in connection with allegations of injuries arising from equipment we supply and content we produce, license, advertise, and distribute through our various content delivery platforms.
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Our nutritional products must comply with regulations of the FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.
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Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.
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We are subject to the risk of payment processors changing or divesting their relationships with us.
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Our BODi Bikes and other products may be subject to warranty claims, recalls or intellectual property disputes that could result in significant direct or indirect costs, each of which could have an adverse effect on our business, financial condition, and results of operations.

Risks Related to Ownership of Our Common Stock

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The price of shares of our Class A common stock may experience volatility.
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There can be no assurance that we will be able to comply with the continual listing standards of the New York Stock Exchange (the "NYSE"), which could result in the delisting of our securities, limit investor's ability to make transactions in our securities and subject us to additional trading restrictions.
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Because we do not expect to declare cash dividends on our Class A common stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A common stock for any return on their investment.

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Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy, and impact our stock price.
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Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

Risk Factors

Risks Related to Our Business and Industry

If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

The fitness and nutrition industry is highly susceptible to changes in consumer preferences. Our success depends on our ability to anticipate and satisfy consumer preferences relating to fitness and nutrition. Our business is, and all of our workouts and products are, subject to changing consumer preferences that cannot be predicted with certainty. Consumers’ preferences for fitness and nutrition services and products, including the technology through which they consume these services and products, could shift rapidly to offerings different from what we offer, and we may be unable to anticipate and respond to such shifts in consumer preferences. It is also possible that competitors could introduce new products, services and/or technologies that negatively impact consumer preference for our workouts and products. In addition, developments or shifts in research or public opinion on the types of workouts and products we provide could negatively impact our business. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality fitness and nutrition services. Our failure to effectively introduce new fitness and nutrition services that are accepted by consumers could result in a decrease in revenue, which could have a material adverse effect on our financial condition and adversely impact our business.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our products and services, including our nutritional products, digital services and connected fitness products, whether due to competitive pressure or otherwise, our revenue and gross margins could be significantly reduced. In particular, we may not be able to increase prices to offset the impact of inflation on our costs. Further, our decisions around the development of new ancillary products and services are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

Our success depends on our ability to maintain the value and reputation of our brands.

We believe that our brands are important to attracting and retaining customers. Maintaining, protecting, and enhancing our brands depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content, and support, and our ability to successfully secure, maintain, and defend our rights to use our trademarks, logos and other intellectual property important to our brands. We believe that the importance of our brands will increase as competition further intensifies and brand promotion activities may require substantial expenditures. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our products, services, technology, subscriber service, content, personnel, industry, distribution and/or marketing channel, and suppliers could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our customer base and result in decreased revenue, which could have an adverse effect on our business, financial condition, and operating results.

Changes to our business model, including as a result of the Pivot, could materially and adversely affect our business.

If changes to our business model are not successful, including as a result of the Pivot, or if we fail to make appropriate changes, it could have a material adverse effect on our business, reputation, results of operations and financial condition. For example, changes to our business model as a result of the Pivot, or other changes, may be disruptive to our operations and may cause our revenues to decline or result in lower decreases in our expenses than expected. In addition, changes to our business model may result in increased churn to our subscriber base.

The perception of the effects of our nutritional products may change over time, which could reduce customer demand.

A substantial portion of our revenues is derived from our Shakeology line of products. We believe that these nutritional products have, or are perceived to have, positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the nutritional industry is subject to changing consumer trends, demands and preferences. Additionally, the science underlying nutritious foods and dietary supplements is constantly evolving. Therefore, products once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and spending reductions, and could adversely impact our business, financial condition and results of operations. Additionally, ingredients used in our products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of nutritional products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. For example, conflicting scientific information on what constitutes good nutrition, diet trends and other weight loss trends may also adversely affect our business from time to time. Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer nutritional products that appeal to their needs and preferences on a timely and affordable basis. Failure to do so could have a material adverse effect on our financial condition and adversely impact our business.

We rely on consumer discretionary spending, which may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future of the political and economic environment. Consumer purchases of discretionary items generally decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. If consumer purchases of subscriptions and products decline, our revenue may be adversely affected.

Adverse publicity associated with our products or ingredients, or those of similar companies, could adversely affect our business.

The size of our distributor base and the results of our operations may be significantly affected by the perception of our company and similar companies. This perception is dependent upon opinions concerning:

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the safety and quality of our products and nutritional supplement ingredients;
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the safety and quality of similar products and ingredients distributed by other companies;
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our distributors; and
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the direct selling business generally.

Adverse publicity concerning any actual or purported failure of our Company or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the licensing of our products for sale in our target markets, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our Company and could negatively affect our ability to attract, motivate and retain distributors, which would have a material adverse effect on our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, sale, labeling, licensing or distribution of our products or promotion of the income opportunity.

In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on our reputation or the market demand for our products.

We may not successfully execute or achieve the expected benefits of our strategic initiatives, including the Pivot, and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.

Beginning in early 2022 and continuing in 2023 and 2024, we executed cost reduction activities, including the Pivot which we announced on September 30, 2024, intended to streamline the business and strategically align operations, including multiple reductions in headcount and the transition from an MLM model to a single level affiliate model. Our strategic alignment initiatives, including the Pivot, were intended to address the short-term health of our business as well as our long-term objectives based on our current estimates, assumptions and forecasts, which are subject to known and unknown risks and uncertainties, including whether we have targeted the appropriate areas for our cost-saving efforts and at the appropriate scale, and whether, if required in the future, we will be able to appropriately target any additional areas for our cost-saving efforts. As such, the actions we intended to take under the strategic alignment initiatives, including the Pivot, and that we may decide to take in the future may not be successful in yielding our intended results and may not appropriately address either or both of the short-term and long-term strategy for our business. Additionally, implementation of the strategic alignment initiatives, including the Pivot, and any other cost-saving initiatives may be costly and disruptive to our business, the expected costs and charges may be greater than we have forecasted, and the estimated cost savings may be lower than we have forecasted. In addition, our initiatives could result in personnel attrition beyond our planned reductions in headcount or reduce employee morale, which could in turn adversely impact productivity, including through a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods, or our ability to attract highly skilled employees. The shift from the MLM model to a single level affiliate model could result in a decrease in the number of individuals selling our products if Partners do not convert to affiliates or if we cannot attract new affiliates. Unfavorable publicity about us or any of our strategic initiatives, including our strategic alignment initiatives, including the Pivot, could result in reputation harm and could diminish confidence in, and the use of, our products and services. The strategic alignment initiatives, including the Pivot, have required, and may continue to require, a significant amount of management’s and other employees’ time and focus, which may divert attention from effectively operating and growing our business. We also cannot assure you that it will impact our ability to achieve or maintain profitability.

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers, both of which in turn could have a material and adverse effect on our business, results of operations and financial condition. In addition, our use of social media could subject us to fines or other penalties.

We rely on social media marketing through various social media platforms, such as Instagram, YouTube and Facebook, as a means to engage with our existing customers as well as attract new customers. Existing and new customers alike interact with the brand both organically, through posts by the BODi community, as well as through distributors via their own social media accounts. While the use of social media platforms allows us access to a broad audience of consumers and other interested persons, our use of, and reliance on, social media as a key marketing tool exposes us to significant risk of widespread negative publicity. Social media users generally have the ability to post information to social media platforms without filters or checks on accuracy of the content posted. Information concerning the Company or its many brands may be posted on such platforms at any time. Such information may be adverse to our interests or may be inaccurate, each of which can harm our reputation and value of our brands. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our products and offerings, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage. Social media platforms may be used to attack us, our information security systems, including through use of spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, distributed denial of service attacks, password attacks, “Man in the Middle” attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. As such, the dissemination of information on social media platforms and other online platforms could materially and adversely affect our business, results of operations and financial condition, regardless of the information’s accuracy.

Our reliance on social media platforms for advertising also subjects us to the risk that any change to the platforms’ algorithms, terms and conditions and/or ways in which advertisers may advertise on their platforms may adversely affect our ability to effectively engage with customers and sell our products, which in turn could have a material and adverse effect on our business, results of operations and financial condition.

In addition, our use of social media platforms as a marketing tool could also subject us to fines or other penalties. As laws and regulations, including those from the FTC, State Attorneys General, and other enforcement agencies rapidly evolve to govern the use of these platforms, the failure by us, our distributors, influencers, or other third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms could materially and adversely impact our business, results of operations and financial condition or subject us to fines or other penalties.

We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

The success of our business depends on our ability to attract and retain customers. Our marketing efforts may not be successful in attracting customers, and membership levels may materially decline over time. Customers may cancel their membership at any time. In addition, we experience attrition, and we must continually engage existing customers and attract new customers in order to maintain membership levels. Some of the factors that could lead to a decline in membership levels include, among other factors:

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changing desires and behaviors of consumers or their perception of our brand;
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the transition from our previous MLM model to a single level affiliate model, which could result in a decrease in the number of affiliates selling our products as compared to the number of Partners selling our products in the MLM model;
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changes in discretionary spending trends;
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market maturity or saturation;
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a decline in our ability to deliver quality service at a competitive price;
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a failure to introduce new features, products or services that customers find engaging;
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the introduction of new products or services, or changes to existing products and services, that are not favorably received;
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technical or other problems that affect the customer experience;
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an increase in membership fees due to inflation;
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the decrease or elimination of fees received from Partners and preferred customers due to the Pivot;
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direct and indirect competition in our industry;
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a decline in the public’s interest in health and fitness; and

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a general deterioration of economic conditions or a change in consumer spending preferences or buying trends.

Any decrease in our average fees or higher membership costs may materially and adversely impact our results of operations and financial condition. The Pivot resulted in the cessation of fees received from Partners and preferred customers beginning November 1, 2024. The impact on our revenues as a result of the reduction or elimination of fees received from Partners and preferred customer fees could have a material adverse effect on our business, results of operations and financial condition. We may also face changes in commission rates which may result in unexpected fluctuations in our expenses. The Company recognized Partner fees of $9.9 million and $13.9 million for the years ended December 31, 2024 and 2023, respectively, and preferred customer fees of $14.3 million and $23.7 million for the years ended December 31, 2024 and 2023, respectively. Additionally, further expansion into international markets may create new challenges in attracting and retaining customers that we may not successfully address, as these markets carry unique risks as discussed below. As a result of these factors, we cannot be certain that our membership levels will be adequate to maintain or permit the expansion of our operations. A decline in membership levels would have an adverse effect on our business, results of operations and financial condition.

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed, and we may be unable to retain our customers.

Our customers use their connected fitness products and fitness accessories to track and record certain metrics related to their workouts. Examples of metrics tracked on our platform currently include heart rate and calories burned. These metrics assist our customers in tracking their fitness journeys and understanding the effectiveness of their workouts. We anticipate introducing new metrics and features in the future. If the software used in our connected fitness products or on our platform malfunctions and fails to accurately track, display, or record customers workouts and metrics, we could face claims alleging that our products and services do not operate as advertised. Such reports and claims could result in negative publicity, product liability claims, and, in some cases, may require us to expend time and resources to refute such claims and defend against potential litigation. If our products and services fail to provide accurate metrics and data to our customers, or if there are reports or claims of inaccurate metrics and data or claims of inaccuracy regarding the overall health benefits of our products and services in the future, we may become the subject of negative publicity, litigation, regulatory proceedings, and warranty claims, and our brand, operating results, and business could be harmed.

Our business relies on sales of a few key products.

Our digital platform which provides recurring subscription revenue also provides a significant portion of our revenue, accounting for approximately 54% of our revenue for the year ended December 31, 2024. Our nutrition products also constitute a significant portion of our revenue, accounting for approximately 45% of our revenue for the year ended December 31, 2024 and Shakeology, our premium nutrition shake, specifically constitutes a significant portion of our revenue, accounting for approximately 18% of our revenue for the year ended December 31, 2024. If consumer demand for these products decreases significantly or we cease offering these products without a suitable replacement, our operations could be materially adversely affected. Our financial performance currently remains dependent on a few products. Any significant diminished consumer interest in these products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient revenue to justify the cost of developing and marketing these products.

We operate in highly competitive markets and we may be unable to compete successfully against existing and future competitors.

Our products and services are offered in a highly competitive market. We face significant competition in every aspect of our business, including at-home fitness equipment and content, fitness clubs, nutritional products, dietary supplements, and health and wellness apps. Moreover, we expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing, advertising and research and development, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results. The business of marketing nutritional products is highly competitive and sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, we anticipate that we will be subject to increasing competition in the future from large electronic commerce sellers. Some of these competitors have significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established subscriber bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or subscriber requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to competition for the recruitment of distributors from other organizations, including those that market nutritional products, dietary and nutritional supplements, and personal care products as well as other types of products. Our ability to remain competitive depends, in part, on our success in recruiting and retaining Partners, and subsequent to the Pivot, the recruiting and retaining of affiliates, through an attractive compensation plan, the maintenance of an attractive product portfolio, and other incentives. In addition to recruiting new affiliates, there is no guarantee that our former Partners will choose to partner with us as affiliates. We cannot ensure that our programs for recruitment and retention efforts will be successful, or that we will be able to continue to offer the same compensation plans to our Partners, and subsequent to the Pivot, our affiliates. We changed the compensation plans for our Partners and such changes, and any future changes, may have an adverse effect on our relationships with our Partners, affiliates or our ability to recruit new affiliates.

We compete with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The Company competes for new affiliates on the basis of the culture, premium quality products and compensation plan. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands. There can be no assurance that the Company will be able to successfully meet the challenges posed by increased competition.

We also compete for the time, attention and commitment of our independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

We have limited control over our suppliers, manufacturers, and logistics providers, which may subject us to significant risks, including the potential inability to produce or obtain quality products on a timely basis or in sufficient quantity in order to meet demand.

We have limited control over our suppliers, manufacturers, and logistics providers, which subjects us to risks, such as the following:

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inability to satisfy demand for our products or other products or services that we currently offer or may offer in the future;
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reduced control over delivery timing and product reliability;
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reduced ability to monitor the manufacturing process and components used in our products;
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limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;
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variance in the manufacturing capability of our third-party manufacturers;
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price increases;
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failure of a significant supplier, manufacturer, or logistics provider to perform its obligations to us for technical, market or other reasons;
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difficulties in establishing additional supplier, manufacturer or logistics provider relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics providers;
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shortages of materials or components;
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misappropriation of our intellectual property;
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exposure to natural catastrophes, pandemics, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;
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changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics providers are located;
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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and
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insufficient warranties and indemnities on ingredients or components supplied to our manufacturers or performance by these parties.

We also rely on our logistics providers, including last mile warehouse and delivery providers, to complete deliveries to customers. If any of these independent contractors do not perform their obligations or meet the expectations of us or our customers, our reputation and business could suffer.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

We sell nutritional products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. All of our products are manufactured by independent third-party contract manufacturers. In addition, we do not own a warehouse facility, instead it is managed for us by a third-party. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products.

A widespread recall or withdrawal of any of our products may negatively and significantly impact our sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect our business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability and product recall insurance in an amount that we believe to be adequate. However, we may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

If any of our products are unacceptable to us or our customers, our business could be harmed.

We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future continue to receive, products that either meet our technical specifications but that are nonetheless unacceptable to us, or products that are otherwise unacceptable to us or our customers. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers or riders, they could lose confidence in the quality of our products and our results of operations could suffer and our business could be harmed.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

Through our BODi Bike platform, we offer complex hardware and software products and services that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those which will be offered by us, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time we may experience outages, service slowdowns, or errors that affect our fitness and wellness programming. As a result, our services may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-downs or write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue.

We may incur material product liability claims, which could increase our costs and adversely affect our revenues and operating income.

Additionally, our nutritional and dietary supplement products consist of herbs, vitamins and minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. We do not always conduct or sponsor clinical studies for our products and previously unknown adverse reactions resulting from human consumption of these ingredients could occur. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers, we have been, and may again be, subjected to various product liability claims, including that the products contain contaminants, the products include inadequate instructions as to their uses, or the products include inadequate warnings concerning side effects and interactions with other substances. It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims thereby requiring us to pay substantial monetary damages and adversely affecting our business.

Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

We rely on high quality overall customer service across all of our products and services. Positive customer service experiences help drive a positive reputation, increased sales and minimization of litigation. For example, once our streaming services and integrated connected-bike products are purchased, our customers rely on our high-touch delivery and set up service to deliver and install their equipment in a professional and efficient manner. Our customers also rely on our support services to resolve any issues related to the use of such services and content. Providing a high-quality customer experience is vital to our success in generating word-of-mouth referrals to drive sales and for retaining existing customers. The importance of high-quality support will increase as we expand our business and introduce new products and services. If we do not help our customers quickly resolve issues and provide effective ongoing support, our reputation may suffer and our ability to retain and attract customers, or to sell additional products and services to existing customers, could be harmed. In addition, these levels of customer service are expensive to maintain and may provide a drain on our resources and adversely affect our revenues and operating income.

The seasonal nature of our business could cause operating results to fluctuate.

We have experienced and continue to expect fluctuations in quarterly results of operations due to the seasonal nature of our business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant subscriber enrollment around that time. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

A principal component of our marketing program has been to develop relationships with high-profile persons to help us extend the reach of our brand. Although we have relationships with several well-known individuals in this manner, we may not be able to attract and build relationships with new persons in the future. In addition, if the actions of these parties were to damage their or our reputation, our relationships may be less attractive to our current or prospective customers. In addition, our relationships with our partners could be negatively impacted by the Pivot. Any of these failures by us or these parties could materially and adversely affect our business and revenues.

Our operating results could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in consumer demand for our products and services, changes in demand for the products and services of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. We face further risk from the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and premium nature of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate consumer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet consumer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

Our co-founder has control over all stockholder decisions because he controls a substantial majority of our voting power through our Class X common stock, or “super” voting stock.

Our co-founder and chief executive officer ("CEO"), Carl Daikeler, owns or controls “super” voting shares of the Company that represent over 80% of the voting power of the Company, as of December 31, 2024. Mr. Daikeler and certain of his affiliated entities own a majority of the Company’s outstanding Class X common stock, which stock carries 10 votes per share, and, therefore, controls a majority of the voting power of the Company’s outstanding common stock. The Class X common stock carries substantially similar rights as the Class A common stock, except that each share of Class X common stock carries 10 votes. Therefore, Mr. Daikeler alone can exercise voting control over a majority of our voting power. As a result, Mr. Daikeler has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our directors, amendments to the Company’s organizational documents and approval of major corporate transactions. This concentrated control could give our co-founder and CEO the ability to delay, defer or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support. Conversely, this concentrated control could allow our co-founder and CEO to consummate such a transaction that our other stockholders do not support. In addition, our co-founder and CEO may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

The Class X common stock will automatically convert into Class A common stock if Mr. Daikeler no longer provides services to BODi as a senior executive officer or director or if Mr. Daikeler and certain of his affiliated entities have sold more than 75% of the shares of Class X common stock held by them at the time of the consummation of a business combination.

As our CEO, Mr. Daikeler has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our Board of Directors (the "Board"). As a board member and officer, Mr. Daikeler owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Daikeler is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Even if Mr. Daikeler’s employment with us is terminated, if he remains a member of the Board, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval.

The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

Our Class X common stock has 10 votes per share, our Class A common stock has one vote per share, and our Class C common stock has no voting rights. Because our Class C common stock carries no voting rights, the issuance of the Class C common stock, including in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise could continue Mr. Daikeler’s current relative voting power and his ability to elect our directors and to determine the outcome of most matters submitted to a vote of our stockholders because, in the event of such an issuance of Class C common stock, the voting control of holders of Class X common stock would not be affected whereas the economic power of the Class X common stock would be diluted. This concentrated control limits or severely restricts other stockholders’ ability to influence corporate matters and we may take actions that some of our stockholders do not view as beneficial, which could reduce the market price of our Class A common stock and our Class C common stock.

Because the Company is a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. As of December 31, 2024, Mr. Daikeler and certain of his affiliated entities currently control in the aggregate over 80% of the voting power of our outstanding capital stock. As a result, the Company will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Daikeler may have his interest in the Company diluted due to future equity issuances or his own actions in selling shares of Class X common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. The Company would then be required to comply with those provisions of the NYSE listing requirements.

We track certain operational and business metrics with internal methods that are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain operational and business metrics, including total workouts and average monthly workouts per connected fitness subscription, with internal methods, which are not independently verified by any third-party and, are often reliant upon an interface with mobile operating systems, networks and standards that we do not control. Our internal methods have limitations and our process for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal methods we use under-count or over-count metrics related to our total workouts, average monthly workouts per connected fitness subscription or other metrics as a result of algorithm or other technical errors, the operational and business metrics that we report may not be accurate. In addition, limitations or errors with respect to how we measure certain operational and business metrics may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our operational and business metrics are not accurate representations of our business, market penetration, retention or engagement; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, and our operating and financial results could be adversely affected.

Risks Related to our Indebtedness

Our Financing Agreement restricts our current and future operations and our ability, and the ability of our future subsidiaries, to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.

On August 8, 2022 we entered into a senior secured term loan facility (the “Term Loan”) by and among us, Beachbody, LLC, and certain subsidiaries of the Company. The loan documents for the Term Loan include a Financing Agreement (as amended from time to time, the “Financing Agreement”) entered into by the Company, certain subsidiaries of the Company, the lenders party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent for such lenders. The Financing Agreement contains a number of covenants that limit our ability, and the ability of certain of our subsidiaries, to:

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incur additional indebtedness;
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incur additional liens;
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consolidate, merge, dissolve, or make certain other organizational changes;
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sell or otherwise dispose of all or substantially all of our assets;
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pay dividends or make other distributions;
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make investments and acquisitions; and
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enter into certain transactions with affiliates.

In addition, the Financing Agreement requires us to maintain certain minimum consolidated EBITDA (as defined in the Financing Agreement) levels and maintain minimum Liquidity (as defined in the Financing Agreement). The Financing Agreement also contains other customary representations, warranties and covenants. Events beyond our control can affect our ability to meet these covenants. As a result of these covenants and restrictions, we may be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.

Our failure to comply with our obligations under the Financing Agreement as described above, as well as others contained in any future debt instruments from time to time, may result in an event of default under the Financing Agreement. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness or the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, financial position, results of operations and cash flows could be adversely affected.

Covenant restrictions may limit our operations and impact our ability to make payments to our investors.

Some of our existing and/or future debt and other securities may contain covenants that restrict our activities. These may include covenants that limit our operations or impact our ability to make distributions or other payments unless certain financial tests or other criteria are satisfied, as well as certain other customary affirmative and negative covenants.

Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. In addition, changes to our results of operations and financial condition, particularly as a result of the Pivot, may result in a failure to comply with our debt covenants contained in our existing, or any future, debt agreements. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness, including the payment of the outstanding principal as of the maturity date of the Term Loan (February 8, 2026). If our cash flow and capital resources are insufficient to fund our debt service obligations, or to repay the Term Loan upon its maturity, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Term Loan pursuant to the Financing Agreement is scheduled to mature on February 8, 2026. The Company is currently in discussions with a third-party lender who has provided an executed term sheet and a non-binding commitment letter (the "Commitment

Letter") for an asset-based lending facility (the "ABL Facility") for a term of at least three years that would provide the Company sufficient liquidity to pay-off the Term Loan and have additional sufficient liquidity available for the cash flow needs of the Company. While the Company anticipates finalizing the ABL Facility with the third-party lender by June 30, 2025, there can be no assurances that we will be able to finalize the ABL Facility under the terms of the Commitment Letter. We may be unable to refinance any of our indebtedness prior to maturity or obtain additional financing. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.

Any of these actions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Risks Related to Expansion

There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries in Western Europe, Asia, or elsewhere, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control. These factors may include, among others, challenges around supplement formulations, localization, harmonization, market size and acceptance, costs, competitors, geopolitical stability, labor market dynamics, legal and regulatory, culture and language, infrastructure, supply chain, payment processing, customer service, payment method, taxes, foreign exchange, and repatriation.

In addition, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products, which could have a material adverse effect on our business, financial condition and results of operations. Also, our ability to increase market penetration in some countries may be limited by the finite number of persons in a given country inclined to pursue a direct selling business opportunity. Moreover, our growth will depend upon improved training and other activities that enhance distributor retention in our markets. We cannot assure you that our efforts to increase our market penetration and distributor retention in existing markets will be successful.

We may expand into international markets, which would expose us to significant risks.

We have previously expanded (and may continue to expand) our operations to other countries, which requires significant resources and management attention and subjects us to regulatory, economic, and political risks in addition to those we already face in the United States. There are significant risks and costs inherent in doing business in international markets, including:

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difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local delivery service and customer service operations, and legal compliance costs associated with locations in different countries or regions;
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the need to vary pricing and margins to effectively compete in international markets;
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the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property and potentially unique music rights or licenses used in each country;
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increased competition from local providers of similar products and services;
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increased complexity in connection with meeting our tax compliance and reporting responsibilities, and the potential for the incurrence of incremental withholding or other taxes;
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the ability to obtain, protect and enforce intellectual property rights abroad;
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the need to offer content and customer support in various languages;
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difficulties in understanding and complying with local laws, regulations, and customs in other jurisdictions;
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complexity and other risks associated with current and future legal and regulatory requirements in other countries, including legal requirements related to advertising, our supplements and nutritional products, consumer protection, consumer product safety and data privacy;
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varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs;
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tariffs and other non-tariff barriers, such as quotas and local content rules, as well as tax consequences;
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fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and
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political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by consumers in new markets. We may also face challenges to acceptance of our fitness, supplements and nutritional products, and wellness content in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results. In addition, as we continue to expand our international operations, our exposure to foreign currency risk could become more significant and could have a significant and potentially adverse, effect on our results of operations. We have not entered into hedges against foreign currency risk since the first quarter of 2023.

We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our operating results.

As part of our business strategy, we have made or may make investments in other companies, products, or technologies in the future. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all, in the future. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers or investors. Moreover, an acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition, and operating results. Moreover, we may be exposed to unknown liabilities and the anticipated benefits of any acquisition, investment, or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company.

To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and operating results.

Risks Related to Our Personnel

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our businesses are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the U.S., as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Our employees may seek to be represented by labor unions in the future or negotiate additional compensation. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our subscriptions, product sales, and revenues. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot maintain our culture, we could lose the innovation, teamwork, and passion that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our culture, which is based on our core purpose that we are here to help people achieve their goals and lead healthy, fulfilling lives. We need to maintain our culture among a diverse number of employees, dispersed across various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our executives in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying growth opportunities, and leading general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Imperative to our success are also our fitness trainers, instructors and influencers, whom we rely on to develop safe, effective and fun workouts for our customers and to bring new, exciting and innovative fitness content to our platform. If we are unable to attract or retain creative and experienced trainers and nutritionists, we may not be able to generate workout content or dietary supplements on a scale or of a quality sufficient to retain or grow our membership base. The loss of one or more of our executive officers or other key employees, including any of our trainers, could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses, phone numbers and geolocation. Federal, state, and international laws and regulations governing data privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information.

In the United States, there are numerous federal and state data privacy and security laws, rules, and regulations governing the collection, use, storage, sharing, transmission, and other processing of personal information, including federal and state data privacy laws, data breach notification laws, and consumer protection laws. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, and data breaches. Such legislation includes the CCPA, which created new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents’ right to access and delete their personal information, opt out of certain sharing and sales of their personal information, receive detailed information about how their personal information is used and shared, and may restrict the use of cookies and similar technologies for advertising purposes. The CCPA also prohibits discrimination against individuals who exercise their privacy rights. Additionally, the CPRA, was passed in California in November 2020 and became effective in July 2023 and effectively replaces and expands the scope of the CCPA. In particular, the CPRA restricts the use of certain categories of sensitive personal information that we handle; establishes restrictions on the retention of personal information; expands the types of data breaches subject to the private right of action; and establishes the California Privacy Protection Agency to implement and enforce the CPRA, as well as impose administrative fines. The CPRA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action has increased the likelihood of, and risks associated with, data breach litigation.

The enactment of the CCPA and CPRA is prompting a wave of similar legislative developments in other states in the United States, which creates the potential for a patchwork of overlapping but different state laws. For example, Virginia, Utah, Colorado, Connecticut, Indiana, Iowa, Montana, Tennessee, Texas, and Oregon have passed similar laws, which started coming into effect in 2023, reflecting a trend toward more stringent privacy legislation in the United States. Other states, such as New York and Massachusetts, have passed specific laws mandating reasonable security measures for the handling of personal information. Further, other U.S. states are considering such laws, and there remains increased interest at the federal level.

In the EU, the GDPR came into effect in 2018 and implemented stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal data is to be used, limitations on retention of information, mandatory data breach notifications, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, in 2020, the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EU to the U.S.) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the UK, left the EU, the UK enacted the UK GDPR, which together with the amended UK Data Protection Act 2018 retains the GDPR in UK national law, but also creates complexity and uncertainty regarding transfers between the UK and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model. Other jurisdictions besides the United States, EU and UK also have laws governing data privacy and security, such as Brazil’s Lei Geral de Proteção de Dados (“LGPD”), or are considering the adoption of new laws. Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to consumers in some jurisdictions.

In order for us to maintain or become compliant with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to materially comply with data protection laws and regulations applicable to us, any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators. For example, under the GDPR and UK GDPR, fines of up to €20 million (£17.5 million) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. In addition, we could also face governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us — regulatory, civil or otherwise — could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Additionally, our international business expansion could be adversely affected if existing or future laws and regulations are interpreted or enforced in a manner that is inconsistent with our current business practices or that requires changes to these practices. If these laws and regulations materially limit our ability to collect, transfer, and use user data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base may be impaired.

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

Certain of our information technology ("IT") systems are designed and maintained by us and are critical for the efficient functioning of our business, including the manufacture and distribution of our connected fitness products, online sales of our connected fitness products, and the ability of our customers to access content on our platform. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems, including, but not limited to, impairment of our ability to fulfill customer orders and other disruptions in our business operations. Further, our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our IT systems, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the flow of goods through our supply chain.

In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, sell our connected fitness products online, provide services to our customers, and otherwise adequately serve our customers.

Nearly all of our revenue is generated over the internet via our websites, mobile applications and third-party over-the-top ("OTT") services and websites. The operation of our direct-to-consumer e-commerce business through our mobile applications and websites depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Any system interruptions or delays could prevent potential customers from purchasing our products.

Moreover, the ability of our customers to access the content on our platform could be diminished by a number of factors, including customers’ inability to access the internet, the failure of our network or software systems, security breaches, or variability in subscriber traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods, which generally occur before and after standard work hours. During these peak periods, there are a significant number of customers concurrently accessing our platform and if we are unable to provide uninterrupted access, our customers’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed, and we may be required to issue credits or refunds, or risk losing customers.

In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition, and operating results.

If we are unable to maintain a good relationship with Apple, our business will suffer.

The Apple App Store is a key primary distribution platform for our BODi app. We expect to generate a significant portion of our revenue through the platform for the foreseeable future. Any deterioration in our relationship with Apple would harm our business and revenue.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platform. Furthermore, in 2021, Apple updated its iOS to more easily allow users to disable tracking by apps, which has negatively affected our ability to understand and monetize our various advertising methods.

Our business would be harmed if:

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Apple discontinues or limits access to its platform by us and other app developers;
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Apple removes our apps from their store; or
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Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or continues to change how the personal information of its users is made available to application developers on their platform or shared by users from Apple’s strong brand recognition and large user base.

If Apple loses its market position or otherwise falls out of favor with Internet users, we would need to identify additional channels for distributing our app, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us.

The Pivot may have a negative impact on our relationships.

Our business relationships, including relationships with our customers, suppliers, vendors, Partners and affiliates and employees are important for our business. Any negative impact on such relationships could have a material adverse effect on our business, results of operations, reputation or financial condition.

If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

In the ordinary course of business, we collect and transmit customer and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information ("PII"). We also use vendors and, as a result, we manage a number of third-party contractors who have access to our confidential information, including third-party vendors of IT and data security systems and services.

In 2023, the SEC issued final rules related to cybersecurity risk management, strategy governance and incident disclosure, which may further increase our regulatory burden and the cost of compliance in such events. We needed to comply with the cybersecurity incident reporting obligations by December 18, 2023 and needed to comply with the other disclosure obligations beginning with annual reports for fiscal years ending on or after December 15, 2023. In addition, many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. These laws may be subject to alterations and revisions, and if we fail to comply with our obligations under such laws in the jurisdictions in which we operate, we could be subject to regulatory action and lawsuits. We may also have other obligations, for example, under contracts, to notify customers or other counterparties of a security incident, including a data security breach. Regardless of our contractual protections, if an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer protection, and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future. While we carry cyber insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

We could be subject to a cyber incident or other adverse event that threatens the confidentiality, integrity or availability of information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, vendors and employees. A number of retailers and other companies have recently experienced serious cyber incidents and breaches of their IT systems and will likely continue to experience security incidents of varying degrees. While we do not believe these incidents have had a material impact to date, as our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Despite our efforts and processes to prevent breaches, our products and services, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, third-party or employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to customer data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets.

Some of the data we collect or process is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees and others. Because we accept electronic forms of payment from customers, our business requires the collection and retention of customer data, including credit and debit card numbers and other PII in various information systems that we maintain and in those maintained by third parties with whom we contract to provide credit card processing. We also maintain important internal company data, such as PII about our employees and information relating to our operations. The integrity and protection of customer, distributor, and employee data are critical to us.

Despite the security measures we have in place to comply with applicable laws and rules, our facilities and systems, and those of our third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human errors or other similar events. Furthermore, the size and complexity of our information systems, and those of our third-party vendors (as well as their third-party service providers), make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. While we have agreements requiring our third-party service providers to use best practices for data security, we have no operational control over them. Because such attacks are increasing in sophistication and change frequently in nature, we and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our third-party vendors (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach or perceived security breach, act of cyber terrorism or sabotage, vandalism or theft, computer virus, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business.

There can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information.

If our security and information systems, or those of our vendors, are compromised or if our employees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could materially and adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties arising from violations of federal and state laws and payment card industry regulations, including those promulgated by industry groups, such as the Payment Card Industry Security Standards Council, National Automated Clearing House Association (“NACHA”), Canadian Payments Association and individual credit card issuers. Under laws, regulations and contractual obligations, a cyber incident could also require us to notify customers, employees or other groups of the incident or could result in adverse publicity, loss of sales and profits, or an increase in fees payable to third parties. We could also incur penalties or remediation and other costs that could materially and adversely affect the operation of our business and results of operations. We maintain insurance coverage to address cyber incidents, and have also implemented processes, procedures and controls to help mitigate these risks; however, these measures do not guarantee that our reputation and financial results will not be adversely affected by such an incident.

We rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our business and damage our reputation.

We increasingly rely on information systems, including our technology-enabled platform through which we distribute workouts to our consumer base, point-of-sale processing systems and other information systems managed by third parties, to interact with our customers, billing information and other PII, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, automated clearing house ("ACH") transactions, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems, and any potential failure of third parties to provide quality uninterrupted service is beyond our control.

Our operations depend upon our ability, and the ability of our third-party service providers (as well as their third-party service providers), to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, denial-of-service attacks and other disruptions. The failure of these systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and customer service and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems, or those of our third-party service providers (as well as their third-party service providers), fail and our or our providers’ third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced, and the reputation of our brand and our business could be materially and adversely affected.

Risks Related to Laws and Regulations

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and distribute through our content delivery platform.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, violations for rights of publicity, or other claims based on the nature and content of materials that we produce, license and distribute. We also may face potential liability for content used in promoting workouts and products, including marketing materials. We may decide to remove content from our workouts or to discontinue or alter our production of types of content if we believe such content might not be well received by our customers or could be damaging to our brand and business. Additionally, we may also become subject to privacy litigation based on claims made by plaintiffs, such as regarding possible violations of the Video Privacy Protection Act.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear in our products, or if we become liable for content we produce, license or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Increasing attention to, and evolving expectations regarding ESG matters may impact our business and reputation.

There is an increasing focus from certain investors, customers, employees, and other stakeholders concerning ESG matters. Additionally, public interest and legislative pressure related to public companies’ ESG practices continue to grow. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other impacts to our business, financial condition, or results of operations.

We expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. For example, various policymakers, such as the SEC and the State of California, have adopted, or are considering adopting rules to require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and Board. Simultaneously, there are efforts by some stakeholders to reduce companies’ efforts on certain ESG-related matters. Both advocates and opponents to certain ESG matters are increasingly resorting to a range of activism forms, including media campaigns and litigation, to advance their perspectives. To the extent we are subject to such activism, it may require us to incur costs or otherwise adversely impact our business. This and other stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

If our ESG practices fail to meet investor, customer, employee, or other stakeholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, board of directors and employee diversity, human capital management, corporate governance, and transparency, our reputation, brand, appeal to investors, and employee retention may be negative affected, which could have a material adverse impact on our business, results of operations, and financial condition.

Our nutritional products must comply with regulations of the FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

Our products must comply with various FDA rules and regulations, including those regarding product manufacturing, marketing, food safety, required testing and appropriate labeling of our products. Conflicts between state and federal law regarding definitions of ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, states may maintain narrower definitions of ingredients, as well as more stringent labeling requirements, of which we are unaware. Any non-compliance at the state or local level could also adversely affect our business, financial condition and results of operations.

Because we do not manufacture our products directly, we must rely on these manufacturers to maintain compliance with regulatory requirements. Although we require our contract manufacturers to be compliant, we do not have direct control over such facilities. Failure of our contract manufacturers to comply with applicable regulations could have an adverse effect on our business.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

Elements of our businesses, including the production, storage, distribution, sale, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, and sale of automatically renewing subscriptions, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

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food and drug laws (including FDA and international regulations);
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laws related to product labeling;
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advertising and marketing laws and practices;
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laws and programs restricting the sale and advertising of products;
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laws and programs aimed at reducing, restricting or eliminating ingredients present in our supplement products;
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laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of our products;
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state consumer protection and disclosure laws;
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taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products;
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competition laws;

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anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;
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economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the EU;
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laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;
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labor and employment laws;
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laws related to automatically renewing subscriptions and cancellation of such subscriptions;
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data collection and privacy laws; and
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environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities. In addition, if we fail to adhere to such laws and regulations, we could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in our industry in recent years.

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

Certain of our products and services include subscriptions and memberships that automatically renew unless cancelled by the subscribing consumer. There are a number of consumer-protection regulations at the state and federal level that govern how automatically renewing subscriptions are offered, including the types of notices that must be provided to consumers upon sign-up, and the manner in which consumers are able to cancel such renewals. We are subject to the risk that, in one or more markets, our automatically renewing subscription products could be found not to be in compliance with applicable law or regulations. This could result in regulatory bodies or a private party bringing an action that challenges the legality of our subscription products. These actions, including those without merit, could result in us having to expend significant litigation costs to defend against such claims, incur penalties or pay damages as a result of legal judgments against us, or require us to change elements of our automatically renewing subscription products. Each of these could have a material adverse effect on our business.

Changes in legislation or requirements related to electronic funds transfer ("EFT"), or our failure to comply with existing or future regulations, may materially and adversely impact our business.

We derive a significant amount of revenue from auto-renewal arrangements incorporated within our programs, which require express consent from our customers to commence. Any changes in the laws, regulations or interpretations of the laws regarding auto-renewal arrangements, or increased enforcement of such laws and/or regulations, could adversely affect our ability to engage or retain customers and harm our financial condition and operating performance. Our business relies heavily on the fact that our subscriptions continue on a recurring basis after the completion of any initial term requirements, and compliance with these laws and regulations and similar requirements may be onerous and expensive. In addition, variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. States that have fitness membership statutes may be applicable to us and could provide harsh penalties for violations, including membership contracts being void or voidable. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business and in turn our results of operations and financial condition. In addition, any such costs, which may arise in the future as a result of changes to the legislation and regulations or in their interpretation, could individually or in the aggregate cause us to change or limit our business practice, which may make our business model less attractive to our customers.

We are subject to a number of risks related to ACH, credit card and debit card payments we accept.

We accept payments through ACH, credit card and debit card transactions. For ACH, credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our subscriptions, which could cause us to lose customers, or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose subscription revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

As consumer behavior shifts to use emerging forms of payment, there may be an increased reluctance to use ACH or credit cards for membership dues and point of sale transactions which could result in decreased revenues as consumers choose to give their business to competition with more convenient forms of payment. We may need to expand our information systems to support newer and emerging forms of payment methods, which may be time-consuming and expensive and may not realize a return on our investment.

We are subject to the risk of payment processors changing or divesting their relationships with us.

Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards and gift cards. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, including as a result of our payment processors terminating their services, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our service.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of technologies. Our products may be subject to U.S. export controls, which may require submission of a product classification and annual or semi-annual reports. Compliance with applicable regulatory requirements regarding the export of our products and services may create delays in the introduction of our products and services in international markets, prevent our international customers from accessing our products and services, and, in some cases, prevent the export of our products and services to some countries altogether.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products and services could be provided to those targets or provided by our customers. Any such provision could have negative consequences, including government investigations, penalties, reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

We could be subject to future enforcement action with respect to compliance with governmental export and import controls and economic sanctions laws that result in penalties, costs, and restrictions on export privileges that could have an adverse effect on our business, results of operations and financial condition.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have implemented an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the

FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

Our success depends in large part on our proprietary content and technology and our trademarks, copyrights, patents, trade secrets and other intellectual property rights. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to obtain and protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of patents, trademarks, and domain names is expensive and can be difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. We have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

In order to protect our brand and intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Enforcement actions and litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect, and enforce our intellectual property rights could seriously damage our brand and our business.

We have been, and may in the future be, subject to claims that we infringed certain intellectual property rights of third parties, and such claims could result in costly litigation expenses or the loss of significant rights related to, among other things, our products and marketing activities, including as it relates to our BODi Bikes stationary bike products.

There may be intellectual property rights held by others, including issued or pending patents, trademarks, and copyrights, and applications of the foregoing, that they allege cover significant aspects of our products, services, content, branding, or business methods. We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we may have infringed, misused, or otherwise misappropriated their intellectual property rights. Moreover, companies in the stationary bicycle space are frequent targets of entities seeking to enforce their rights in their intellectual property, or to otherwise profit from royalties in connection with grants of licenses in their intellectual property. These intellectual property claims include enforcement of a broad variety of patents that cover various elements of stationary bicycle products.

Defending against intellectual property infringement claims may result in costly litigation expenses and diversion of technical and management personnel. It also may result in our inability to use certain technologies, content, branding, or business methods found to be in violation of another party’s rights. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, revise our marketing activities, cease the sale of certain products, or take other actions to resolve the claims that would result in additional cost and expense to our business. Any of these results could materially adversely affect our ability to compete and our business, results of operations, and financial condition.

Our subscriber engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.

A growing portion of our customers access our platform through BODi and there is no guarantee that popular mobile devices will continue to support BODi or that mobile device users will use BODi rather than competing products. We are dependent on the interoperability of BODi with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our customers to access and use our platform on their mobile devices or customers find our mobile offerings do not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our customers choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our subscriber growth and subscriber engagement could be adversely impacted.

In addition, a portion of our customers access our products through OTT services such as Apple TV and Roku. These OTT services are managed by third parties that we do not control, and any changes in such systems or services that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage through these services.

Our BODi Bikes may be subject to warranty claims that could result in significant direct or indirect costs, or these products could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and operating results.

Our BODi Bikes line of products generally provides a minimum 12-month limited warranty on all of our bikes. The occurrence of any material defects in our products could make it liable for damages and warranty claims in excess of our current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if warranty claims were to materially exceed anticipated levels. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of its products could affect our brand image, decrease consumer and subscriber confidence and demand, and adversely affect our financial condition and operating results. Also, while its warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and operating results.

Changes in tax laws and unanticipated tax liabilities could adversely affect our financial results.

We are subject to income, gross margin, franchise and other similar taxes in the U.S. and foreign jurisdictions. Any significant changes in U.S. or foreign laws and related authoritative interpretations could affect our tax expense and profitability and may also affect the purchase, ownership and disposition of our common stock. We are also impacted by the outcome of income tax audits, which could have a material effect on our results of operations and cash flows in the period or periods for which that determination is made. In addition, our effective income tax rate and our results may be impacted by our ability to realize deferred tax benefits and any increases or decreases of our valuation allowance applied to our deferred tax assets.

We may be subject to obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales, which could adversely harm our business.

We are also obligated to collect and remit sales, use, value added and other similar taxes in U.S. state and local jurisdictions and foreign jurisdictions. We may be subject to sales tax liability for past sales, which could adversely impact our results of operations and cash flows. U.S. and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other similar taxes, and these rules and regulations are subject to varying interpretations that may change over time. A successful audit assertion that we should be collecting sales, use, value added or other taxes on our products or services at different tax rates, or in jurisdictions where we do not collect such tax, or have not historically done so, could result in substantial tax liabilities and related penalties for past sales, discourage customers from purchasing our products, or services, or otherwise harm our business, results of operations and financial condition.

Risks Related to Ownership of Our Common Stock

The price of shares of our Class A common stock may experience volatility.

The market price of our Class A common stock could be substantially affected by general market conditions, the extent of the secondary market for our Class A common stock, the extent of institutional investor interest in us, our financial performance, cash flows, financial condition and prospects and general stock and bond market conditions.

The U.S. stock markets, including the NYSE, on which shares of our Class A common stock are listed, historically have experienced significant price and volume fluctuations. As a result, the market price of shares of our Class A common stock has similarly been volatile, and investors in our Class A common stock may experience a decrease in the market price of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. The market price of our Class A common stock could be subject to wide fluctuations in response to our financial performance, cash flows, financial condition and prospects, government regulatory action or inaction, tax laws, interest rates and general market conditions and other factors such as:

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changes in discretionary spending trends, desires and behaviors of consumers or their perception of our brand;
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a decline in our ability to deliver quality service at a competitive price;
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a failure to introduce new features, products or services that customers find engaging;

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the introduction of new products or services, or changes to existing products and services, that are not favorably received;
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technical or other problems that affect the customer experience;
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an increase in membership fees due to inflation;
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direct and indirect competition in our industry;
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a decline in the public’s interest in fitness and nutrition;
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a general deterioration of economic conditions or a change in consumer spending preferences or buying trends;
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failure of our suppliers, manufacturers or logistics providers to perform their obligations to use for technical, market or other reasons;
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equity issuances by us (or the issuance of securities convertible into, or exchangeable for, our common stock), or future sales of substantial amounts of our common stock by our existing or future stockholders, or the perception that such issuances or future sales may occur;
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changes in market valuations of similar companies;
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fluctuations in stock market prices and volumes from time to time due to a variety of factors, including from sales of shares of our Class A common stock by our stockholders;
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our dependence on key personnel whose continued services is not guaranteed;
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our operating performance and the performance of other similar companies;
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actual or anticipated differences in our quarterly or annual operating results from those expected;
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changes in expectations of future financial performance or changes in estimates of securities analysts;
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publication of research reports about us or our industry by securities analysts;
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adverse market reaction to any indebtedness we incur in the future, or our failure to establish debt levels that investors believe are appropriate;
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strategic decisions by us or our competitors, such as acquisitions, divestments, spin offs, joint ventures, strategic investments or changes in business strategy;
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legislative and regulatory changes that could adversely affect our industry;
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adverse speculation in the press or investment community;
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changes in our earnings;
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failure to comply with the rules of the NYSE or maintain the listing of our common shares on the NYSE;
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failure to comply with the requirements of the Sarbanes‑Oxley Act;
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actions by institutional and retail shareholders;
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actual, potential or perceived accounting problems;
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litigation related to challenges to our prior MLM business model;
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changes in accounting principles; and
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general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

No assurance can be given that the market price of our Class A common stock will not fluctuate or decline significantly in the future or that holders of shares of Class A common stock will be able to sell their shares when desired on favorable terms, or at all. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow, our ability to execute on our business strategy, our ability to make distributions to our shareholders and per share market price of our common shares.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE, which could result in the delisting of our securities, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

If the NYSE delists our common stock from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

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a limited availability of market quotations for our securities;
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reduced liquidity for our securities;
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a determination that our common stock is a "penny stock," which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
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a limited amount of analyst coverage; and
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a decreased ability to issue additional securities or obtain additional financing in the future.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock. We cannot assure you that we will be able to sell shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by our existing stockholders. The price per share at which we sell shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock in future transactions may be higher or lower than the current price per share. Investors who purchase shares or other securities in the future could have rights superior to existing stockholders.

The number of shares of our Class A common stock available for future issuance or resale could adversely affect the market price of our Class A common stock.

Our Second Amended and Restated Certificate of Incorporation provides that we may issue up to 2,000,000,000 shares, consisting of: (i) 1,600,000,000 shares of Class A common stock; (ii) 200,000,000 shares of Class X common stock; (iii) 100,000,000 shares of Class C common stock, $0.0001 par value per share; and (iv) 100,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2024, there are 4,218,828 and 2,729,003 shares of Class A common stock and Class X common stock outstanding, respectively. As of December 31, 2024, there are no shares of Class C common stock or preferred stock outstanding. Future issuances of shares of our Class A common stock or other securities convertible into, or exchangeable or exercisable for, shares of our Class A common stock could dilute stockholders and could have an adverse effect on the market price per share of our Class A common stock. Holders of our Class A common stock are not entitled to preemptive rights or other protections against dilution.

The vesting of any restricted stock or other equity awards granted to certain directors, executive officers and other employees under our equity incentive plan, or the issuance of shares of our Class A common stock in connection with future business acquisitions, could have an adverse effect on the market price per share of our Class A common stock. In addition, the existence of options or shares of Class A common stock reserved for issuance as restricted Class A common stock may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Issuances of substantial amounts of our Class A common stock (including issuances of shares of Class A common stock pursuant to the exercise of convertible or exchangeable securities or options) or the resale of substantial amounts of shares of our Class A common stock, or the perception that such issuances or resales might occur, could adversely affect the market price per share of our Class A common stock.

Because we do not expect to declare cash dividends on our Class A common stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not expect to declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Class A common stock, if any, will provide a return to investors who invest in our Class A common stock.

Declines in our financial performance have resulted in and could result in future impairment charges.

United States generally accepted accounting principles (“U.S. GAAP”) require annual (or more frequently if events or changes in circumstances warrant) impairment tests of goodwill, intangible assets and other long-lived assets. Generally speaking, if the carrying value of the asset is in excess of the estimated fair value of the asset, the carrying value will be adjusted to fair value through an impairment charge. Significant deviation from forecasted results or changes in the discount rate assumption could reduce the estimated fair value of these assets below the carrying value, requiring non-cash impairment charges to reduce the carrying value of the asset. In 2024, we recognized an impairment of our goodwill of $20.0 million. In 2023, we recognized an impairment of our goodwill and various intangible assets of $40.0 million and $3.1 million, respectively. Any significant impairment write-down of goodwill or long-lived assets in the future and the negative perception of such impairment could have an adverse effect on our stock price and could impair our ability to obtain new financing on commercially reasonable terms.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy, and impact our stock price.

We face a securities class action suit related to our business combination transaction. In addition, stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board's attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are required to comply with the SEC’s rules relating to Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Our independent registered public accounting firm may be required to audit the effectiveness of our internal controls over financial reporting pursuant to Section 404 in future Form 10-K filings. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

Further, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are not effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

If we identify material weaknesses in our internal control over financial reporting which, if not remediated appropriately or timely, could result in the loss of investor confidence and adversely impact our business operations and our stock price.

If we were to identify any material weaknesses, or if we are otherwise unable to maintain effective internal control over financial reporting, then our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods, could be adversely affected. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be in violation of covenants contained in the agreements governing our debt. We could also be subject to sanctions or investigations by the stock exchange on which our shares are listed, the SEC or other regulatory authorities, which could result in a material adverse effect on our business. These outcomes could subject us to litigation, civil or criminal investigations or enforcement actions requiring the expenditure of financial resources and diversion of management time, could negatively affect investor confidence in the accuracy and completeness of our financial statements and could also adversely impact our stock price and our access to the capital markets.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we are subject to laws, regulations and stock exchange listing standards, which impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly-traded securities, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities laws and regulations. These rules and regulations require the adoption of controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These obligations also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. Furthermore, as a public company our business and financial condition is more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we may be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect that at such time we will incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

Our Second Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Charter or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, as amended, only claims brought derivatively under the Securities Exchange Act of 1934, as amended, would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Our ability to raise capital in the future may be limited.

Our business and operations have consumed and may continue to consume resources faster than we anticipate. These expenditures and our expectations of future cash flows have increased our needs for liquidity to operate our business. As a result, we expect to need to raise additional funds through the issuance of new equity securities, debt or a combination of both or the sale of assets. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. In addition, any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise equity capital. If we incur or issue debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Any sale of our assets to generate cash proceeds may limit our operational capacity and could limit or eliminate any revenue streams or business plans that are dependent on the sold assets. Because our decision to issue securities in any future offering or sell assets will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or the terms of any future asset sales. Thus, our stockholders bear the risk of our future financings to finance our business, which could reduce the market price of our common stock and dilute their interest.

General Risk Factors

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

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the continued market acceptance of, and the growth of the fitness and nutrition market;
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our ability to maintain and attract new customers;
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our development and improvement of the quality of the subscriber experience, including, enhancing existing and creating new content, services, nutritional supplements, technology, and features;
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the continued development and upgrading of our technology platform;
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the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;
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pricing pressure as a result of competition or otherwise;
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delays or disruptions in our supply chain;
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errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;
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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
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the continued maintenance and expansion of last mile delivery and maintenance services for our fitness products;
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successful expansion into international markets;
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seasonal fluctuations in subscriptions and usage of fitness products by our customers, each of which may change as our products and services evolve or as our business grows;
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the diversification and growth of our revenue sources;
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our ability to maintain gross margins and operating margins;
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system failures or breaches of security or privacy;
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adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;
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changes in the legislative or regulatory environment, including with respect to privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;
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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;
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changes in our effective tax rate;
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changes in accounting standards, policies, guidance, interpretations, or principles; and
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changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Our ability to use our net operating loss carryforwards (NOLs) to offset future taxable net income may be subject to limitations.

As of December 31, 2024, we had approximately $357.2 million in federal and $420.4 million in state NOLs. Of this amount, our state NOLs and $2.3 million of our federal NOLs will begin to expire in 2025 and 2037, respectively, and the remainder of our federal NOLs is not subject to expiration but generally may only be used to offset 80% of our taxable income.

If an ownership change, as defined in Section 382 of the Internal Revenue Code (the "Code"), occurs or has occurred with respect to our Class A common stock, our ability to use NOLs to offset taxable income would be subject to certain limitations. Generally, an ownership change occurs under Section 382 of the Code if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our stock over a rolling three-year period. If an ownership change occurs, our ability to use NOLs to reduce taxable net income would generally be limited (the determination of such a limitation is complicated, but as a general manner relevant rules impose a limitation determined by multiplying the fair market value of our stock immediately prior to the ownership change by the long-term tax-exempt interest rate). We have not completed a study to determine whether an ownership change under Section 382 of the Code has occurred with respect to us, and future changes in our Class A common stock ownership may result in an ownership change, potentially limiting our ability to use our NOLs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad.

In both domestic and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, importation, exportation, licensing, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

There can be no assurance that we or our distributors are in compliance with all of these regulations. Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could have a material adverse effect on our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

The forecasts of market growth and other projections we provide in our 10-K may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this 10-K relating to industry trends, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this Report, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this Report should not be taken as indicative of our future growth.

Item 1B. Unresolved Staff Comments.

None.

Item 1C. Cybersecurity

Cybersecurity Risk Management and Strategy

We have developed and implemented a cybersecurity risk management program intended to protect the confidentiality, integrity, and availability of our critical systems and information. Our cybersecurity risk management program includes a cybersecurity incident response plan.

We design and assess our program based on the National Institute of Standards and Technology Cybersecurity Framework (NIST CSF). This does not imply that we meet any particular technical standards, specifications, or requirements, only that we use the NIST CSF as a guide to help us identify, assess, and manage cybersecurity risks relevant to our business.

Our cybersecurity risk management program is integrated into our overall risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas.

Our cybersecurity risk management program includes:

•
risk assessments designed to help identify material cybersecurity risks to our critical systems, information, products, services, and our broader enterprise IT environment;

•
a security team principally responsible for managing (1) our cybersecurity risk assessment processes, (2) our security controls, and (3) our response to cybersecurity incidents;
•
The use of external service providers, where appropriate, to assess, test or otherwise assist with aspects of our security methods and controls;
•
cybersecurity awareness training of our employees, incident response personnel, and senior management;
•
a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents; and
•
a third-party risk management process for service providers, suppliers, and vendors.

There can be no assurances that our cybersecurity risk management program and processes, including our policies, controls, or procedures, will be fully implemented, complied with or are effective in protecting our systems and information.

We have not identified risks from known cybersecurity threats, including as a result of any prior cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, including our operations, business strategy, results of operations, or financial condition.

Cybersecurity Governance

Our Board considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee oversight of cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program.

The Audit Committee receives quarterly reports from management on our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as any notable incidents with lesser impact potential.

The Audit Committee reports to the full Board regarding its activities, including those related to cybersecurity. The full Board also receives briefings from management on our cyber risk management program. Board members receive presentations on cybersecurity topics from our Senior Vice President ("SVP") Enterprise Technology and Security, as part of the Board’s continuing education on topics that impact public companies. Regular briefings ensure the Board remains informed about evolving threats and the organization’s security posture.

Our management team, which includes the SVP Enterprise Technology & Security, Chief Operating Officer (COO), Chief Financial Officer (CFO), and General Counsel, collectively assesses and manages material cybersecurity threats. This team oversees the organization’s cybersecurity risk management program and works closely with the SVP Enterprise Technology and Security, who oversees both enterprise IT and Security functions, ensuring alignment of technology and security strategies. With over 30 years of experience, the SVP Enterprise Technology and Security has served as Chief Information Officer and Vice President of IT for leading companies across Consumer Products, Energy and Media sectors on a global scale, with a strong focus in IT and operational technology security governance, compliance, and operations.

The dedicated Security function, led by the SVP Enterprise Technology and Security, effectively manages cyber risks while enabling business innovation and technology solutions. The team employs a multifaceted approach to cybersecurity, including prevention, detection, mitigation, and remediation of risks and incidents. Relevant efforts leverage internal security expertise, external consulting services, threat intelligence, alerts from advanced security tools deployed across our technical environments, other information obtained from government, public or private sources, and our security service providers.

Item 2. Properties.

Our corporate headquarters are located in El Segundo, California, where we occupied facilities totaling approximately 42,000 square feet under a lease that expired on November 30, 2024. The lease was renewed for 26 months, and expires in 2027, and the amended lease reduced the space leased to approximately 9,400 square feet. See Note 12, Leases, for more information on the lease renewal for our corporate headquarters. In addition to our corporate headquarters, we owned and operated as of December 31, 2023 a production facility of approximately 19,400 square feet in Van Nuys, California where we produce our content.

On February 29, 2024, we sold the Van Nuys production facility and entered into a five year lease of the facility. See Note 6, Property and Equipment, Net, for more information on the sale and leaseback of the Van Nuys production facility.

We intend to minimize our need to procure additional space as we add employees and expand geographically due to our emphasis on remote-first capabilities for our corporate workforce. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Item 3. Legal Proceedings.

On May 22, 2023, Jessica Lyons, an individual, and a group of other plaintiffs filed a class action complaint with the Los Angeles County Superior Court alleging that the Company misclassified its Partners as contractors rather than as employees and committed other violations of the California Labor Code. The Company understands that the plaintiffs in this matter intend on filing additional claims under the Private Attorney General Act of 2004. The Company and certain executive officers are listed as defendants in the complaint. The plaintiffs are seeking monetary damages. The Company filed a motion to compel arbitration in the case. The firm representing Ms. Lyons has also filed 28 arbitration actions in Los Angeles County in anticipation that the Company's motion to compel arbitration will be upheld. As of the date of this report, twelve arbitrations have been settled for nominal fees per arbitration. The remaining arbitrations continue to move forward. This matter is pending as of the date of this annual report. We deny the allegations in the complaint, believe they are without merit, and intend to vigorously defend ourselves in this action.

On September 6, 2023 Dish Technologies LLC and SLING TV LLC (the "DISH Entities") filed a complaint with the United States District Court for the District of Delaware alleging that the Company infringed on the DISH Entities' patents and used technology belonging to the DISH Entities without their permission. The plaintiffs are seeking monetary damages and injunctive relief. In an effort to avoid any further unnecessary litigation costs, the parties entered into a Confidential Standstill and Tolling Agreement as of April 16, 2024 which included a dismissal of the case by the DISH Entities without prejudice and an agreement by the DISH Entities not to institute any litigation proceedings against the Company under the patents any earlier than April 1, 2027 in exchange for a one-time immaterial payment to the DISH Entities by the Company.

On June 14, 2024, Bryan Reilly on behalf of himself and similarly situated current and former stockholders of Forest Road Acquisition Corp., which later became the Beachbody Company, Inc. (“Forest Road”), filed a verified class action complaint (the “Reilly Action”) against the former directors and officers of Forest Road, as well as Forest Road Acquisition Sponsor LLC, Forest Road Company LLC, Zach Tarica, and Jeremy Tarica (together the “Forest Road Sponsor Defendants”) alleging claims for breach of fiduciary duty in connection with the merger among Forest Road, The Beachbody Company, Inc., and Myx in 2021 (the “Merger”). The lawsuit also brought claims against the Company, Kevin Meyer, and The Raine Group LLC (“Raine”) alleging aiding and abetting breach of fiduciary duty, and against the former Forest Road directors and officers, the Forest Road Sponsor Defendants, Raine, and Meyer for unjust enrichment. We also have certain indemnification obligations as to some or all of the former Forest Road directors and Raine as to certain claims.

The Reilly Action generally alleges that the proxy that Forest Road issued prior to the Merger contained numerous material misstatements and omissions that impaired the Forest Road stockholders’ ability to make an informed decision regarding whether to redeem their stock in connection with the Merger. The plaintiff also asserts that the Merger was a conflicted transaction because the Forest Road Sponsor Defendants and the former Forest Road directors were incentivized to close the Merger even if it was a value-decreasing transaction for Forest Road’s public stockholders. As to the Company, Meyer, and Raine, the complaint alleges that these defendants aided and abetted the Forest Road defendants’ disclosure violations. On December 5, 2024, the plaintiffs in the Reilly Action dismissed without prejudice the aiding and abetting claims against the Company and Raine. Consequently, the Company is not currently a party to the litigation but its indemnification obligations as to certain of the remaining defendant directors remain.

On February 17, 2025, the remaining defendants filed their opening brief in support of their motion to dismiss the amended complaint. Plaintiff's opposition is due no later than 60 days after February 17, and defendant's reply will be due no later than 30 days of when plaintiff files its opposition.

On October 14, 2024, the firm Milberg Coleman Bryson Phillips Grossman ("Milberg") filed 10 arbitration demands alleging that the Company violated the Video Privacy Protection Act. The arbitration demands state that Milberg currently represents approximately 6,239 subscribers of BODi and intends to file similar demands for each person. The plaintiffs are seeking monetary damages as well as injunctive and equitable relief. We deny the allegations in the complaint, believe they are without merit, and intend to vigorously defend ourselves in this action.

Some of our legal proceedings, such as the above referenced complaints, may be based on complex claims involving substantial uncertainties and unascertainable damages. Accordingly, it is not possible to determine the probability of loss or estimate damages for any of the above matters, and therefore the Company has not established reserves for any of these proceedings. When the Company determines that a loss is both probable and reasonably estimable, the Company records a liability, and, if the liability is material, discloses the amount of the liability reserved. Given that such proceedings are subject to uncertainty, there can be no assurance that such legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our business, results of operations, financial condition or cash flows.

From time to time, the Company may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to personal injuries sustained using the Company’s products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. Other than as set forth above, the Company is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on its business, financial condition and results of operations.

Item 4. Mine Safety Disclosures.

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market Information for Common Stock

Our Class A common stock began trading on the NYSE under the symbol “BODY” on June 28, 2021. Prior to that date, there was no public trading market for our Class A common stock. On March 4, 2024 we changed the symbol to "BODI".

Our Class X common stock is not listed or traded on any stock exchange.

Our Class C common stock is not listed or traded on any stock exchange.

Holders of Record

As of March 21, 2025, there were 40 registered holders of our Class A common stock, three registered holders of our Class X common stock, and no registered holders of our Class C common stock. Because many of our shares of Class A common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our Board and would depend upon various factors, including our operating results, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our Board.

Securities Authorized for Issuance under Equity Compensation Plans

The information required by this item will be included in our Proxy Statement for the 2025 Annual Meeting of Stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2024 and is incorporated herein by reference.

Repurchases of Our Common Stock

There were no repurchases of common stock during the fourth quarter of 2024.

Item 6.

Reserved.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this Annual Report on Form 10-K (this “Report”) and the section entitled “Risk Factors.” Unless otherwise indicated, the terms “Beachbody,” "BODi," “we,” “us,” “our,” or the “Company” refer to The Beachbody Company, Inc., a Delaware corporation, together with its consolidated subsidiaries.

Forward-Looking Statements

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including statements about and the financial condition, results of operations, earnings outlook and prospects of the Company. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•
our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative and enterprise technology and development expenses (including any components of the foregoing), Adjusted EBITDA (as defined below) and our ability to achieve and maintain future profitability;
•
disruptions related to the Pivot (as defined below) and our ability to implement the proposed restructuring of our core business model;
•
our anticipated market opportunity;
•
our liquidity and ability to raise financing;
•
our success in retaining or recruiting, or changes required in, officers, key employees or directors;
•
other than the pre-funded warrants, our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;
•
our ability to effectively compete in the fitness and nutrition industries;
•
our ability to successfully acquire and integrate new operations;
•
our reliance on a few key products;
•
market conditions and global and economic factors beyond our control;
•
intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;
•
litigation and the ability to adequately protect our intellectual property rights; and
•
other risks and uncertainties set forth in this Report under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance upon our forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Overview

BODi is a leading fitness and nutrition company. We focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and fitness content, subscription-based solutions and digital program sales. We are the creator of some of the world’s most popular fitness programs, including P90X®, Insanity® and 21 Day Fix®, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix® and 2B Mindset®, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our Beachbody on Demand Interactive ("BODi") streaming services.

We offer nutritional products such as Shakeology® nutrition shakes, Beachbody Performance supplements and BEACHBAR® snack bars.

In the fitness and nutrition industry, we focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic fitness and nutrition content and subscription-based solutions. Leveraging our history of fitness content creation, nutrition innovation, and our affiliates, we plan to continue market penetration into the fitness and nutrition markets to reach a wider fitness and nutrition audience. Management has determined that it will no longer sell connected fitness inventory in early 2025.

Our revenue is generated primarily through affiliates, social media marketing channels, direct response advertising and ecommerce marketplaces like Amazon. In addition, prior to the Pivot (as defined below), an additional primary source of revenue was our network of Partners. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products and connected fitness revenue. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

On September 30, 2024, the Company announced a restructuring of its network business (the “Pivot”) which transitioned the Company’s multi-level marketing model (“MLM”) to a single level affiliate model and reduced the Company's headcount by approximately 170 employees (33% of the Company’s workforce on that date) in the fourth quarter of 2024.

For the year ended December 31, 2024, as compared to the year ended December 31, 2023:

•
Total revenue was $418.8 million, a 21% decrease;
•
Digital revenue was $224.3 million, a 13% decrease;
•
Nutrition and other revenue was $187.8 million, a 25% decrease;
•
Connected fitness revenue was $6.6 million, a 66% decrease;
•
Operating expenses were $353.6 million, compared to $464.1 million;
•
Net loss was $71.6 million, compared to a net loss of $152.6 million; and
•
Adjusted EBITDA was $28.3 million, compared to Adjusted EBITDA loss of $8.7 million.

See “Non-GAAP Information” below for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Recent Developments

Pivot Restructuring

On September 30, 2024, the Company announced the Pivot which transitioned the Company’s MLM model to a single level affiliate model and reduced the Company's headcount by approximately 170 employees (33% of the Company’s workforce on that date) in the fourth quarter of 2024. The actions associated with the Pivot resulted in approximately $18.5 million in costs recorded in the Company's consolidated statement of operations in the year ending December 31, 2024.

The following table details the costs incurred and benefits realized associated with the Pivot in the year ended December 31, 2024:

Pivot Restructuring	Year Ended December 31,
(in thousands)	2024

Accelerated depreciation on long-lived assets (1)	$11,125
Termination and retention benefits (2)	6,203
Incremental inventory adjustments (3)	1,444
Modification of stock awards (4)	(308)
Total Restructuring Costs	$18,464

(1) Due to the Pivot, certain long-lived assets with a net book value of approximately $12.8 million will not be used by the Company after December 31, 2024. The Company performed an impairment review for its long-lived assets, including the long-lived assets that will not be used after December 31, 2024. The Company performed a test of recoverability and concluded that the carrying value of its long-lived assets, which are all in one asset group, were recoverable. The Company decreased the average remaining useful lives for the long-lived assets that were impacted by the Pivot from 25 months prior to the Pivot to 3 months after the Pivot. This resulted in accelerated depreciation expense of $11.1 million that was recorded in the Company's consolidated statement of operations in the year ended December 31, 2024. See Note 6, Property and Equipment, Net, for additional information on the accelerated depreciation.

(2) Termination ($5.1 million) and retention benefits ($1.1 million) which are included in restructuring expense in the Company's consolidated statement of operations of approximately $6.2 million were recorded in the year ended December 31, 2024.

(3) Consists of (a) inventory adjustments recorded associated with the decision by management to no longer sell connected fitness inventory beginning in early 2025, which were recorded in cost of revenue-connected fitness ($1.2 million) and (b) inventory adjustments for nutrition and other inventory impacted by the Pivot which were recorded in cost of revenue-nutrition and other ($0.2 million) in the consolidated statement of operations in the year ended December 31, 2024. See Note 4, Inventory, for additional information on the incremental inventory adjustments.

(4) Modification of stock awards for employees who were impacted by the Pivot which includes accelerating the vesting of any options or restricted stock units ("RSU's") that would have vested within six months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees termination date (that is, three month in addition to the standard three months per original agreement), which resulted in a decrease to equity based compensation expense of $0.3 million in the Company's consolidated statement of operations for the year ended December 31, 2024. See Note 17, Equity-Based Compensation, for more information on the modification of stock awards.

Goodwill Impairment

Our annual goodwill impairment test, which was performed as of December 31, 2024, determined that our goodwill was impaired and we recorded goodwill impairment of $20.0 million for the year ended December 31, 2024. See Note 1, Description of Business and Summary of Significant Accounting Policies and Note 8, Goodwill, to our consolidated financial statements included elsewhere in this Report for additional information regarding the goodwill impairment recorded for the year ended December 31, 2024.

Term Loan Amendment No. 6

On October 18, 2024, (the “Term Loan Sixth Amendment Effective Date”), the Company and Blue Torch entered into Amendment No. 6 to the Financing Agreement (the “Term Loan Sixth Amendment”), which amended the Company’s existing Financing Agreement (as defined below). The Term Loan Sixth Amendment amends, among other things, certain terms of the Financing Agreement including without limitation, to (1) remove the minimum revenue financial covenant, (2) amend the minimum liquidity financial covenant, (3) include a minimum consolidated EBITDA (as defined in the Financing Agreement) financial covenant, (4) increase the quarterly principal payments on the Term Loan over the remaining quarterly periods, payable in monthly installments, until the maturity of the Term Loan, and (5) amend certain financial definitions, reporting covenants and other covenants thereunder.

In connection with the Term Loan Sixth Amendment, on the Term Loan Sixth Amendment Effective Date, the Company made partial prepayments on the Term Loan of $3.2 million along with the related prepayment premium of 2% on $2.0 million of the partial prepayments and accrued interest. The partial prepayment of $3.2 million was accounted for as a partial debt extinguishment and the Company wrote off the proportionate amount of unamortized debt discount and debt issuance costs as of the Term Loan Sixth Amendment Effective Date ($0.4 million) which in addition to the prepayment premium was recorded as a loss on partial debt extinguishment of $0.5 million in the year ended December 31, 2024. The Company also incurred a 1% fee as paid in kind on the outstanding Term Loan balance prior to the prepayment (fee of $0.3 million).

In connection with the Term Loan Sixth Amendment, the Company also amended and restated the Term Loan Warrants (as defined below) for the purchase of 97,482 shares of the Company’s Class A common stock. The amendment of the Term Loan Warrants amended the exercise price from $9.16 per share to $6.26 per share.

See Note 11, Debt, for additional information on the Term Loan Sixth Amendment and amendments to the Term Loan Warrants.

2024 Repricing of Stock options

The Company determined that a significant portion of its outstanding stock options under the 2020 Plan (as defined below) and the 2021 Plan (as defined below) had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “2024 Underwater Options”). The Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend certain of the 2024 Underwater Options (the “2024 Amended Underwater Options”) for current employees and consultants of the Company to reduce the exercise price of the 2024 Amended Underwater Options to the closing per share price of the Company’s common stock on November 13, 2024 (the “2024 Repricing”). The Company had 451,115 2024 Amended Underwater Options which had their exercise price amended to $6.43 per option.

The Company recognized incremental stock-based compensation of $0.4 million which was recorded as of the 2024 Repricing, related to 292,031 vested 2024 Amended Underwater Options.

The Company also determined that outstanding stock options under the Inducement Plan (as defined below) had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “2024 Underwater Inducement Plan Options”). The Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend the 2024 Underwater Inducement Plan Options (the “2024 Amended Underwater Inducement Plan Options”) for the Executive Chairman of the Company to reduce the exercise price of each 2024 Amended Underwater Inducement Plan Option to the closing per share price of the Company’s common stock on November 13, 2024 (the “2024 Inducement Plan Repricing”). The

Company had 477,661 2024 Amended Underwater Inducement Plan Options which had their exercise price amended to $6.43 per option.

As part of the 2024 Inducement Plan Repricing, the Company also determined that the Company's Executive Chairman's 318,440 Performance-Vesting Options would be converted from Performance-Vesting Options to Time-Vesting Options and thus those options will vest and become exercisable with respect to 25% of the Time-Vesting Options on each of the first four anniversaries of June 15, 2023.

The Company recognized incremental stock-based compensation of $0.1 million which was recorded as of the 2024 Inducement Plan Repricing, related to 119,416 vested 2024 Amended Underwater Inducement Plan Options. In addition, incremental stock-based compensation of $0.5 million was recorded upon the conversion of 79,610 Performance-Vesting Options to Time-Vesting Options which resulted in the full vesting of the unamortized expense for those options upon the conversion.

See Note 17, Equity-Based Compensation, for additional information on the 2024 Repricing of Stock Options.

El Segundo Lease

On November 11, 2024, the Company entered into an amendment to its lease of its headquarters in El Segundo, CA. The amendment extended the lease for 26 months from the original termination date of November 30, 2024 to January 31, 2027 and reduced the leased space from approximately 42,000 square feet to approximately 9,400 square feet. The annual base rent is approximately $0.4 million, with annual increases of approximately 3%.

See Note 12, Leases, for additional information on the amendment of the El Segundo lease.

Key Operational and Business Metrics

We use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions:

	As of December 31,
	2024	2023
(in millions)
Digital subscriptions	1.07	1.31
Nutritional subscriptions	0.09	0.16

	Year Ended December 31,
	2024	2023
(in millions, except for percentages)
Average digital retention	96.8%	96.0%
Total streams	87.4	98.2
DAU/MAU	31.7%	31.3%

Revenue	$418.8	$527.1
Gross profit	$287.3	$323.1
Gross margin	68.6%	61.3%

Net loss	$(71.6)	$(152.6)
Adjusted EBITDA (1)	$28.3	$(8.7)

(1) See “Non-GAAP Information” below for a reconciliation of net loss to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Digital Subscriptions

Our ability to expand the number of digital subscriptions is an indicator of our market penetration and growth. Digital subscriptions include BOD (through March 2023) and BODi. Digital subscriptions include paid and free-to-pay subscriptions with free-to-pay subscriptions representing less than 1% of total digital subscriptions on average. Digital subscriptions are inclusive of all billing plans, currently for annual, semi-annual, quarterly and monthly billing intervals. In addition, we also have promotional offers which at times include membership options for greater than one year or the ability to buy a subscription for one year and get the second year free ("BOGO").

Nutritional Subscriptions

Nutritional subscriptions include monthly subscriptions for nutritional products such as Shakeology, Beachbody Performance and BEACHBAR. We also may package and bundle the content experience of digital subscriptions with nutritional subscriptions to optimize customer results.

Average Digital Retention

We use month-over-month digital subscription retention, which is defined as the average rate at which the total subscriber file is retained for the next period, to measure customer retention. For example, a 95% average digital retention rate would correspond with retaining each month an average of 95% of digital subscribers existing at the beginning of that month. A 95% average digital retention rate would translate into a loss at the end of the quarter of approximately 15% of the subscribers existing at the beginning of the quarter. This calculation excludes new customer acquisitions or subscribers added in a specific month, so this calculation can never exceed 100%.

Total Streams

We use total streams to quantify the number of fitness, nutrition and mindset programs viewed, which is an indicator of customer engagement and retention. While the measure of a digital stream may vary across companies, to qualify as a stream on any of our digital platforms, a program must be viewed for a minimum of 25% of the total running time.

Daily Active Users to Monthly Active Users (DAU/MAU)

We use the ratio of daily active users to monthly active users to measure how frequently digital subscribers are utilizing our service in a given month. We define a daily active user as a unique user streaming content on our platform in a given day. We define a monthly active user as a unique user streaming content on our platform in that same month.

Non-GAAP Information

We use Adjusted EBITDA, which is a non-GAAP performance measure, to supplement our results presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision, equity-based compensation, restructuring costs and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with GAAP because they are non-cash (for example, in the case of depreciation and amortization, impairment of goodwill and intangible assets and equity-based compensation) or are not related to our underlying business performance (for example, in the case of restructuring costs, interest income and interest expense).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest GAAP measure, for the periods indicated:

	Year Ended December 31,
(in thousands)	2024	2023
Net loss	$(71,642)	$(152,641)
Adjusted for:
Impairment of goodwill	20,000	40,000
Impairment of intangible assets	—	3,092
Impairment of other investment	—	4,000
Loss on partial debt extinguishment (1)	2,379	3,168
Depreciation and amortization (2)	31,439	39,573
Amortization of capitalized cloud computing implementation costs	150	179
Amortization of content assets	15,667	23,755
Interest expense	6,882	8,874
Income tax provision	239	37
Equity-based compensation (3)	17,069	23,891
Employee incentives, expected to be settled in equity (4)	—	(5,466)
Pivot Restructuring (5)	7,647	—
Restructuring and platform consolidation costs (6)	1,644	7,169
Change in fair value of warrant liabilities	(1,144)	(2,679)
Gain on sale of property and equipment	(784)	—
Non-operating (7)	(1,229)	(1,649)
Adjusted EBITDA	$28,317	$(8,697)

(1) Represents the loss related to the $1.0 million, $5.5 million, $4.0 million and $3.2 million partial debt prepayments that the Company made on January 9, 2024, February 29, 2024, April 5, 2024 and October 18, 2024, respectively, and the $15.0 million partial debt prepayment that the Company made on July 24, 2023.

(2) Includes accelerated depreciation expense of $11.1 million for the year ended December 31, 2024 related to certain long-lived assets that due to the Pivot will not be used by the Company after December 31, 2024.

(3) Includes benefits due to the modification of stock awards of $0.8 million and $1.0 million for the years ended December 31, 2024 and 2023, respectively.

(4) The non-cash charge for employee incentives which were expected to be settled in equity was recorded and included in the Adjusted EBITDA calculation during the year ended December 31, 2022. During the year ended December 31, 2023, we reclassified the non-cash charge from employee incentives expected to be settled in equity to equity-based compensation because we settled certain employee incentives with RSU awards during the period.

(5) Includes (a) restructuring expense and personnel costs associated with the Pivot of $6.2 million during the year ended December 31, 2024 and (b) adjustments recorded to connected fitness inventory of $1.2 million due to the decision to cease the sale of connected fitness inventory beginning in early 2025 and adjustments recorded to nutrition and other inventory of $0.2 million due to the Pivot, in the year ended December 31, 2024.

(6) Includes restructuring expense and personnel costs associated with key initiatives of $1.6 million during the year ended December 31, 2024 and restructuring expense and personnel costs of $7.2 million associated with executing our key growth priorities during the year ended December 31, 2023. The cost primarily relates to termination benefits related to headcount reductions.

(7) Primarily includes interest income.

Results of Operations

The Company has one operating segment. The following discussion of our results of operations is on a consolidated basis.

(in thousands)	Year Ended December 31,
	2024	2023
Revenue:
Digital	$224,335	$258,370
Nutrition and other	187,835	249,510
Connected fitness	6,626	19,229
Total revenue	418,796	527,109
Cost of revenue:
Digital	41,884	64,942
Nutrition and other	78,172	109,170
Connected fitness	11,396	29,910
Total cost of revenue	131,452	204,022
Gross profit	287,344	323,087
Operating expenses:
Selling and marketing	200,145	282,147
Enterprise technology and development	76,370	74,407
General and administrative	49,190	57,932
Restructuring	7,847	6,497
Impairment of goodwill	20,000	40,000
Impairment of intangible assets	—	3,092
Total operating expenses	353,552	464,075
Operating loss	(66,208)	(140,988)
Other income (expense)
Loss on partial debt extinguishment	(2,379)	(3,168)
Impairment of other investment	—	(4,000)
Change in fair value of warrant liabilities	1,144	2,679
Interest expense	(6,882)	(8,874)
Other income, net	2,922	1,747
Loss before income taxes	(71,403)	(152,604)
Income tax provision	(239)	(37)
Net loss	$(71,642)	$(152,641)

Revenue

Revenue includes digital subscriptions, digital program sales, nutritional supplement subscriptions, one-time nutritional sales, connected fitness products, access to our online Partner business management platform (prior to November 1, 2024), preferred customer program memberships (prior to November 1, 2024) and other fitness-related products. We often sell bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. We consider these sales to be revenue arrangements with multiple performance obligations and allocate the transaction price to each performance obligation based on its relative stand-alone selling price. We defer revenue when we receive payments in advance of delivery of products or the performance of services. Digital subscriptions revenue is recognized ratably over the subscription period of up to 38 months.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)
Revenue
Digital	$224,335	$258,370	$(34,035)	(13%)
Nutrition and other	187,835	249,510	(61,675)	(25%)
Connected fitness	6,626	19,229	(12,603)	(66%)
Total revenue	$418,796	$527,109	$(108,313)	(21%)

The decrease in digital revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily attributable to a $30.9 million decrease in revenue from our digital streaming services due to a 25% decrease in the average digital subscriptions in the current year as compared to the prior year on lower demand which was partially offset by the transition of all digital subscriptions to the higher priced BODi subscription over the past year. In addition, in the current year there was a decrease of $4.0 million in fees from Partners due to a 36% decrease in the average number of Partners for the current year as compared to the prior year which was also impacted by the discontinuation of this fee as of November 1, 2024 due to the Pivot. With the Pivot and the transition from an MLM model to an affiliate model, the Company no longer received fees from Partners beginning as of November 1, 2024 and will not receive fees from Partners in 2025. The Company recorded $9.9 million and $13.9 million of fees from Partners for the years ended December 31, 2024 and 2023, respectively. We may experience a decrease in both digital and nutrition revenue in 2025 as we transition from the MLM model and ramp up the single level affiliate model.

The decrease in nutrition and other revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily attributable to a $46.9 million decrease in revenue from nutritional products due to a 29% decrease in the average nutritional subscriptions in the current year as compared to the prior year on lower demand, a $9.4 million decrease in revenue generated from our preferred customer fees as there was a 41% decrease in the average number of preferred customers for the current year as compared to the prior year which was impacted by the discontinuation of this fee as of November 1, 2024 due to the Pivot, a $2.5 million decrease in fitness accessories revenue due to the decrease in Partners in the current period and a $2.2 million decrease in event ticket sales due primarily to the decrease in the number of, length of and attendance at events. With the Pivot and the transition from an MLM model to an affiliate model, the Company no longer received preferred customer fees beginning as of November 1, 2024 and will not receive preferred customer fees in 2025. The Company recorded $14.3 million and $23.7 million of preferred customer fees for the years ended December 31, 2024 and 2023, respectively. With the Pivot, the Company will also significantly reduce the number of, and length of, events, which will significantly reduce event ticket sales in 2025. The Company recorded $2.6 million and $4.8 million of event ticket sales for the years ended December 31, 2024 and 2023, respectively.

The decrease in connected fitness revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily due to an approximate 57% decrease in the number of bikes delivered (from approximately 20,900 in 2023 to approximately 9,000 in 2024) and an approximate 20% decrease in the average sales price for a bike. Management has determined that it will no longer sell connected fitness inventory beginning in early 2025.

Cost of Revenue

Digital Cost of Revenue

Digital cost of revenue includes costs associated with digital content creation including amortization and revision of content assets, depreciation of streaming platforms, digital streaming costs and amortization of acquired digital platform intangible assets (in the 2023 period). It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.

Nutrition and Other Cost of Revenue

Nutrition and other cost of revenue includes product costs, shipping, logistics, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related e-commerce websites and social commerce platforms, amortization of acquired formulae intangible assets (in the 2023 period), facilities, and related personnel expenses.

Connected Fitness Cost of Revenue

Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping, fulfillment, warehousing and logistics costs, costs associated with service calls and repairs of products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)
Cost of revenue
Digital	$41,884	$64,942	$(23,058)	(36%)
Nutrition and other	78,172	109,170	(30,998)	(28%)
Connected fitness	11,396	29,910	(18,514)	(62%)
Total cost of revenue	$131,452	$204,022	$(72,570)	(36%)

Gross profit
Digital	$182,451	$193,428	$(10,977)	(6%)
Nutrition and other	109,663	140,340	(30,677)	(22%)
Connected fitness	(4,770)	(10,681)	5,911	55%
Total gross profit	$287,344	$323,087	$(35,743)	(11%)

Gross margin
Digital	81.3%	74.9%
Nutrition and other	58.4%	56.2%
Connected fitness	(72.0%)	(55.5%)
Total gross margin	68.6%	61.3%

The decrease in digital cost of revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was due to a $8.1 million decrease in digital content amortization as a result of lower production spend, a $5.9 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets and a $3.9 million decrease in digital content revisions. The increase in digital gross margin for the year ended December 31, 2024 compared to the year ended December 31, 2023 was primarily as a result of the decrease in expenses as noted above.

The decrease in nutrition and other cost of revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily due to an $11.1 million decrease in product costs due to a decrease in volume of products sold and a $8.5 million decrease in fulfillment, freight and shipping expenses related to the decrease in nutrition and other revenue, a $3.9 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets, a $2.4 million decrease in customer service expense due to a decrease in the volume of contacts related to nutrition and other revenue and lower inventory adjustments of $1.6 million. Nutrition and other gross margin increased for the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily as a result of the decrease in depreciation expense and the decrease in customer service expense.

The decrease in connected fitness cost of revenue for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was driven by a $6.0 million decrease in fulfillment, freight and shipping expenses related to the decrease in connected fitness revenue, a $5.7 million decrease in product costs as a result of an approximate 57% decrease in the number of bikes delivered and lower inventory adjustments of $4.7 million. The decrease in connected fitness gross margin for the year ended December 31, 2024 compared to the year ended December 31, 2023 was due primarily to fixed expenses on lower connected fitness revenue and an approximate 20% decrease in the average sales price for a bike. Management has determined that it will no longer sell connected fitness inventory beginning in early 2025. The discontinuation of the sale of connected fitness inventory is expected to increase the Company's gross profit and gross margin as connected fitness has experienced negative gross profit and gross margins for the years ended December 31, 2024 and 2023, respectively.

Operating Expenses

Selling and Marketing

Selling and marketing expenses primarily include the cost of Partner compensation, affiliate expenses (which began on November 1, 2024), advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets (in the 2023 period). Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue, timing of new content and nutritional product launches, and the timing of our media investments to build awareness around launch activity.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Selling and marketing	$200,145	$282,147	$(82,002)	(29%)
As a percentage of total revenue	47.8%	53.5%

The decrease in selling and marketing expense for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily due to a $49.4 million decrease in Partner compensation as a result of the decrease in the number of Partners, lower commissionable revenue, a decrease in the commission rate paid to Partners that started at the beginning of January 2024 and the discontinuation of the Partner network in December 2024, an $11.8 million decrease in event expenses due primarily to a decrease in the number of, length of, and attendance at events, an $11.0 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the current and prior year and a $4.5 million decrease in the amortization of intangible assets due to the impairment of certain assets in the fourth quarter of 2023. With the Pivot and the transition from the MLM model to an affiliate model, the Company will no longer incur Partner compensation in 2025. The Company recorded Partner compensation of $119.3 million and $168.6 million for the years ended December 31, 2024 and 2023, respectively. The Company will incur affiliate compensation but it is expected to be significantly less than the previously recorded Partner compensation. The Pivot will also significantly reduce the number of, and length of, events for Partners and these event expenses are expected to be reduced significantly in 2025. The Company recorded approximately $5.4 million and $17.2 million of event expenses for the years ended December 31, 2024 and 2023, respectively. The Company also expects a decrease in personnel-related expenses in 2025 due to the headcount reductions associated with the Pivot.

Selling and marketing expense as a percentage of total revenue decreased by 570 bps primarily due to the decrease in Partner compensation and event expenses.

Enterprise Technology and Development

Enterprise technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants to maintain the Company’s enterprise resource planning system, which is the core of our accounting, procurement, supply chain, and other business support systems and primarily relate to enterprise systems applications, hardware, and software that serve as the technology infrastructure for the Company and are not directly related to services provided or tangible goods sold. Enterprise technology and development also includes reporting and business analytics tools, security systems such as identity management and payment card industry compliance, office productivity software, research and development tracking tools, and other non-customer facing applications. Enterprise technology and development expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, software licenses, and technology equipment leases.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Enterprise technology and development	$76,370	$74,407	$1,963	3%
As a percentage of total revenue	18.2%	14.1%

The increase in enterprise technology and development expense for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily due to a $6.9 million increase in depreciation expense as a result of accelerated depreciation of $11.1 million related to certain long-lived assets that due to the Pivot will no longer be used by the Company after December 31, 2024 partially offset by a $4.6 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the current and prior year. With the Pivot and the transition from the MLM model to an affiliate model, the Company expects a decrease in personnel-related expenses in 2025, due to the headcount reductions associated with the Pivot, and a decrease in depreciation expense in 2025 due to the long-lived assets impacted by Pivot which were fully depreciated as of December 31, 2024.

Enterprise technology and development expense as a percentage of total revenue increased by 410 bps due to the accelerated depreciation on the long-lived assets impacted by the Pivot, as well as a decrease in revenue at a faster pace than the reduction in enterprise technology and development expenses.

General and Administrative

General and administrative expenses include personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal, and human resources functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax, and insurance.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

General and administrative	$49,190	$57,932	$(8,742)	(15%)
As a percentage of total revenue	11.7%	11.0%

The decrease in general and administrative expense for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily due to a $4.4 million decrease in professional and accounting fees due to a management focus on decreasing spending, a $2.1 million decrease in insurance expense as some of our insurance is based on the level of the Company's revenues or the number of employees, which both have declined in the current period compared to the prior period, a $1.5 million decrease in personnel-related expenses as a result of lower headcount primarily related to the restructuring activities that occurred in the current and prior year and a $0.8 million gain on the sale of the Van Nuys facility which was recorded as a reduction of general and administrative expenses in the year ended December 31, 2024. The Company expects a decrease in personnel related expenses in 2025 due to the headcount reductions associated with the Pivot.

General and administrative expense as a percentage of total revenue increased by 70 bps due to the decrease in revenue at a faster pace than the reduction in general and administrative expenses.

Restructuring

In 2024, restructuring charges related primarily to the Pivot which was announced by the Company on September 30, 2024 (see Note 15, Restructuring, for more information on the Pivot) and key initiatives. Restructuring charges in 2023 primarily relate to activities focused on aligning our operations with our key growth priorities, including a reduction in headcount. The charges incurred primarily consist of employee termination costs.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Restructuring loss	$7,847	$6,497	$1,350	21%

Impairment of Goodwill

Impairment of goodwill includes goodwill impairment in 2024 and 2023.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Impairment of goodwill	$20,000	$40,000	$(20,000)	(50%)

The Company performed its annual goodwill impairment test as of December 31, 2024 and 2023 and based on the quantitative analysis recognized goodwill impairment of $20.0 million and $40.0 million for the years ended December 31, 2024 and 2023, respectively.

Impairment of Intangible Assets

Impairment of intangible assets includes intangible asset impairment in 2023.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Impairment of intangible assets	$—	$3,092	$(3,092)	(100%)

During the year ended December 31, 2023, due to reduced revenue and operating income forecasts, we tested our definite-lived intangible assets for recoverability and recognized a $3.1 million impairment charge which reduced the carrying amount of our intangible assets to zero.

Other Income (Expenses)

The change in fair value of warrant liabilities consists of the fair value changes of the public, private placement, Term Loan and Common Stock warrants. Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt discount and issuance costs for our Term Loan (as defined below). Other income, net, consists of interest income earned on investments and gains (losses) on foreign currency.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Loss on partial debt extinguishment	$(2,379)	$(3,168)	$789	(25%)
Impairment of other investment	—	(4,000)	4,000	(100%)
Change in fair value of warrant liabilities	1,144	2,679	(1,535)	(57%)
Interest expense	(6,882)	(8,874)	1,992	(22%)
Other income, net	2,922	1,747	1,175	67%

The decrease in loss on partial debt extinguishment for the year ended December 31, 2024 as compared to the year ended December 31, 2023 was due to lower partial prepayments on the Term Loan ($13.7 million in the year ended December 31, 2024 as compared to $15.0 million in the year ended December 31, 2023). The Company recorded an impairment of $4.0 million on its other investment during the year ended December 31, 2023. The $1.5 million decrease in the change in fair value of warrant liabilities during the year ended December 31, 2024, as compared to the year ended December 31, 2023, primarily resulted from a relatively lower decline in our stock price during the current year partially offset by the issuance of the Common Stock Warrants on December 13, 2023 and the change in their value to December 31, 2024. The $2.0 million decrease in interest expense was primarily due to lower average borrowings under the Term Loan during the year ended December 31, 2024 due primarily to principal prepayments of $28.7 million on the outstanding Term Loan balance from July 1, 2023 to December 31, 2024. The $1.2 million increase in other income as compared to the prior year was primarily due to a $1.2 million gain on the sale of the expected settlement amount from the pending resolution of a legal claim made by the Company in the year ended December 31, 2024.

Income Tax Provision

Income tax provision consists of income taxes related to U.S. federal and state jurisdictions as well as those foreign jurisdictions where we have business operations.

	Year Ended December 31,
	2024	2023	$ Change	% Change
	(dollars in thousands)

Income tax provision	$(239)	$(37)	$(202)	NM

The income tax provision increase for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily driven by changes in our valuation allowance and an increase in the net expense from discrete events.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been sales of our equity, debt financing, and cash generated from our operations. As of December 31, 2024, we had $20.2 million in cash and cash equivalents.

Term Loan Maturity and Liquidity Considerations

As discussed in Note 11, Debt, the Company has a term loan facility (the “Term Loan”) with Blue Torch Finance, LLC ("Blue Torch") that matures on February 8, 2026. The Company is currently in discussions with a third-party lender who has provided an executed term sheet and a non-binding commitment letter (the “Commitment Letter”) for an asset-based lending facility (the “ABL Facility”) for a term of at least three years that would provide the Company sufficient liquidity to pay-off the Term Loan and have additional sufficient liquidity available for the cash flow needs of the Company.

While the Company anticipates finalizing the ABL Facility with the third-party by June 30, 2025, there can be no assurances that it will be able to finalize the ABL Facility under the terms of the Commitment Letter. Further, if the ABL Facility is not finalized as anticipated, the Term Loan has certain financial covenants, discussed further in Note 11, for which the Company anticipates that it may violate in the second half of 2025, and if such violations were to occur, would accelerate the maturity date of the Term Loan into the second half of 2025, impacting the Company’s liquidity and potentially impacting its ability to continue to operate in the normal course. Given the finalization of the ABL Facility is not within the control of the Company, the Company has concluded the near-term maturity of the Term Loan, including the anticipated potential violation of debt covenants, is a condition that raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

While the Company believes it will be able to enter into the ABL Facility by June 30, 2025, in the event the Company is unable to obtain the ABL Facility as anticipated, the Company has a number of actions under its control that will enable the Company to satisfy the outstanding Term Loan at maturity or if called in the event of a covenant violation, including reducing the liquidity needs of the business over the next twelve months through a combination of deferrals of voluntary cash expenditures and operating cost reductions. Management has determined that such actions are within their control and would mitigate the condition and alleviate the substantial doubt surrounding the ability to continue as a going concern by providing liquidity sufficient to both fully satisfy the Term Loan and continue to operate its business in the normal course.

As a result, the Company believes it will have adequate cash flows to support its ongoing operations for at least one year following the date that these consolidated financial statements are issued.

Term Loan

On August 8, 2022, the Company, Beachbody, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company (the “Borrower”), and certain subsidiaries of the Company (together with the Company, the “Guarantors”), entered into a financing agreement (as amended, the “Financing Agreement”) with the lenders party thereto and Blue Torch as administrative agent and collateral agent for such lenders, providing for a senior secured term loan facility in an initial aggregate principal amount of $50.0 million (the “Term Loan”). Obligations under the Financing Agreement are guaranteed by the Guarantors, and secured by a lien on and security interest in substantially all of the assets of the Borrower and the Guarantors (together with the Borrower, the “Loan Parties”), subject to customary exceptions. On July 24, 2023 the Company and Blue Torch entered into the Term Loan Second Amendment on the Term Loan Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million. In the year ended December 31, 2024, the Company made partial prepayments of $13.7 million on the Term Loan in connection with the Term Loan Third, Term Loan Fourth, Term Loan Fifth and Term Loan Sixth Amendments. As of December 31, 2024, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $21.9 million. During the year ended December 31, 2024, the Term Loan was a secured overnight financing rate ("SOFR") loan, with an effective interest rate of 24.15% and a cash interest rate of 12.62% for the year ended December 31, 2024.

The Financing Agreement contains financial covenants, customary representations, warranties, covenants and customary events of default. In particular, the Financing Agreement contains (1) a minimum liquidity financial covenant of $9.5 million from the Sixth Amendment Effective Date (as defined below) through December 31, 2024 and $13.0 million from January 1, 2025 to the maturity of the Term Loan and (2) a minimum consolidated EBITDA financial covenant of (a) $2.0 million for the three months ended December 31, 2024, (b) $4.5 million for the six months ended March 31, 2025, (c) $6.6 million for the nine months ended June 30, 2025, (d) $11.3 million for the twelve months ended September 30, 2025 and (e) $14.6 million for the twelve months ended December 31, 2025.

We were in compliance with the financial covenants as of December 31, 2024. As noted above, the Company believes that it may violate one or more of its financial covenants on its Term Loan in the second half of 2025. In addition, unexpected weakness in the demand for our products may interfere with our ability to remain in compliance with the financial covenants, in particular the minimum liquidity financial covenant and the minimum consolidated EBITDA financial covenant for which the cushion in passing is expected to narrow in upcoming quarters. Failure to comply with the financial and other covenants under the Financing Agreement, would constitute a condition of default and would allow Blue Torch to accelerate the maturity of all indebtedness under the Financing Agreement. If such acceleration were to occur, we would likely have to seek an amendment and/or waiver of the impacted financial covenant or repay the debt with proceeds from the issuance of new debt or equity, or asset sales, if necessary. We may be unable to amend the Financing Agreement or raise sufficient capital to repay such obligations in the event the maturity is accelerated. As noted above, the Company is currently in discussions with a third-party lender who has provided an executed term sheet and a non binding Commitment Letter for an ABL Facility for a term of at least three years that would provide the Company sufficient liquidity to pay-off the Term Loan and have additional sufficient liquidity available for the cash flow needs of the Company.

See Note 11, Debt, to our consolidated financial statements included elsewhere in this Report for additional information on the Term Loan.

Lease Obligations

As of December 31, 2024, we have $15.3 million of lease obligations and purchase commitments associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. See Note 12, Leases, to our consolidated financial statements included elsewhere in this Report for discussion of our leases and Note 14, Commitments and Contingencies, to our consolidated financial statements included elsewhere in this Report for discussion of our contractual commitments that are primarily due within the next year.

Cash Flows

For the years ended December 31, 2024 and 2023, our net cash flows were as follows:

	Year Ended December 31,
	2024	2023
	(dollars in thousands)

Net cash provided by (used in) operating activities	$2,562	$(22,537)
Net cash provided by (used in) investing activities	1,058	(10,826)
Net cash used in financing activities	(15,868)	(13,717)

As of December 31, 2024, we had cash and cash equivalents totaling $20.2 million.

Net cash provided by (used in) operating activities was $2.6 million and $(22.5) million for the years ended December 31, 2024 and 2023, respectively. The increase in cash provided by operating activities during the year ended December 31, 2024, compared to the prior year, was primarily due to a decrease in net loss of $81.0 million, an increase in cash provided by other assets of $21.7 million and a decrease of $6.2 million of cash used related to accounts payable partially offset by a decrease in asset impairment of $27.1 million, a decrease in cash provided by deferred revenue of $18.9 million, a $13.1 million decrease in cash provided by inventory, a decrease in depreciation and amortization expense of $8.1 million, a decrease in the amortization of content assets of $8.1 million and a decrease in provision for inventory of $6.4 million.

Net cash provided by (used in) investing activities was $1.1 million and $(10.8) million for the years ended December 31, 2024 and 2023, respectively. The increase in net cash provided by investing activities was due to proceeds received from the sale of the Van Nuys facility of $5.6 million and a decrease in capital expenditures of $2.0 million due to increased focus by management on capital expenditures, in particular related to technology, partially offset by $4.3 million of investment in restricted short-term investments in the year ended December 31, 2023.

Net cash used in financing activities was $15.9 million and $13.7 million for the years ended December 31, 2024 and 2023, respectively. The increase in net cash used in financing activities was primarily due to the prior year included proceeds received of $4.9 million, net of placement agent fees, related to the sale of 420,769 shares of Class A common stock and pre-funded warrants to purchase up to 122,821 shares of Class A common stock on December 13, 2023 partially offset by a decrease in debt repayments on our Term Loan in the current year.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth and overall economic conditions. We continue to assess and efficiently manage our working capital, and expect to generate additional liquidity through continued cost control initiatives. We believe that existing cash and cash equivalents and management's plan related to cost control initiatives will provide the Company with sufficient liquidity to meet our anticipated cash needs, including debt service requirements, for the next twelve months as well as for the longer-term (i.e., beyond the next twelve months).

On December 13, 2023, the Company issued 420,769 shares of Class A common stock at a purchase price of $9.75 per share and pre-funded warrants to purchase up to 122,821 shares of Class A common stock at a pre-funded purchase price of $9.7499 per share to certain institutional investors. The Company received proceeds of $4.9 million, net of placement agent fees. The Company also issued 543,590 Common Stock Warrants to purchase 543,590 shares of Class A common stock at an exercise price of $11.24 per share. On January 12, 2024, the investor exercised all of the pre-funded warrants and converted them into 122,821 shares of Class A common stock. See Note 16, Stockholders' Equity, to our consolidated financial statements included elsewhere in this Report for additional information regarding the Equity Offering.

We may also explore additional debt or equity financing to supplement our anticipated working capital balances and further strengthen our financial position, but do not at this time know which form it will take or what the terms will be. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financial covenants that would restrict our operations. The sale of additional equity would result in additional dilution to our shareholders. There can be no assurances that we will be able to raise additional capital in amounts or on terms acceptable to us.

Critical Accounting Estimates

Our consolidated financial statements included elsewhere in this Annual Report have been prepared in accordance with GAAP. The preparation of consolidated financial statements requires us to make judgments, estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes. We evaluate our estimates and judgments on an on-going basis. We base our estimates and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results in these areas could differ from management's estimates. Note 1, Description of Business and Summary of Significant Accounting Policies, to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Following are the Company's accounting policies impacted by judgments, assumptions and estimates.

Inventory

Inventory consists of raw materials, work in process, and finished goods, is accounted for by using the first-in, first-out method, and is valued at the lower of cost or net realizable value. To estimate any necessary adjustments against the carrying value of inventory, various assumptions are made in regard to excess or slow-moving inventories including future demand for our products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory. If future demand and market conditions are less favorable than our assumptions, additional inventory adjustments may be required.

In the three months ended September 30, 2024, management determined that it would no longer sell connected fitness inventory beginning in early 2025. Based on this decision, the Company recorded $1.2 million in adjustments in the year ended December 31, 2024 to reduce connected fitness inventory to net realizable value of zero at December 31, 2024. In addition, the Company recorded $0.2 million in adjustments in the year ended December 31, 2024 to reduce nutrition and other inventory impacted by the Pivot.

Including the adjustments for the connected fitness inventory ($1.2 million) and the adjustments for nutrition and other inventory ($0.2 million) due to the impact of the Pivot, during the years ended December 31, 2024 and 2023, we recorded adjustments to the carrying value of inventory of $4.2 million and $10.6 million, respectively, to reduce the carrying value of inventory on hand to net realizable value and to adjust for excess and obsolete inventory. The Company recorded $1.7 million and $3.4 million of these adjustments in nutrition and other cost of revenue for the years ended December 31, 2024 and 2023, respectively. The Company also recorded $2.5 million and $7.2 million of these adjustments in connected fitness cost of revenue for the years ended December 31, 2024 and 2023, respectively. Actual future write-offs of inventory may differ from estimates and calculations used to determine inventory adjustments due to changes in customer demand or other market conditions.

Goodwill and Intangible Assets Impairment

Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually and between annual tests if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit ("RU") below its carrying value or indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. We test goodwill for impairment at a level within the Company referred to as the RU. We carry our definite-lived intangible assets at cost less accumulated amortization. If an event or change in circumstances occurs that indicates the carrying value may not be recoverable, we would evaluate our definite-lived intangible assets for impairment at that time.

2024 Interim Goodwill Impairment Test

Due to the continued sustained decline in our market capitalization in the three and nine months ended September 30, 2024 and the impact of the Pivot, which was approved by the Board of the Company in late September 2024, the Company performed an interim test for impairment of its goodwill as of September 30, 2024.

In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative assessment test and proceeded to perform a quantitative test by comparing the carrying value of its RU to its estimated fair value. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates and discount rates used in a discounted cash flow model in the income approach. The estimates used to determine fair value for the RU may change based on the results of operations, macro-economic conditions, stock price fluctuations or other factors. Changes in these estimates could materially affect our assessment of the fair value and goodwill impairment for the RU. As of September 30, 2024, management concluded that the fair value of its RU exceeded its carrying value by approximately 10%, or $5.6 million, resulting in no impairment.

2024 Goodwill Impairment Test

We assessed our long-lived assets for impairment prior to our goodwill impairment test, see discussion below related to the long-lived asset impairment test.

In testing for goodwill impairment as of December 31, 2024, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of our RU to estimated fair value. The determination of the fair value of the Company's RU was estimated using a combination of a market approach that considered benchmark company market multiples and an income approach that utilized discounted cash flows for the RU. The Company applied a 50% weighting to the income approach that utilized discounted cash flows and the benchmark company market multiples approach, in determining the fair value of the RU. The significant assumptions under each of these approaches include, among others; revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach, the control premium and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the Company's expectations of future performance and the expected future economic environment, which are partly based upon the Company's historical experience.

The Company's estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company's judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its RU. The results of our annual test for impairment at December 31, 2024 concluded that the fair value of our RU was less than its carrying value. As a result, we recorded an impairment charge of $20.0 million related to our goodwill, which reduced our goodwill to $65.2 million at December 31, 2024. The impairment at December 31, 2024 was primarily due to the sustained decline in the Company's stock price, which decreased approximately 26% from December 31, 2023 to December 31, 2024, a decline in revenue of 21% for the year ended December 31, 2024 as compared to the prior year, and an expectation of continual decline in revenues in the near term due to the Pivot.

Management will continue to monitor its RU and long-lived asset group for changes in the business environment that could impact its fair value. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our RU may include supply chain disruptions; the demand for at-home fitness solutions; adverse macroeconomic condition; volatility in the equity and debt markets which could result in higher weighted-average cost of capital and our subscriber growth rates. Changes in management's expectations of future performance could have a significant impact on the Company's RU fair value. It should be noted that revenue and expectations of revenue have a significant impact on the RU's fair value. For the year ended December 31, 2024 the Company's revenue decreased by 21% from the prior year. Continual decreases in revenue could have an impact on the future fair value of the Company's RU. The fair value of our RU has been impacted by and will continue to be impacted by the volatility in the market price of our common stock. The Company's stock price declined by 26% in the year ended December 31, 2024. Continued decreases in the Company's stock price may result in a decrease in the fair value of the Company's RU and potential for incremental goodwill impairment. Changes in any of the assumptions used in the valuation of the RU, or changes in the business environment could materially impact the expected cash flows, and such impacts could potentially result in a material non-cash impairment charge.

2024 Long-Lived Asset Impairment Test

Due to reduced revenue and margin forecasts, we tested the related asset group for recoverability as of December 31, 2024 and September 30, 2024. In testing for recoverability, we compared the carrying value of the asset group to its forecasted undiscounted cash flows to determine whether it was recoverable. The Company performed a test for recoverability at December 31, 2024 and September 30, 2024 and concluded that the carrying value of its long-lived assets were recoverable at September 30, 2024, but were not recoverable as of December 31, 2024. The fair value of the assets within the asset group were then calculated to determine whether an impairment loss should be recognized. The fair value of the long-lived assets were estimated and calculated to be higher than the carrying value and thus no impairment was recognized.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, sales, certain inventory purchases and operating expenses expose us to foreign currency exchange risk. For the years ended December 31, 2024 and 2023, approximately 10% of our revenue in each year was in foreign currencies. These sales were primarily denominated in Canadian dollars and British pounds.

We may use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on our net cash flows. We primarily enter into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses and intercompany transactions not denominated in the local currencies of our foreign operations. We designate some of these instruments as cash flow hedges and record them at fair value as either assets or liabilities within the consolidated balance sheets. Some of these instruments are freestanding derivatives for which hedge accounting does not apply.

In the year ended December 31, 2023, management made a determination to cease entering into any further foreign exchange options at that time, which resulted in a decrease in the notional amount of the Company's outstanding foreign exchange options to zero at December 31, 2024 as all of the foreign exchange options expired prior to March 31, 2024. As part of the Pivot, the Company has decided to exit the sale of nutritional and other physical products in the UK and France. Nutrition and other revenue in the UK and France are not significant.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would result in an approximate $2.1 million increase or decrease in cost of revenue and operating expenses. The higher exposure to changes in foreign currency from previous periods was due to management's decision to cease entering into foreign exchange options at this time.

The aggregate notional amount of foreign exchange derivative instruments at December 31, 2024 and 2023 was zero and $4.4 million, respectively.

Interest Rate Risk

Our exposure to interest rate risk is primarily associated with our Term Loan borrowings, which were SOFR loans during the year ended December 31, 2024 and subject to variability in the SOFR rate. If the interest rate on our Term Loan were to increase or decrease by 1% for the year and our indebtedness remained constant throughout the period, our annual interest expense would not change materially. Further, our exposure to interest rate volatility is partially mitigated by interest income on our highly liquid investments. At this point, we do not believe that our liquidity has been materially affected by the debt market uncertainties noted in the last few years, and we do not believe that our liquidity will be significantly impacted in the near future.

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of The Beachbody Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Beachbody Company, Inc. and subsidiaries (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes and the schedule listed in the Index at Item 15(a)2 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment – Refer to Notes 1 and 8 to the financial statements

Critical Audit Matter Description

The Company’s recorded goodwill balance was $65.2 million as of December 31, 2024. The Company assesses goodwill for impairment annually or more frequently if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit below its carrying value. The results of the Company's annual test for impairment at December 31, 2024 concluded that the fair value of its reporting unit was less than its carrying value. As a result, the Company recorded a goodwill impairment charge of $20.0 million for the year ended December 31, 2024.

The Company’s evaluation of goodwill for impairment involves the comparison of the carrying value of its reporting unit to its estimated fair value. The determination of the fair value of the Company’s reporting unit was based on a combination of a market approach that considered benchmark company market multiples and an income approach that utilized discounted cash flows for its reporting unit.

We identified goodwill impairment as a critical audit matter because the determination of fair value of the reporting unit involves significant assumptions made by management, including the revenue growth rates used in cash flow projections, guideline company market multiples, control premium, and weighted average cost of capital rate. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the goodwill impairment assessment included the following, among others:

•
We evaluated the reasonableness of the revenue growth rate assumptions in management’s cash flow projections by comparing the forecasts to: (1) historical results, (2) internal communications to management and the Board of Directors, (3) current economic factors and analyst reports of the Company and companies in its peer group, and (4) forecasted information included in the Company’s press releases.
•
We evaluated management’s ability to accurately forecast future revenues by comparing actual results to management’s historical forecasts.
•
We inquired of appropriate individuals, both within and outside of finance, to determine whether the judgments and assumptions used in the future revenue projections were consistent with the strategy and long-range plans of the Company.
•
With the assistance of our fair value specialists, we evaluated the reasonableness of (1) the weighted average cost of capital rate; and (2) revenue growth rates used in cash flow projections, by:
o
Testing the source information underlying the determination of the weighted average cost of capital rate and the mathematical accuracy of the calculation.
o
Developing a range of independent estimates and comparing those to the weighted average cost of capital rate selected by management.
o
Performing an analysis comparing applicable industry revenue growth rates used in cash flow projections to management’s revenue growth rates used in cash flow projections.
•
With the assistance of our fair value specialists, we evaluated the market approach that considered benchmark company market multiples and the control premium by:
o
Evaluating the reasonableness of the selected guideline public companies.
o
Assessing the acceptability of the selected market multiples and control premium by comparing them against independent research and analysis of the data.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 28, 2025

We have served as the Company's auditor since 2023.

The Beachbody Company, Inc.

Consolidated Balance Sheets

(in thousands, except par value and share data)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents (restricted cash of $0.1 million at December 31, 2024 and 2023, respectively)	$20,187	$33,409
Restricted short-term investments	4,250	4,250
Inventory	16,303	24,976
Prepaid expenses	9,034	10,715
Other current assets	28,911	45,923
Total current assets	78,685	119,273
Property and equipment, net	12,749	45,055
Content assets, net	12,179	21,359
Goodwill	65,166	85,166
Right-of-use assets, net	3,063	3,063
Other assets	2,714	2,923
Total assets	$174,556	$276,839
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,534	$10,659
Accrued expenses	24,982	42,147
Deferred revenue	77,273	97,169
Current portion of lease liabilities	1,338	1,835
Current portion of Term Loan	9,500	8,068
Other current liabilities	5,011	5,325
Total current liabilities	127,638	165,203
Term Loan	9,668	21,491
Long-term lease liabilities, net	1,973	1,425
Deferred tax liabilities, net	1	10
Other liabilities	7,106	5,950
Total liabilities	146,386	194,079
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 4,218,828 and 3,978,356 shares issued and outstanding at December 31, 2024 and 2023, respectively;	1	1
Class X: 2,729,003 shares issued and outstanding at December 31, 2024 and 2023, respectively;	1	1
Class C: no shares issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	671,735	654,657
Accumulated deficit	(643,518)	(571,876)
Accumulated other comprehensive loss	(49)	(23)
Total stockholders’ equity	28,170	82,760
Total liabilities and stockholders’ equity	$174,556	$276,839

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2024	2023
Revenue:
Digital	$224,335	$258,370
Nutrition and other	187,835	249,510
Connected fitness	6,626	19,229
Total revenue	418,796	527,109
Cost of revenue:
Digital	41,884	64,942
Nutrition and other	78,172	109,170
Connected fitness	11,396	29,910
Total cost of revenue	131,452	204,022
Gross profit	287,344	323,087
Operating expenses:
Selling and marketing	200,145	282,147
Enterprise technology and development	76,370	74,407
General and administrative	49,190	57,932
Restructuring	7,847	6,497
Impairment of goodwill	20,000	40,000
Impairment of intangible assets	—	3,092
Total operating expenses	353,552	464,075
Operating loss	(66,208)	(140,988)
Other income (expense)
Loss on partial debt extinguishment	(2,379)	(3,168)
Impairment of other investment	—	(4,000)
Change in fair value of warrant liabilities	1,144	2,679
Interest expense	(6,882)	(8,874)
Other income, net	2,922	1,747
Loss before income taxes	(71,403)	(152,604)
Income tax provision	(239)	(37)
Net loss	$(71,642)	$(152,641)

Net loss per common share, basic and diluted	$(10.51)	$(24.47)
Weighted-average common shares outstanding, basic and diluted	6,818	6,239

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2024	2023
Net loss	$(71,642)	$(152,641)
Other comprehensive (loss) income:
Change in fair value of derivative financial instruments, net of tax	—	(360)
Reclassification of losses on derivative financial instruments included in net loss, net of tax	80	222
Foreign currency translation adjustment	(106)	78
Total other comprehensive loss	(26)	(60)
Total comprehensive loss	$(71,668)	$(152,701)

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands)

					Accumulated
			Additional		Other	Total
	Class A and Class X Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balances at December 31, 2022	6,243	$2	$630,738	$(419,235)	$37	$211,542
Net loss	—	—	—	(152,641)	—	(152,641)
Other comprehensive loss, net of tax	—	—	—	—	(60)	(60)
Equity-based compensation	230	—	23,891	—	—	23,891
Forfeitures of shares per the Forfeiture Agreement	(160)	—	—	—	—	—
Issuance of shares due to Employee Stock Purchase Plan	47	—	553	—	—	553
Issuance of Equity Offering, net of issuance costs	421	—	1,653	—	—	1,653
Tax withholdings on vesting of restricted stock	(74)	—	(2,178)	—	—	(2,178)
Balances at December 31, 2023	6,707	2	654,657	(571,876)	(23)	82,760
Net loss	—	—	—	(71,642)	—	(71,642)
Other comprehensive loss, net of tax	—	—	—	—	(26)	(26)
Equity-based compensation	107	—	17,069	—	—	17,069
Issuance of shares due to Employee Stock Purchase Plan	43	—	272	—	—	272
Tax withholdings on vesting of restricted stock	(32)	—	(263)	—	—	(263)
Pre-funded warrants exercised	123	—	—	—	—	—
Balances at December 31, 2024	6,948	$2	$671,735	$(643,518)	$(49)	$28,170

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(71,642)	$(152,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill	20,000	40,000
Impairment of intangible assets	—	3,092
Impairment of other investments	—	4,000
Depreciation and amortization expense	31,439	39,573
Amortization of content assets	15,667	23,755
Provision for inventory	4,204	10,561
Realized losses on hedging derivative financial instruments	64	222
Change in fair value of warrant liabilities	(1,144)	(2,679)
Equity-based compensation	17,069	23,891
Deferred income taxes	5	(191)
Amortization of debt issuance costs	2,490	1,899
Paid-in-kind interest expense	808	1,310
Loss on partial debt extinguishment	2,379	3,168
Change in lease assets	—	1,967
Gain on sale of property and equipment	(784)	—
Changes in operating assets and liabilities:
Inventory	4,376	17,508
Content assets	(6,487)	(10,226)
Prepaid expenses	1,681	2,340
Other assets	17,237	(4,438)
Accounts payable	(906)	(7,103)
Accrued expenses	(16,570)	(20,293)
Deferred revenue	(16,693)	2,163
Other liabilities	(631)	(415)
Net cash provided by (used in) operating activities	2,562	(22,537)
Cash flows from investing activities:
Purchase of property and equipment	(4,542)	(6,576)
Investment in restricted short-term investments	—	(4,250)
Proceeds from sale of property and equipment	5,600	—
Net cash provided by (used in) investing activities	1,058	(10,826)
Cash flows from financing activities:
Debt repayments	(15,877)	(17,000)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	272	553
Tax withholdings payments for vesting of restricted stock	(263)	(2,178)
Proceeds from issuance of Equity Offering, net of issuance costs	—	4,908
Net cash used in financing activities	(15,868)	(13,717)
Effect of exchange rates on cash, cash equivalents and restricted cash	(974)	398
Net decrease in cash, cash equivalents and restricted cash	(13,222)	(46,682)
Cash, cash equivalents and restricted cash, beginning of year	33,409	80,091
Cash, cash equivalents and restricted cash, end of year	$20,187	$33,409
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$3,561	$5,389
Cash paid during the year for income taxes, net	232	11
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$225	$817
Supplemental disclosure of noncash financing activities:
Change in fair value of Term Loan warrants due to amended exercise price	$192	$802
Paid-in-kind fee recorded as incremental debt issuance cost	818	488

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.

Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization

The Beachbody Company, Inc. (“BODi” or the “Company”) is a leading fitness and nutrition company and the creator of some of the world’s most popular fitness programs. The Company’s fitness programs are available for streaming through subscription to Beachbody On Demand (“BOD”) and, together with the Company’s live fitness and comprehensive nutrition programs, through subscription to Beachbody On Demand Interactive (“BODi”). During the three months ended March 31, 2023, the Company launched an improved BODi experience and began migrating all BOD-only members to BODi on their renewal dates. BODi offers nutritional products such as Shakeology nutrition shakes, Beachbody Performance supplements and BEACHBAR snack bars, which have been designed and clinically tested to help customers achieve their goals. The Company’s revenue has historically been generated primarily through a network of micro-influencers (“Partners”), social media marketing channels, and direct response advertising. On September 30, 2024, the Company announced strategic initiatives to transition its network business from a Multi-Level Marketing ("MLM") model to a single level affiliate model (the "Pivot"). See Note 15, Restructuring, for more information on the Pivot.

Term Loan Maturity and Liquidity Considerations

As discussed in Note 11, Debt, the Company has a term loan facility (the “Term Loan”) with Blue Torch Finance, LLC ("Blue Torch") that matures on February 8, 2026. The Company is currently in discussions with a third-party lender who has provided an executed term sheet and a non-binding commitment letter (the “Commitment Letter”) for an asset-based lending facility (the “ABL Facility”) for a term of at least three years that would provide the Company sufficient liquidity to pay-off the Term Loan and have additional sufficient liquidity available for the cash flow needs of the Company.

While the Company anticipates finalizing the ABL Facility with the third-party lender by June 30, 2025, there can be no assurances that it will be able to finalize the ABL Facility under the terms of the Commitment Letter. Further, if the ABL Facility is not finalized as anticipated, the Term Loan has certain financial covenants, discussed further in Note 11, for which the Company anticipates that it may violate in the second half of 2025, and if such violations were to occur, would accelerate the maturity date of the Term Loan into the second half of 2025, impacting the Company’s liquidity and potentially impacting its ability to continue to operate in the normal course. Given the finalization of the ABL Facility is not within the control of the Company, the Company has concluded the near-term maturity of the Term Loan, including the anticipated potential violation of debt covenants, is a condition that raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

While the Company believes it will be able to enter into the ABL Facility by June 30, 2025, in the event the Company is unable to obtain the ABL Facility as anticipated, the Company has a number of actions under its control that will enable the Company to satisfy the outstanding Term Loan at maturity or if called in the event of a covenant violation, including reducing the liquidity needs of the business over the next twelve months through a combination of deferrals of voluntary cash expenditures and operating cost reductions. Management has determined that such actions are within their control and would mitigate the condition and alleviate the substantial doubt surrounding the ability to continue as a going concern by providing liquidity sufficient to both fully satisfy the Term Loan and continue to operate its business in the normal course.

As a result, the Company believes it will have adequate cash flows to support its ongoing operations for at least one year following the date that these consolidated financial statements are issued.

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission ("SEC").

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that may impact the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates in our consolidated financial statements include, but are not limited to, the useful life and recoverability of long-lived assets, the valuation of warrant liabilities, the recognition and measurement of income tax assets and liabilities, the valuation of intangible assets, impairment of goodwill and intangible assets, and the net realizable value of inventory. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Our actual results could differ from our estimates. We periodically review estimates and assumptions and we reflect the effects of changes, if any, in the consolidated financial statements in the period that they are determined.

Segments

The Company has one operating and reporting segment. In reaching this conclusion, management considered the definition of the Chief Operating Decision Maker (“CODM”); how the business is defined by the CODM; the nature of the information provided to the CODM and how that information is used to make operating decisions; and how resources and performance are accessed. The Company's CODM is its chief executive officer ("CEO"). The results of the operations are provided to and analyzed by the CODM at the Company level and accordingly, key resource decisions and assessment of performance are performed at the Company level based on the Company’s consolidated net loss.

Summary of Significant Accounting Policies

Presentation of Financial Statements-Going Concern

The Company applies ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40)-Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, about whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that its financial statements are issued.

Reverse Stock Split

On November 21, 2023, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock. Each stockholder's percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 1-for-50 reverse stock split. See Note 16, Stockholders' Equity, for additional information regarding the reverse stock split.

Recurring Fair Value Measurements

For assets and liabilities that are measured using quoted prices (unadjusted) in active markets for identical assets or liabilities, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality, and the overall capital market liquidity (Level 3). These valuations require significant judgment.

Non-Recurring Fair Value Measurements

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, equity securities without readily determinable fair value that are written down to fair value when they are impaired and long-lived assets (including intangible assets and goodwill) that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.

Cash and Cash Equivalents

The Company considers all cash and short-term investments purchased with maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents include:

•
cash held in checking and money market funds;
•
amounts in transit from payment processors for customer credit and debit card transactions; and
•
highly liquid investments with original maturities of three months or less at the time of purchase.

Cash and cash equivalents are carried at cost, which approximates market value. The Company maintains its cash at financial institutions, and the balances, at times, may exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts. The Company mitigates its risk by placing funds in high-credit quality financial institutions and utilizing nightly sweeps into U.S. Treasury funds for certain cash accounts. We regularly monitor the financial stability of the financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents. Restricted cash primarily consists of cash held related to an irrevocable letter of credit, see Note 11, Debt, for additional information on the letter of credit.

Inventory

Inventory consists of raw materials, work in process, and finished goods. Inventory is accounted for using the first-in, first-out method and is valued at the lower of cost or net realizable value. The Company records adjustments to the carrying value of inventory based on assumptions regarding future demand for the Company’s products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory.

Accounts Receivable, Net (included in Other Current Assets)

The Company's accounts receivable primarily represents amounts due from third-party sales. The allowance for credit losses is based on several factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer's ability to pay its obligations and any other forward looking data regarding customers' ability to pay which may be available.

Content Assets, Net

The Company capitalizes costs associated with the development and production of programs on its streaming platforms. The Company capitalizes production costs as customer usage and retention data supports that future revenue will be earned. These costs are classified as non-current assets in the consolidated balance sheets.

Content assets are predominantly monetized as a film group and are amortized over the estimated useful life based on projected usage, which has been derived from historical viewing patterns, resulting in an accelerated amortization pattern. Amortization begins when the program is first available for streaming by customers and is recorded in the consolidated statements of operations as a component of digital cost of revenue. When an event or change in circumstances indicates a change in projected usage, content assets are reviewed for potential impairment in aggregate at a group level. To date, the Company has not identified any such event or changes in circumstances.

Property and Equipment, Net

Property and equipment, which includes computer software and web development costs, are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which primarily range from two to seven years and up to 39 years for buildings. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining life of the related lease. Costs of maintenance, repairs, and minor replacements are expensed when incurred, while expenditures for major renewals and betterments that extend the useful life of an asset or provide additional utility are capitalized.

Software and web development projects in-process consist primarily of costs associated with internally developed software that has not yet been placed into service. The Company capitalizes eligible costs to acquire, develop, or modify internal-use software that are incurred subsequent to the preliminary project stage. Depreciation of these assets begins upon the initial usage of the software.

When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income (loss).

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and identifiable assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. Any excess of the purchase price over the fair value of tangible and intangible assets acquired is assigned to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the fair value of the consideration transferred in a business combination over the fair value of the underlying identifiable assets and liabilities acquired. Goodwill and intangible assets deemed to have an indefinite life are not amortized. Instead, goodwill and indefinite-lived intangible assets are assessed for impairment annually or more frequently if an event or change in circumstances occurs that, with respect to goodwill, would more likely than not reduce the fair value of a reporting unit ("RU") below its carrying value or, for indefinite-lived intangible assets, indicate that it is more likely than not that the asset is impaired. The Company had historically performed its annual goodwill impairment assessment as of October 1. During the fourth quarter of 2023, the Company decided to change the date of its annual impairment assessment from October 1 to December 31. The Company completed the required annual impairment test for goodwill as of October 1, 2023, prior to the change of the annual impairment test for goodwill to December

31. The change was made to more closely align the impairment assessment date with the Company's annual planning and forecasting process. The change in date of the annual impairment test was not deemed material as the new measurement date of December 31 was in relatively close proximity to the previous measurement date and the change did not have any impact on goodwill or the impairment of goodwill. The change was applied prospectively and would not have had an impact on a retrospective basis.

As of December 31, 2024 and 2023, the Company had no indefinite-lived intangible assets.

Long-Lived Assets

Management reviews long-lived assets (including property and equipment, content assets, and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets is determined by first grouping the long-lived assets at the lowest level for which there are identifiable cash flows, and then comparing the carrying value of each asset group to its forecasted undiscounted cash flows. If the forecasted undiscounted cash flows indicates that the carrying value of the assets is not recoverable, an impairment test of the asset group is performed. Impairment is recognized if the carrying amount of the asset group exceeds its fair value. The Company performed a test for recoverability at December 31, 2024 and concluded that the carrying value of its long-lived assets were not recoverable. The fair value of the assets within the asset group were then calculated to determine whether an impairment loss should be recognized. The fair value of the long-lived assets were estimated and calculated to be higher than the carrying value and thus no impairment was recognized.

As of December 31, 2024 and 2023, the Company’s long-lived assets were located in the U.S.

Leases

The Company accounts for its leases of administrative offices and production studios under ASC 842, Leases; the Company does not have any leases where it acts as a lessor as of December 31, 2024. Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee and are recorded on the consolidated balance sheets as both a right-of-use ("ROU") asset and lease liability, calculated by discounting fixed lease payments over the lease term at the discount rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset results in straight-lined rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the ROU asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the ROU asset and lease liability, the Company elected the practical expedient to combine lease and non-lease components. Rental income on subleases is recognized on a straight-line basis over the estimated lease term. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and instead recognizes rent expense on a straight-line basis over the lease term for such leases.

Warrant Liabilities

The Company has issued warrants on several occasions including during its initial public offering process, the execution of its Term Loan (as defined below) and in the Equity Offering (as defined below), which have not met the criteria to be classified in stockholders equity.

Public and Private Placement Warrants

The Company has outstanding warrants for the purchase of 200,000 shares of the Company's Class A common stock at an exercise price of $575.00 per share (the “Public Warrants”) and outstanding warrants for the purchase of 106,667 shares of the Company's Class A common stock at an exercise price of $575.00 per share (the “Private Placement Warrants”). All of the Public and Private Placement Warrants remained outstanding as of December 31, 2024 and 2023. The Public Warrants were publicly traded on the New York Stock Exchange (the "NYSE") but were delisted by the NYSE on November 24, 2023 due to their abnormally low price levels. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. In no event will the Company be required to net cash settle any warrant. The Private Placement Warrants are transferable, assignable or salable in certain limited exceptions. The Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will cease to be Private Placement Warrants and will become Public Warrants and will be redeemable by the Company and exercisable by such holders on the same basis as the other Public Warrants.

Term Loan Warrants

In connection with the Term Loan (as defined below), the Company issued warrants for the purchase of 94,335 shares of the Company’s Class A common stock at an exercise price of $92.50 per share to certain holders affiliated with Blue Torch Finance, LLC (the “Term Loan Warrants”). In connection with the Term Loan Second Amendment (as defined below), the Term Loan Fifth Amendment (as defined below) and the Term Loan Sixth Amendment (as defined below), the Company also amended and restated the Term Loan Warrants. The Term Loan amendments amended the exercise price of the Term Loan Warrants as follows:

Date From To

Term Loan Second Amendment July 24, 2023 $92.50 per share $20.50 per share

Term Loan Fifth Amendment April 5, 2024 20.50 per share 9.16 per share

Term Loan Sixth Amendment October 18, 2024 9.16 per share 6.26 per share

The Term Loan warrants vest on a monthly basis over four years and have a seven-year term. In connection with the Equity Offering (as defined below), the Term Loan Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Term Loan Warrants to 97,482 shares of the Company's Class A common stock.

Common Stock Warrants

In connection with the Equity Offering (as defined below), the Company issued warrants (the "Common Stock Warrants") on December 10, 2023 to certain institutional investors to purchase 543,590 shares of Class A common stock at an exercise price of $11.24 per share. The Common Stock Warrants may be exercised at any time beginning June 13, 2024 and will expire on June 13, 2029. See Note 16, Stockholders' Equity, for additional information on the Equity Offering and the Common Stock Warrants.

The Company evaluated the Public, Private Placement, Term Loan and Common Stock Warrants (collectively, the "Warrants") under ASC 815, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded they do not meet the criteria to be classified in stockholders’ equity. Since the Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as other liabilities in the consolidated balance sheets at fair value, with subsequent changes in their respective fair values recognized in the change in fair value of warrant liabilities within the consolidated statements of operations at each reporting date. The Public Warrants were publicly traded until November 24, 2023, when they were delisted by the NYSE due to the NYSE's determination that the Public Warrants were no longer suitable for listing, and thus had an observable market price to estimate fair value until the date that they were delisted. The Private Placement, Term Loan and Common Stock Warrants, as well as the Public Warrants after the date they were delisted, are valued using a Black-Scholes option-pricing model as described in Note 3, Fair Value Measurements to the consolidated financial statements.

The change in the fair values of the Warrants for the years ended December 31, 2024 and 2023, resulted in a $1.1 million and $2.7 million non-cash change in fair value gain in the consolidated statements of operations for the years ended December 31, 2024 and 2023, respectively.

Other Investment

As of December 31, 2023, the Company had a $1.0 million investment in equity securities of a privately-held company with no readily determinable fair value after recording as of December 31, 2023 a $4.0 million impairment on this investment based on an observable price change. This equity investment was reported within other assets in the consolidated balance sheets. The Company used the measurement alternative for this investment, and its carrying value was reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar instruments.

On January 9, 2024 the Company sold this investment for $1.0 million.

Revenue Recognition

The Company’s primary sources of revenue are from sales of digital subscriptions, nutritional products, and connected fitness equipment. The Company determines revenue recognition through the five-step model which requires us to:

(i) identify our contracts with a customer;

(ii) identify our performance obligations in the contract;

(iii) determine the transaction price in the contract;

(iv) allocate the transaction price to our performance obligation in the contract; and

(v) recognize revenue when each performance obligation under the contract is satisfied.

The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customer and defers revenue when it receives payments in advance of fulfilling its performance obligations. Revenue that is deferred is included in deferred revenue (for the remaining deferral period that is less than one year) and in other liabilities (for the remaining deferral period that is more than one year) in the consolidated balance sheets. Control of shipped items is generally transferred when the product is delivered to the customer. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 38 months). Shipping and handling charges billed to customers are included in revenue. The Company markets and sells its products primarily in the United States, Canada, the United Kingdom (the "UK"), and

France. As part of the Pivot, the Company has decided to exit the sale of nutritional and other physical products in the UK and France. Nutrition and other revenue in the UK and France are not significant.

The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Revenue is recorded net of expected returns, discounts, and credit card chargebacks, which are estimated using the Company’s historical experience. If actual costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations. For customer contracts that include multiple performance obligations, the Company accounts for individual performance obligations if they are distinct. The transaction price is then allocated to each performance obligation based on its stand-alone selling price. The Company generally determines the standalone selling price based on the prices charged to customers. Revenue is presented net of sales taxes and value added taxes ("VAT") and GST/HST ("Goods and Services Tax"/"Harmonized Sales Tax") which are collected from customers and remitted to applicable government agencies.

A description of our principal revenue generating activities is as follows:

Digital Subscriptions – Our digital subscription services provide access to BODi, which provides a vast library of workout content. Digital subscriptions represent a single, stand-ready obligation and are paid for either at the time of or in advance of service delivery. Revenue from these arrangements is recognized over the subscription period.

Nutritional Products – We offer a comprehensive line of nutritional products including nutritional supplement subscriptions and one-time nutritional sales. We often sell bundled products that combine digital subscriptions, nutritional products and/or fitness products. Revenue is recognized when control of the goods is transferred to the customer, which typically occurs upon delivery. See below for discussion of bundled products.

Connected Fitness – We offer a connected fitness system that includes in-home fitness equipment and associated digital content subscriptions. Some of our in-home fitness contracts have multiple performance obligations, which include both hardware and a subscription service commitment. Revenue is recognized when control of the equipment is transferred to the customer, usually upon delivery. See below for discussion of bundled products. Management has determined that it will no longer sell connected fitness inventory beginning in early 2025.

In cases where a customer contract contains multiple performance obligations, which the Company refers to as bundled products, we account for each obligation individually if they are distinct. We allocate the transaction price, net of discounts, to each performance obligation based on its standalone selling price. Revenue from such arrangements is recognized when control of the product is transferred to the customer, usually upon delivery. For digital subscription service commitments, revenue is recognized over the subscription period.

The Company operates primarily as the principal in its relationships where third parties sell or distribute the Company’s goods or services. Fees to the third parties are recorded in selling and marketing expenses within the consolidated statements of operations. The Company in certain instances serves as the agent in relationships with third parties. The activity in these relationships are immaterial.

Cost of Revenue

Digital Cost of Revenue

Digital cost of revenue includes costs associated with digital content creation including amortization and revisions of content assets, depreciation of streaming platforms, digital streaming costs and amortization of acquired digital platform intangible assets (in the 2023 period). It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.

Nutrition and Other Cost of Revenue

Nutrition and other cost of revenue includes product costs, shipping, logistics, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related e-commerce websites and social commerce platforms, amortization of acquired formulae intangible assets (in the 2023 period), facilities, and related personnel expenses.

Connected Fitness Cost of Revenue

Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping, fulfillment, warehousing and logistics costs, costs associated with service calls and repairs of the products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics. Management has determined that it will no longer sell connected fitness inventory beginning in early 2025.

The Company utilizes the practical expedient under ASC 606-10-25-18B to account for shipping and handling costs incurred to deliver products to customers as fulfillment activities, rather than a promised service (a revenue element). Shipping and handling costs are included in Nutrition and other cost of revenue and Connected fitness cost of revenue in the consolidated statements of operations in the period during which the products ship. The costs associated with shipping connected fitness and nutrition and other products to customers were $15.0 million and $22.5 million for the years ended December 31, 2024 and 2023, respectively.

Selling and Marketing

Selling and marketing expenses primarily include the costs of Partner compensation, affiliate expenses (which began on November 1, 2024), advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets (in the 2023 period).

The Company pays Partner, affiliate and third-party sales commissions when commissionable sales are made. The third-party sales commissions are not material. In cases where the underlying revenue is deferred, the Company also defers the commissions and expenses these costs in the same period in which the underlying revenue is recognized. Deferred Partner commissions are included in other current assets and other assets in the consolidated balance sheets and were $27.1 million and $37.1 million as of December 31, 2024 and 2023, respectively. Deferred affiliate commissions are included in other current assets and other assets in the consolidated balance sheets and were $0.2 million and zero as of December 31, 2024 and 2023, respectively.

Partners are also eligible for various bonuses, recognition, and complimentary participation in events, including those based on sales volume. The Company expenses these costs in the period in which they are earned. These expenses as well as Partner commissions earned but not paid and affiliate commissions earned but not paid are included in accrued expenses in the consolidated balance sheets.

Advertising costs are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs. Generally, the costs to produce television and web advertising are expensed as incurred, while television media costs are expensed at the time the media airs. Total advertising expense, including the costs to produce infomercials, was $29.5 million and $31.5 million for the years ended December 31, 2024 and 2023, respectively.

Enterprise Technology and Development

Enterprise technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants to maintain the Company’s enterprise systems applications, hardware, and software that serve as the technology infrastructure for the Company and are not directly related to services provided or tangible goods sold. Expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, software licenses and technology equipment leases.

Research and development costs, which are expensed as incurred, were $1.6 million and $2.7 million for the years ended December 31, 2024 and 2023, respectively.

Equity-Based Compensation

The Company measures and recognizes compensation expense for all equity-based awards based on their estimated grant date fair values. The Company recognizes the expense on a straight-line basis over the requisite service period, and forfeitures are accounted for as they occur. Equity-based compensation expense is included in cost of revenue, selling and marketing, enterprise technology and development, and general and administrative expense within the consolidated statements of operations.

Derivative Financial Instruments

The Company may use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company primarily enters into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses, and intercompany transactions not denominated in the local currencies of the Company’s foreign operations. The Company designates certain of these instruments as cash flow hedges and records them at fair value as either assets or liabilities within the consolidated balance sheets. Certain of these instruments are freestanding derivatives for which hedge accounting does not apply.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing, or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

The Company classifies cash flows related to derivative financial instruments as operating activities in the consolidated statements of cash flows.

Income Taxes

The Company is subject to income taxes in the United States, Canada, and the UK. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets ("DTAs") and liabilities ("DTLs") for the expected future tax consequences of events to be included in the consolidated financial statements. Under this method, DTAs and DTLs are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

In evaluating the Company’s ability to recover DTAs, all available positive and negative evidence is analyzed, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of losses, the Company has established a valuation allowance ("VA") to reduce its net DTAs to the amount that is more likely than not to be realized. To the extent we establish a VA or increase or decrease this allowance in a given period, we would include the related tax expense or tax benefit within the tax provision in the consolidated statement of operations in that period. In the future, if we determine that we would be able to realize our DTAs in excess of their net recorded amount, we would make an adjustment to the DTA VA and record an income tax benefit within the tax provision in the consolidated statement of operations in that period.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other income, net, respectively, in the consolidated statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the consolidated balance sheets.

Restructuring and Related Charges

The Company records liabilities for restructuring costs in the period in which the liability is incurred. Costs for involuntary separation programs are recorded when management has approved the plan for separation, the employees are identified and made aware of the benefits they are entitled to, it is unlikely that the plan will change significantly, and if applicable, any required governmental notification is made. Costs associated with benefits that are contingent on the employee continuing to provide service are recognized over the required service period.

Foreign Currency

The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the local currency of the subsidiaries. The assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses related to the recurring measurement and settlement of foreign currency transactions are included as a component of other income, net in the consolidated statements of operations and were a gain of $0.6 million and a loss of $0.2 million during the years ended December 31, 2024 and 2023, respectively.

Earnings (loss) per share

Basic net loss per common share is calculated by dividing net loss allocable to common shareholders by the weighed-average number of common shares outstanding during the period. The weighted average number of common shares outstanding for basic and diluted earnings per share includes the weighted average effect of the pre-funded warrants issued in connection with the Equity Offering (as defined below) that closed on December 13, 2023, the exercise of which required nominal consideration for the delivery of the common shares and the pre-funded warrants were exercised by the investor and converted into Class A common stock on January 12, 2024. See Note 16, Stockholders' Equity, for information on the pre-funded warrants. Diluted net loss per common share adjusts net loss and net loss per common share for the effect of all potentially dilutive shares of the Company’s common stock. Basic and diluted loss per common share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

Recently Adopted Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to apply ASC 606 to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination on the acquisition date rather than the general guidance in ASC 805. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its consolidated financial statements.

In September 2022, the FASB issued ASU 2022-04, Liabilities-Supplier Finance Programs (Topic 405-50) - Disclosure of Supplier Finance Program Obligations, which requires that a buyer in a supplier finance program disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures, to improve disclosures about a public entity's reportable segments through enhanced disclosures about significant segment expenses. The Company adopted this new accounting guidance on a retrospective basis on January 1, 2024, and the adoption did not have a material effect on its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, to improve disclosures about a company's income taxes paid and the effective rate reconciliation table. The guidance in this update will be effective for public companies for annual periods beginning after December 15, 2024 and interim periods for years beginning after December 15, 2025. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, to provide additional disclosure about the nature of a company's expenses included in the income statement. The guidance in this update will be effective for public companies for annual periods beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements.

Note 2. Revenue

The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Geographic region:
United States	$377,199	$473,465
Rest of world[1]	41,597	53,644
Total revenue	$418,796	$527,109

1 Consists of Canada, UK and France. Other than the United States, no single country accounted for more than 10% of the Company’s total revenue.

The Company determined that, in addition to the preceding table, the disaggregation of revenue by revenue type as presented in the consolidated statements of operations achieves the disclosure requirement to disaggregate revenue into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

Deferred Revenue

Deferred revenue is recorded for non-refundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized and physical products sold that have not yet been delivered. The Company expects to recognize approximately 94% of the remaining performance obligations as revenue in the next 12 months, and the remainder thereafter. During the year ended December 31, 2024, the Company recognized $94.0 million of revenue that was included in the deferred revenue balance as of December 31, 2023. During the year ended December 31, 2023, the Company recognized $95.6 million of revenue that was included in the deferred revenue balance as of December 31, 2022. The balance in deferred revenue as of December 31, 2022 was $96.9 million.

Note 3. Fair Value Measurements

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3
Assets
Restricted short-term investments	—	4,250	—
Total assets	$—	$4,250	$—

Liabilities
Public Warrants	$—	$—	$—
Private Placement Warrants	—	—	—
Term Loan Warrants	—	—	390
Common Stock Warrants	—	—	1,783
Total liabilities	$—	$—	$2,173

	December 31, 2023
	Level 1	Level 2	Level 3
Assets
Restricted short-term investments	$—	$4,250	$—
Total assets	$—	$4,250	$—

Liabilities
Public Warrants	$—	$—	$17
Private Placement Warrants	—	—	9
Term Loan Warrants	—	—	392
Common Stock Warrants	—	—	2,707
Total liabilities	$—	$—	$3,125

Fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their recorded values due to the short period of time to maturity. Restricted short-term investments of $4.3 million at December 31, 2024 consist of a one-year certificate of deposit (“CD”) that matures on July 26, 2025 with an interest rate of 4.4%, which is restricted due to a contractual agreement. The fair value of the Public Warrants, which traded in active markets until November 24, 2023, was based on quoted market prices during the period it was traded in active markets. The Company’s Private Placement Warrants, Term Loan Warrants and Common Stock Warrants, and the Company's Public Warrants after they ceased trading on an active market, are classified within Level 3 of the fair value hierarchy because their fair values are based on significant inputs that are unobservable in the market.

Private Placement Warrants

The Company determined the fair value of the Private Placement Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the Company's historical volatility. The expected life was based on the remaining contractual term of the Private Placement Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Private Placement Warrants expected life. The significant unobservable input used in the fair value measurement of the Private Placement Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

The following table presents significant assumptions utilized in the valuation of the Private Placement Warrants on December 31, 2024 and 2023:

	As of December 31,
	2024	2023
Risk-free rate	4.2%	4.1%
Dividend yield rate	—	—
Volatility	83.1%	97.6%
Contractual term (in years)	1.48	2.48
Exercise price	$575.00	$575.00

The following table presents changes in the fair value of the Private Placement Warrants for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Balance, beginning of period	$9	$107
Change in fair value	(9)	(98)
Balance, end of year	$—	$9

For the years ended December 31, 2024 and 2023, the change in the fair value of the Private Placement Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.

Public Warrants

The Company determined the fair value of the Public Warrants, which traded in active markets until November 24, 2023, based on quoted market prices during the period it was traded in active markets. The Company determined the fair value of the Public Warrants after November 24, 2023 using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the Company's historical volatility. The expected life was based on the remaining contractual term of the Public Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Public Warrants expected life. The significant unobservable input used in the fair value measurement of the Public Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

The following table presents significant assumptions utilized in the valuation of the Public Warrants on December 31, 2024 and 2023:

	As of December 31,
	2024	2023

Risk-free rate	4.2%	4.1%
Dividend yield rate	—	—
Volatility	83.1%	97.6%
Contractual term (in years)	1.48	2.48
Exercise price	$575.00	$575.00

The following table presents changes in the fair value of the Public Warrants for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Balance, beginning of period	$17	$415
Change in fair value	(17)	(398)
Balance, end of year	$—	$17

For the year ended December 31, 2024, the change in the fair value of the Public Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. For the year ended December 31, 2023, the change in the fair value of the Public Warrants resulted from the change in price of the Public Warrants as traded on an active market and after November 24, 2023 the change in the fair value of the Public Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.

Term Loan Warrants

The Company determined the fair value of the Term Loan Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group and the Company's historical volatility. The expected life was based on the remaining contractual term of the Term Loan Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Term Loan Warrants expected life. The significant unobservable input used in the fair value measurement of the Term Loan Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively. See Note 11, Debt, for additional information regarding the Term Loan Warrants.

The following table presents significant assumptions utilized in the valuation of the Term Loan Warrants at December 31, 2024 and 2023:

	As of December 31,
	2024	2023

Risk-free rate	4.3%	3.8%
Dividend yield rate	—	—
Volatility	81.5%	74.5%
Contractual term (in years)	4.60	5.60
Exercise price	$6.26	$20.50

The following table presents changes in the fair value of the Term Loan Warrants for the years ended December 31, 2024 and 2023 (in thousands):

	Year ended December 31,
	2024	2023
Balance, beginning of year	$392	$1,226
Amended in connection with Term Loan Second Amendment	—	802
Amended in connection with Term Loan Fifth Amendment	141	—
Amended in connection with Term Loan Sixth Amendment	51	—
Change in fair value	(194)	(1,636)
Balance, end of year	$390	$392

For the year ended December 31, 2024, the change in the balance of the Term Loan Warrants was due to the Warrant Second Amendment (as defined below) of the Term Loan Warrants, which reduced the exercise price from $20.50 per share to $9.16 per share which resulted in an increase in the fair value of the Term Loan Warrants of $0.1 million as of the Term Loan Fifth Amendment Effective Date (as defined below), the Warrant Third Amendment (as defined below) of the Term Loan Warrants, which reduced the exercise price from $9.16 per share to $6.26 per share which resulted in an increase in the fair value of the Term Loan Warrants of $0.1 million as of the Term Loan Sixth Amendment Effective Date (as defined below) and the change in the fair value of the Term Loan Warrants resulting from the change in price of the Company’s Class A common stock, the remaining contractual term and the risk-free rate. For the year ended December 31, 2023, the change in the balance of the Term Loan Warrants was due to the amendment of the Term Loan Warrants, which reduced the exercise price from $92.50 per share to $20.50 per share which resulted in an increase in the fair value of the Term Loan Warrants of $0.8 million as of the Term Loan Second Amendment Effective Date (as defined below) and the change in the fair value of the Term Loan Warrants resulting from the change in price of the Company's Class A common stock, the remaining contractual term and the risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.

Common Stock Warrants

The Company determined the fair value of the Common Stock Warrants, which were issued on December 13, 2023, using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the average of the actual market activity of the Company’s peer group and the Company's historical volatility. The expected life was based on the remaining contractual term of the Common Stock Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Common Stock Warrants expected life. The significant unobservable input used in the fair value measurement of the Common Stock Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

The following table presents significant assumptions utilized in the valuation of the Common Stock Warrants on December 31, 2024 and 2023:

	As of December 31,
	2024	2023

Risk-free rate	4.3%	3.8%
Dividend yield rate	—	—
Volatility	82.4%	75.2%
Contractual term (in years)	4.45	5.44
Exercise price	$11.24	$11.24

The following table presents changes in the fair value of the Common Stock Warrants for the years ended December 31, 2024 and 2023 (in thousands):

	Year ended December 31,
	2024	2023
Balance, beginning of year	$2,707	$—
Issued in connection with Equity Offering	—	3,255
Change in fair value	(924)	(548)
Balance, end of year	$1,783	$2,707

For the year ended December 31, 2024 the change in the fair value of the Common Stock Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. For the year ended December 31, 2023, the change in the fair value of the Common Stock Warrants for the period from December 13, 2023 (the date they were issued) to December 31, 2023 resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.

Fair Value on a Non-recurring Basis

Certain assets have been measured at fair value on a non-recurring basis, using significant unobservable inputs (Level 3). The following table presents the non-recurring losses recognized for the years ended December 31, 2024 and 2023 due to asset impairments, and the fair value and asset classification of the related assets as of the impairment date (in thousands):

	December 31, 2024		December 31, 2023
	Fair Value	Total Losses	Fair Value	Total Losses

Goodwill	$65,166	$(20,000)	$85,166	$(40,000)
Other investments	—	—	1,000	(4,000)
Intangible assets	—	—	—	(3,092)
Total	$65,166	$(20,000)	$86,166	$(47,092)

Note 4. Inventory

Inventory consists of the following (in thousands):

	December 31,
	2024	2023
Raw materials and work in process	$7,650	$10,354
Finished goods	8,653	14,622
Total inventory	$16,303	$24,976

Management determined that it would no longer sell connected fitness inventory beginning in early 2025. Based on this decision, the Company recorded $1.2 million in adjustments in the year ended December 31, 2024 to reduce connected fitness inventory to net realizable value. In addition, the Company recorded $0.2 million in adjustments in the year ended December 31, 2024 to reduce nutrition and other inventory impacted by the Pivot.

Including the adjustments for the connected fitness inventory ($1.2 million) and the adjustments for nutrition and other inventory ($0.2 million) due to the impact of the Pivot, total adjustments to the carrying value of excess inventory and inventory on hand to net realizable value were $4.2 million and $10.6 million during the years ended December 31, 2024 and 2023, respectively. These adjustments are included in the consolidated statements of operations as a component of nutrition and other cost of revenue and connected fitness cost of revenue. The Company recorded $1.7 million and $3.4 million of these adjustments in nutrition and other cost of revenue for the years ended December 31, 2024 and 2023, respectively. The Company also recorded $2.5 million and $7.2 million of these adjustments in connected fitness cost of revenue for the years ended December 31, 2024 and 2023, respectively.

Note 5. Other Current Assets

Other current assets consist of the following (in thousands):

	December 31,
	2024	2023
Deferred Partner costs	$25,578	$36,169
Accounts receivable, net	1,449	1,270
Deposits	74	6,788
Other	1,810	1,696
Total other current assets	$28,911	$45,923

Note 6. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2024	2023

Computer software and web development	$122,742	$229,527
Computer equipment	16,954	23,738
Buildings	—	5,158
Leasehold improvements	1,117	4,600
Furniture, fixtures and equipment	1,084	1,166
Computer software and web development projects in-process	—	2,157
Property and equipment, gross	141,897	266,346
Less: Accumulated depreciation	(129,148)	(221,291)
Total Property and equipment, net	$12,749	$45,055

On September 30, 2024, the Company announced the Pivot, which resulted in certain computer software and web development and computer equipment with a gross book value of approximately $109.0 million and a net book value of approximately $12.8 million that will no longer be used by the Company after December 31, 2024. The impact of the Pivot related to these long-lived assets was considered by management to be a triggering event that caused the Company to perform a recoverability test for its long-lived assets as of September 30, 2024. See Note 1, Description of Business and Summary of Significant Accounting Policies, for additional information on the Company's recoverability test for its long-lived assets.

The Company decreased the average remaining useful lives for the long-lived assets that were impacted by the Pivot from 25 months prior to the Pivot to 3 months after the Pivot. This resulted in accelerated depreciation expense for these assets being recorded in the year ended December 31, 2024 of $11.1 million.

On February 29, 2024, the Company sold its Van Nuys production facility which had a net carrying value of $4.8 million at December 31, 2023, for $6.2 million. The Company recognized a gain on the sale of the facility of $0.8 million, which is recorded as a reduction in general and administrative expenses for the year ended December 31, 2024. Simultaneous with the sale, the Company entered into a five year lease of the facility at an annual base rate of $0.3 million per year which increases by 3% annually.

See Note 12, Leases, for additional information on the sale and leaseback of the facility.

The Company recorded depreciation expense related to property and equipment in the following expense categories of its consolidated statements of operations, including accelerated depreciation of $11.1 million related to the Pivot in the year ended December 31, 2024 as noted above, as follows (in thousands):

	Year Ended December 31,
	2024	2023

Cost of revenue	$8,108	$17,994
Enterprise technology and development	23,331	16,463
General and administrative	-	3
Total depreciation	$31,439	$34,460

Note 7. Content Assets, Net

Content assets, net consists of the following (in thousands):

	December 31,
	2024	2023
Released, less amortization	$12,049	$21,134
In production	130	225
Total Content assets, net	$12,179	$21,359

The Company expects $8.1 million of content assets to be amortized during the next 12 months and substantially all of the balance to be amortized within three years. The Company recorded amortization expense for content assets of $15.7 million and $23.8 million during the years ended December 31, 2024 and 2023, respectively. In the beginning of the fourth quarter of 2023, the Company prospectively modified the amortization of the content assets due to a change in customer streaming behavior. This resulted in an acceleration of the content asset amortization of $2.1 million for the year ended December 31, 2023.

Note 8. Goodwill

Changes in goodwill for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	December 31,
	2024	2023
Goodwill, beginning of year	$85,166	$125,166
Impairment of goodwill	(20,000)	(40,000)
Goodwill, end of year	$65,166	$85,166

2024 Interim Goodwill Impairment Test

Due to the continued sustained decline in our market capitalization in the three and nine months ended September 30, 2024 and the impact of the Pivot, which was approved by the Company's Board of Directors (the "Board") in late September 2024, the Company performed an interim test for impairment of its goodwill as of September 30, 2024.

In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative assessment test and proceeded to perform a quantitative test by comparing the carrying value of its RU to its estimated fair value. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates and discount rates used in a discounted cash flow model in the income approach. The estimates used to determine fair value for the RU may change based on the results of operations, macro-economic conditions, stock price fluctuations or other factors. Changes in these estimates could materially affect our assessment of the fair value and goodwill impairment for the RU. As of September 30, 2024, management concluded that the fair value of its RU exceeded its carrying value by approximately 10%, or $5.6 million, resulting in no impairment.

2024 Goodwill Impairment Test

We assessed our long-lived assets for impairment prior to our goodwill impairment test. In assessing the long-lived assets, the Company tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. The recoverable amount of the asset group was less than the carrying value of the asset group and therefore the Company determined that its asset group was not recoverable. The Company then determined the fair value of the asset group and determined that it exceeded the asset group's carrying value and thus no impairment was recorded.

In performing the required annual test for goodwill impairment as of December 31, 2024, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of our RU to estimated fair value. The determination of the fair value of the Company's RU was estimated using a combination of a market approach that considered benchmark company market multiples and an income approach that utilized discounted cash flows for the RU. The Company applied a 50% weighting to the income approach that utilized discounted cash flows and the benchmark company market multiples approach, in determining the fair value of the RU. The significant assumptions under each of these approaches include, among others; revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach, the control premium and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the

Company's expectations of future performance and the expected future economic environment, which are partly based upon the Company's historical experience.

The Company's estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company's judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its RU. The results of our annual test for impairment at December 31, 2024 concluded that the fair value of our RU was less than its carrying value. As a result, we recorded an impairment charge of $20.0 million related to our goodwill, which reduced our goodwill to $65.2 million at December 31, 2024. The Company's accumulated goodwill impairment as of December 31, 2024 was $112.6 million. The impairment at December 31, 2024 was primarily due to the sustained decline in the Company's stock price, which decreased approximately 26% from December 31, 2023 to December 31, 2024, a decline in revenue of 21% for the year ended December 31, 2024 as compared to the prior year, and an expectation of continual decline in revenues in the near term due to the Pivot.

Management will continue to monitor the Company's RU and long-lived asset group for changes in the business environment that could impact its fair value. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company's goodwill impairment tests, and ultimately impact the estimated fair value of its RU may include supply chain disruptions, the demand for at-home fitness solutions, adverse macroeconomic conditions, volatility in the equity and debt markets which could result in higher weighted-average cost of capital and the Company's subscriber growth rates. Changes in management's expectations of future performance could have a significant impact on the Company's RU fair value. It should be noted that revenue and expectations of revenue have a significant impact on the RU's fair value. For the year ended December 31, 2024 the Company's revenue decreased by 21% from the prior year. Continual decreases in revenue could have an impact on the future fair value of the Company's RU. The fair value of the Company's RU has been impacted by and will continue to be impacted by the volatility in the market price of the Company's common stock. The Company's stock price declined by 26% in the year ended December 31, 2024. Continued decreases in the Company's stock price may result in a decrease in the fair value of the Company's RU and potential for incremental goodwill impairment. Changes in any of the assumptions used in the valuation of the RU, or changes in the business environment could materially impact the expected cash flows, and such impacts could potentially result in a material non-cash impairment charge.

2023 Interim Goodwill Impairment Test

Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the three months ended June 30, 2023, the Company performed an interim test for impairment of its goodwill as of June 30, 2023. In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to its estimated fair value. The Company previously tested its RU for impairment as of December 31, 2022. The results of the Company’s interim test for impairment at June 30, 2023 concluded that the fair value of its RU exceeded its carrying value, resulting in no impairment.

2023 Goodwill Impairment Test

The Company completed the required annual impairment test for goodwill as of October 1, 2023, prior to the change of the annual impairment test for goodwill to December 31. The Company performed a qualitative assessment which leveraged information from the June 30, 2023 quantitative assessment, in which it estimated the fair value of its RU and determined that the fair value of its RU was greater than its carrying value, resulting in no impairment.

2023 Annual Goodwill Impairment Test

The Company assessed its long-lived assets for impairment prior to its goodwill impairment test. See Note 9, Intangible Assets, Net, for information on the long-lived assets impairment review and the recording of an intangible asset impairment.

In testing for goodwill impairment as of December 31, 2023, the Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to estimated fair value. The determination of the fair value of the Company’s RU was based on a combination of a market approach that considered benchmark company market multiples, a market approach that considered market multiples derived from the value of recent transactions, and an income approach that utilized discounted cash flows for the RU. The Company applied a 50% weighting to the income approach that utilized discounted cash flows with the other two valuation methodologies having a weighting of 25% each, in determining the fair value of the RU. The significant assumptions under each of these approaches include, among others; revenue projections, which are dependent on future customer subscriptions, new product introductions, customer behavior and competitor pricing, long-term growth rates, discount rates used in a discounted cash flow model in the income approach, the control premium and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the Company’s expectations of future performance and the expected future economic environment, which are partly based upon the Company’s historical experience.

The Company’s estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company’s judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its RU. The results of the Company's annual test for impairment at December 31, 2023 concluded that the fair value of the Company's RU was less than its carrying value. As a result, the Company recorded an impairment charge of $40.0 million related to its goodwill, which reduced the goodwill to $85.2 million at December 31, 2023. The Company's accumulated goodwill impairment as of December 31, 2023 was $92.6 million. The impairment at December 31, 2023 was primarily due to the sustained decline in the Company's stock price, which decreased approximately 45% from September 30, 2023 to December 31, 2023, and a decline in revenue of 24% for the year ended December 31, 2023 as compared to the prior year.

Note 9. Intangible Assets, Net

There are no intangible assets as of December 31, 2024. Intangible assets as of December 31, 2023 consisted of the following (in thousands):

	December 31, 2023
	Intangible Assets, Gross	Accumulated Amortization and Impairment	Intangibles Assets, Net

Contract-based	$300	$(300)	$—
Customer-related	21,100	(21,100)	—
Technology-based	20,200	(20,200)	—
Talent and representation contracts	10,300	(10,300)	—
Formulae	1,950	(1,950)	—
Trade name	51,200	(51,200)	—
	$105,050	$(105,050)	$—

Due to the reduced revenue and operating income forecasts, the Company tested its asset group for recoverability as of December 31, 2023. The Company assessed its long-lived assets for impairment prior to the goodwill impairment test. In assessing its long-lived assets, the Company tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. Because the carrying value of the asset group exceeded its future undiscounted cash flows, the Company determined that it may not be recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and formulae intangible assets were estimated and calculated to be lower than the carrying value. As a result, the Company recorded an aggregate impairment charge of $3.1 million related to its intangible assets, which reduced its intangible asset balance to zero at December 31, 2023.

Amortization expense for intangible assets was $5.1 million for the year ended December 31, 2023.

Note 10. Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the followings (in thousands):

	December 31,
	2024	2023
Employee compensation and benefits	$5,180	$4,334
Partner costs	3,272	13,971
Sales and other taxes	3,125	3,963
Inventory, shipping and fulfillment	2,925	6,869
Information technology	2,211	3,176
Advertising	2,208	872
Outside professional services	1,997	2,927
Other accrued expenses	4,064	6,035
Total accrued expenses	$24,982	$42,147

Other Current Liabilities

On October 1, 2024, the Company entered into a financing agreement with AFCO Acceptance Corporation ("AFCO") to finance certain of its annual insurance premiums. The Company financed $2.2 million, which will be paid over an eleven month period with the first payment due on November 1, 2024. The financing has an interest rate of 8.07% and AFCO has a security interest in the underlying policies that have been financed. The $1.6 million outstanding as of December 31, 2024 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations.

On October 1, 2024, the Company entered into a financing agreement with First Insurance Funding ("FIF") to finance certain other of its annual insurance premiums. The Company financed $2.2 million, which will be paid over a ten month period with the first payment due on November 1, 2024. The financing has an interest rate of 7.95% and FIF has a security interest in the underlying policies that have been financed. The $1.5 million outstanding as of December 31, 2024 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations.

On September 29, 2023, the Company entered into a financing agreement with IPFS Corporation of California ("IPFS") to finance certain of its annual insurance premiums. The Company financed $2.5 million, which was paid over a ten month period with the first payment due on November 1, 2023. The financing had an interest rate of 8.83% and IPFS had a security interest in the underlying policies that were financed. The $1.8 million outstanding as of December 31, 2023 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations. This financing was paid off as of December 31, 2024.

On October 6, 2023, the Company entered into a financing agreement with FIF to finance certain of its annual insurance premiums. The Company financed $2.0 million, which was paid over a nine month period with the first payment due on November 1, 2023. The financing had an interest rate of 8.75% and FIF has a security interest in the underlying policies that have been financed. The $1.4 million outstanding as of December 31, 2023 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations. This financing was paid off as of December 31, 2024.

Note 11. Debt

On August 8, 2022 (the “Effective Date”), the Company, Beachbody, LLC as borrower (a wholly owned subsidiary of the Company), and certain other subsidiaries of the Company as guarantors (the “Guarantors”), the lenders (the “Lenders”), and Blue Torch as administrative agent and collateral agent for such lenders (the “Term Loan Agent”) entered into a financing agreement which was subsequently amended (collectively with any amendments thereto, the “Financing Agreement”). The Financing Agreement provides for senior secured term loans on the Effective Date in an aggregate principal amount of $50.0 million (the “Term Loan”) which was drawn on the Effective Date. In addition, the Financing Agreement permits the Company to borrow up to an additional $25.0 million, subject to the terms and conditions set forth in the Financing Agreement. Borrowings under the Term Loan are unconditionally guaranteed by the Guarantors, and all present and future material U.S. and Canadian subsidiaries of the Company. Such security interest consists of a first-priority perfected lien on substantially all property and assets of the Company and subsidiaries, including stock pledges on the capital stock of the Company’s material and direct subsidiaries, subject to customary carveouts. In connection with the Financing Agreement, the Company incurred $4.5 million of third-party debt issuance costs which are recorded in the consolidated balance sheets as a reduction of long-term debt as of December 31, 2024 and 2023 and are being amortized over the term of the Term Loan using the effective-interest method.

The Term Loan borrowings may take the form of base rate (“Reference Rate”) loans or Secured Overnight Financing Rate (“SOFR Rate”) loans. Reference Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 6.15% per annum, plus the greater of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the SOFR Rate (based upon an interest period of one month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal. SOFR Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 7.15% and the SOFR Rate (based upon an interest period of three months). The SOFR Rate is subject to a floor of 1.00%. In addition, the Term Loan borrowings bear additional interest at 3.00% per annum, paid in kind by capitalizing such interest and adding such capitalized interest to the outstanding principal amount of the Term Loan on each anniversary of the Effective Date. The Term Loan was a SOFR Rate loan, with an effective interest rate of 24.15% and a cash interest rate of 12.62% for the year ended December 31, 2024. The Company recorded $6.7 million and $8.8 million of interest expense related to the Term Loan during the years ended December 31, 2024 and 2023, respectively.

On July 24, 2023 (the "Term Loan Second Amendment Effective Date"), the Company and Blue Torch entered into Amendment No. 2 to the Financing Agreement (the "Term Loan Second Amendment"), which amended the Company's existing Financing Agreement. The Term Loan Second Amendment, among other things, amended certain terms of the Financing Agreement including, but not limited to, (1) amended the minimum revenue financial covenant to test revenue levels for each fiscal quarter on a standalone basis, and to adjust the minimum revenue levels to (a) $100.0 million, commencing with the fiscal quarter ended June 30, 2023, for each fiscal quarter ending on or prior to March 31, 2024 and (b) $120.0 million for each fiscal quarter thereafter and or prior to December 31, 2025; (2) amended the minimum liquidity financial covenant to adjust the minimum liquidity levels to (a) $20.0 million at all times from the Term Loan Second Amendment Effective Date through March 31, 2024 and (b) $25.0 million at all times thereafter through the maturity of the Term Loan; (3) modified the maturity date of the Term Loan from August 8, 2026 to February 8, 2026; and (4) amended certain financial definitions, reporting covenants and other covenants thereunder.

In connection with the Term Loan Second Amendment, on the Term Loan Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million along with the related prepayment premium of 5% ($0.8 million) and accrued interest ($0.1 million). The Company also incurred a 1% fee as paid in kind on the outstanding Term Loan balance prior to the prepayment (fee of $0.5 million) which is recorded as incremental third-party debt issuance costs and is being amortized over the amended term of the Term Loan using the effective-interest method. The partial prepayment of $15.0 million was accounted for as a partial debt extinguishment and the Company wrote off the proportionate amount of unamortized debt discount and debt issuance costs as of the Term Loan Second Amendment Effective Date ($2.4 million) which in addition to the prepayment premium ($0.8 million) was recorded as a loss on partial debt extinguishment of $3.2 million in the year ended December 31, 2023.

During the year ended December 31, 2024, the Company and Blue Torch entered into the Term Loan Third Amendment, Term Loan Fourth Amendment, Term Loan Fifth Amendment and Term Loan Sixth Amendment (collectively, the “2024 Term Loan Amendments”) to the Financing Agreement. The 2024 Term Loan Amendments amended certain terms of the Financing Agreement including, but not limited to, (1) amended and then removed the minimum revenue financial covenant, (2) amended the minimum liquidity financial covenant, (3) included a minimum consolidated EBITDA (as defined in the Financing Agreement) financial covenant, (4) increased the quarterly principal payments on the Term Loan over the remaining quarterly periods, payable in monthly installments, until the maturity of the Term Loan, and (5) modified certain financial definitions, reporting covenants and other covenants thereunder.

In connection with the 2024 Term Loan Amendments, the Company made partial prepayments on the Term Loan of $13.7 million along with the related prepayment premium of either 2% or 3% and accrued interest. The partial prepayments of $13.7 million were accounted for as partial debt extinguishments and the Company wrote off the proportionate amount of unamortized debt discount and debt issuance costs ($2.0 million) as of the effective date of the 2024 Term Loan Amendments and incurred prepayment premiums of $0.4 million, resulting in a loss on partial debt extinguishment of $2.4 million for the year ended December 31, 2024. In addition, for the Term Loan Fifth and Term Loan Sixth Amendments, the Company also (1) incurred paid in kind fees of $0.8 million, which were added to the outstanding principal balance of the Term Loan and recorded as incremental debt issuance costs, which are amortized to interest expense over the remaining term of the Term Loan using the effective interest method and (2) reduced the exercise price of the Term Loan Warrants from $20.50 per share to $9.16 per share and then to $6.26 per share, which collectively resulted in an increase in the fair value of the Term Loan Warrants of $0.2 million, which were recorded as incremental debt issuance costs, which are amortized to interest expense over the remaining term of the Term Loan using the effective interest method.

The below table provides (1) the amount of partial prepayments associated with each of the 2024 Term Loan Amendments, (2) the amount of debt costs written off, (3) the prepayment premium, (4) the loss on partial debt extinguishment that was recorded, (5) the paid in kind fees that were incurred and (6) the increase in fair value of the Term Loan Warrants due to the change in the exercise price (dollars in thousands):

Term Loan Amendment	Date	Debt prepaid	Write off debt costs	Prepay premium	Loss on partial debt extinguishment	PIK fee incurred	Increase in fair value Warrants
Third	1/9/24	$1,000	$163	$30	$193	$—	$—
Fourth	2/29/24	5,506	851	165	1,016	—	—
Fifth	4/5/24	4,000	599	120	719	566	141
Sixth	10/18/24	3,204	411	40	451	252	51
Total		$13,710	$2,024	$355	$2,379	$818	$192

PIK- paid in kind

Listed below is a summary of the financial covenants at December 31, 2024 and December 31, 2023. The changes from December 31, 2023 to December 31, 2024 were due to the 2024 Term Loan Amendments:

	December 31,
	2024	2023
Minimum revenue financial covenant	Eliminated	$100 million through March 31, 2024 $120 million from April 1, 2024 through December 31, 2025
Minimum liquidity financial covenant	$9.5 million from October 18, 2024 through December 31, 2024 $13.0 million from January 1, 2025 through February 8, 2026	$20.0 million through March 31, 2024 $25.0 million from April 1, 2024 through February 8, 2026
Minimum consolidated EBITDA financial covenant

$2.0 million for the three months ended December 31, 2024
$4.5 million for the six months ended March 31, 2025
$6.6 million for the nine months ended June 30, 2025
$11.3 million for the twelve months ended September 30, 2025
$14.6 million for the twelve months ended December 31, 2025

		No covenant prior to the Term Loan Sixth Amendment

The Company was in compliance with these covenants as of December 31, 2024.

If there is an event of default, including not being in compliance with either of the financial covenants, the Term Loan will bear interest from the date of such event of default until the event of default is cured or waived in writing by the Lenders at the Post Default Rate, which is the rate of interest in effect pursuant to the Financing Agreement plus 2.00%. In the event of default, or voluntary prepayment of a portion of the Term Loan by the Company, the Lenders could also require repayment of the outstanding balance of the Term Loan including the prepayment premium of (a) 5.0% if repaid before the 1st anniversary of the Effective Date, (b) 3.0% if repaid before the 2nd anniversary of the Effective Date, (c) 2.0% if repaid before the 3rd anniversary date of the Effective Date, and (d) 0.0% if repaid after the 3rd anniversary date of the Effective Date.

The Financing Agreement also contains customary representations, warranties, and covenants, which include, but are not limited to, restrictions on indebtedness, liens, payment of dividends, restricted payments, asset sales, affiliate transactions, changes in line of business, investments, negative pledges and amendments to organizational documents and material contracts. The Financing Agreement contains customary events of default, which among other things include (subject to certain exceptions and cure periods): (1) failure to pay principal, interest, or any fees or certain other amounts when due; (2) breach of any representation or warranty, covenant, or other agreement in the Financing Agreement and other related loan documents; (3) the occurrence of a bankruptcy or insolvency proceeding with respect to any Loan Party; (4) any failure by a Loan Party to make a payment with respect to indebtedness having an aggregate principal amount in excess of a specified threshold; and (5) certain other customary events of default.

In connection with the Term Loan, the Company issued to certain holders affiliated with Blue Torch warrants for the purchase of 94,335 shares of the Company’s Class A common stock at an exercise price of $92.50 per share. The Term Loan Warrants vest on a monthly basis over four years, with 30%, 30%, 20% and 20% vesting in the first, second, third and fourth years, respectively. The Term Loan Warrants have a seven-year term from the Effective Date. See Note 3, Fair Value Measurements, for information on the valuation of the Term Loan Warrants. The Term Loan Warrants were recorded in the consolidated balance sheet as warrant liabilities. The initial fair value of the Term Loan Warrants of $5.2 million, is being amortized as a debt discount over the term of the Term Loan using the effective interest method. In connection with the Term Loan Second Amendment, the Company also amended and restated the Term Loan Warrants. The amendment of the Term Loan Warrants amended the exercise price from $92.50 per share to $20.50 per share. The amended exercise price increased the fair value of the Term Loan Warrants as of the Term Loan Second Amendment Effective Date by $0.8 million and was recorded as of the Term Loan Second Amendment Effective Date as an incremental debt discount, and in addition to the remaining debt discount, is being amortized over the amended term of the Term Loan using the effective-interest method. In connection with the Equity Offering (as defined below), the Term Loan Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Term Loan Warrants to 97,482 shares of the Company's Class A common stock. In connection with the Term Loan Fifth Amendment, the Company also amended and restated the Term Loan Warrants (the "Warrant Second Amendment"). The Warrant Second Amendment amended the exercise price of the Term Loan Warrants from $20.50 per share to $9.16 per share. The amended exercise price increased the fair value of the Term Loan Warrants as of the Term Loan Fifth Amendment Effective Date by $0.1 million and was recorded as of the Term Loan Fifth Amendment Effective Date as an incremental debt discount, and in addition to the remaining debt discount is being amortized over the amended term of the Term Loan using the effective interest method. In connection with the Term Loan Sixth Amendment, the Company also amended and restated the Term Loan Warrants (the "Warrant Third Amendment"). The Warrant Third Amendment amended the exercise price of the Term Loan Warrants from $9.16 per share to $6.26 per share. The amended exercise price increased the fair value of the Term Loan Warrants as of the Term Loan Sixth Amendment Effective Date by $0.1 million and was recorded as of the Term Loan Sixth Amendment Effective Date as an incremental debt discount, and in addition to the remaining debt discount is being amortized over the amended term of the Term Loan using the effective interest method.

As of December 31, 2024, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $21.9 million. The aggregate amounts of payments due for the periods succeeding December 31, 2024 and reconciliation of the Company’s debt balances, net of debt discount and debt issuance costs, are as follows (in thousands):

Year ending December 31, 2025	$9,500
Year ending December 31, 2026	12,086
Total debt	21,586
Less current portion	(9,500)
Less unamortized debt discount and debt issuance costs	(2,705)
Add capitalized paid-in-kind interest	287
Total long-term debt	$9,668

Quarterly principal payments on the Term Loan were amended with the Term Loan Sixth Amendment, payable in monthly installments, and were increased by (a) $3.0 million for the three months ended March 31, 2025, (b) $2.0 million for the three months ended June 30, 2025, (c) $1.0 million for the three months ended September 30, 2025 and (d) $1.0 million for the three months ended December 31,

2025. Quarterly principal payments on the Term Loan, after reflecting the changes in quarterly principal payments due to the Term Loan Sixth Amendment, are as follows (in thousands):

Three months ended March 31, 2025 $ 3,625

Three months ended June 30, 2025 2,625

Three months ended September 30, 2025 1,625

Three month ended December 31, 2025 1,625

At December 31, 2024 the Company had one irrevocable standby letter of credit outstanding, totaling $0.1 million which is collateralized by $0.1 million of cash. This letter of credit expires on December 6, 2025 and is automatically extended for one-year terms unless notice of non-renewal is provided 60 days prior to the end of the applicable term. At December 31, 2024, the cash collateralizing this letter of credit is classified as current restricted cash in our consolidated balance sheet.

Note 12. Leases

The Company leases facilities under noncancelable operating leases expiring through 2029.

As of December 31, 2024 and 2023, the Company had operating lease liabilities of $3.3 million and $3.3 million, respectively, and ROU assets of $3.1 million and $3.1 million, respectively.

The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of lease liabilities and ROU assets as the Company is not reasonably certain to exercise these options. Variable expenses generally represent the Company’s share of the landlord operating expenses.

The following summarizes the Company’s leases (in thousands):

	Year Ended December 31,
	2024	2023
Finance lease costs:
Amortization of right-of-use asset	$2	$73
Interest on lease liabilities	—	2
Operating lease costs	2,473	2,097
Short-term lease costs	—	18
Variable lease costs	377	301
Short-term sublease income	—	(32)
Total lease costs	$2,852	$2,459

	Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$—	$2
Operating cash flows from operating leases	2,422	2,319
Financing cash flows from finance leases	3	121
Right-of-use asset obtained in exchange for new operating lease liabilities	1,843	—

Weighted-average remaining lease term - finance leases	—	0.3
Weighted-average remaining lease term - operating leases	2.9	2.3

Weighted-average discount rate - finance leases	—	4.0%
Weighted-average discount rate - operating leases	8.2%	4.1%

Maturities of operating lease liabilities, excluding short-term leases, are as follows (in thousands):

Total
Year ended December 31, 2025	$1,393
Year ended December 31, 2026	1,474
Year ended December 31, 2027	510
Year ended December 31, 2028	381
Year ended December 31, 2029	32
Total	3,790
Less present value discount	(479)
Lease liabilities at December 31, 2024	$3,311

As the Company’s lease agreements do not provide an implicit rate, the discount rates used to determine the present value of lease payments are generally based on the Company’s estimated incremental borrowing rate for a secured borrowing of a similar term as the lease.

On February 29, 2024, the Company sold its Van Nuys production facility which had a net carrying value of $4.8 million for $6.2 million. The Company recognized a gain on the sale of the facility of $0.8 million, which is recorded as a reduction in general and administrative expenses for the year ended December 31, 2024. Simultaneous with the sale, the Company entered into a five year lease of the facility at an annual base rate of $0.3 million per year which increases by 3% annually. The Company recorded at the inception of the lease an ROU asset and lease liability of $1.3 million using a discount rate of 12.5% and classified this lease as an operating lease.

On November 11, 2024, the Company entered into an amendment to its lease of its headquarters in El Segundo, CA. The amendment extended the lease for 26 months from the original termination date of November 30, 2024 to January 31, 2027 and reduced the leased space from approximately 42,000 square feet to approximately 9,400 square feet. The annual base rent is approximately $0.4 million, with annual increases of approximately 3%. The Company recorded as of the amendment of the lease an ROU asset and lease liability of $0.7 million using a discount rate of 11.8% and classified this lease as an operating lease.

Note 13. Segment

The Company is a leading fitness and nutrition company. The Company defines its one segment on the basis of the way in which internally reported financial information is regularly reviewed by the CODM to analyze financial performance, make decisions, and allocate resources.

The Company’s CODM assesses the segments performance by using net loss. The CODM uses net loss for its segment in the annual budget and forecasting process. The CODM considers budget to actual variances on a quarterly basis for its profit measures when making decisions about the allocation of operating and capital resources to the segment.

The Company recorded depreciation expense related to its property and equipment of $31.4 million and $34.5 million for the years ended December 31, 2024 and 2023, respectively. See Note 6, Property and Equipment, Net, for additional information on the Company's depreciation expense. The Company recorded content amortization expense of $15.7 million and $23.8 million for the years ended December 31, 2024 and 2023, respectively. See Note 7, Content Assets, Net, for additional information on the Company's content amortization expense. The Company recorded interest income, which is recorded in other income, net, in the consolidated statement of operations, of $1.2 million and $1.9 million for the years ended December 31, 2024 and 2023, respectively.

Since the Company has only one reporting segment, the presentation of the Company’s segment’s operating results is the same as the Company’s consolidated statements of operations for the years ended December 31, 2024 and 2023 and the expenses on the consolidated statement of operations are the significant segment expenses (see the Company’s consolidated statement of operations) and its assets and liabilities is the same as the Company’s consolidated balance sheets as of December 31, 2024 and 2023 (see the Company’s consolidated balance sheets).

Note 14. Commitments and Contingencies

Inventory Purchase and Service Agreements

The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2028. During the years ended December 31, 2024 and 2023 there were no losses on inventory purchase commitments.

Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.

Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding December 31, 2024 are as follows (in thousands):

Year ended December 31, 2025	$10,547
Year ended December 31, 2026	796
Year ended December 31, 2027	85
Year ended December 31, 2028	75
$11,503

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated. During the year ended December 31, 2024 the Company paid $3.7 million of royalty payments exclusive of guaranteed payments.

Contingencies

The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees, and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonably estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.

On May 22, 2023, Jessica Lyons, an individual, and a group of other plaintiffs filed a class action complaint with the Los Angeles County Superior Court alleging that the Company misclassified its Partners as contractors rather than as employees and committed other violations of the California Labor Code. The Company understands that the plaintiffs in this matter intend on filing additional claims under the Private Attorney General Act of 2004. The Company and certain executive officers are listed as defendants in the complaint. The plaintiffs are seeking monetary damages. The Company filed a motion to compel arbitration in the case. The firm representing Ms. Lyons has also filed 28 arbitration actions in Los Angeles County in anticipation that the Company's motion to compel arbitration will be upheld. As of the date of this report, twelve arbitrations have been settled for nominal fees per arbitration. The remaining arbitrations continue to move forward. This matter is pending as of the date of this annual report. We deny the allegations in the complaint, believe they are without merit, and intend to vigorously defend ourselves in this action.

On September 6, 2023, Dish Technologies LLC and SLING TV LLC (the "DISH Entities") filed a complaint with the United States District Court for the District of Delaware alleging that the Company infringed on the DISH Entities' patents and used technology belonging to the DISH Entities without their permission. The plaintiffs are seeking monetary damages and injunctive relief. In an effort to avoid any further unnecessary litigation costs, the parties entered into a Confidential Standstill and Tolling Agreement as of April 16, 2024 which included a dismissal of the case by the DISH Entities without prejudice and an agreement by the DISH Entities not to institute any litigation proceedings against the Company under the patents any earlier than April 1, 2027 in exchange for a one-time immaterial payment to the DISH Entities by the Company.

On June 14, 2024, Bryan Reilly on behalf of himself and similarly situated current and former stockholders of Forest Road Acquisition Corp., which later became the Beachbody Company, Inc. (“Forest Road”), filed a verified class action complaint (the “Reilly Action”) against the former directors and officers of Forest Road, as well as Forest Road Acquisition Sponsor LLC, Forest Road Company LLC, Zach Tarica, and Jeremy Tarica (together the “Forest Road Sponsor Defendants”) alleging claims for breach of fiduciary duty in connection with the merger among Forest Road, The Beachbody Company, Inc., and Myx in 2021 (the “Merger”). The lawsuit also brought claims against the Company, Kevin Meyer, and The Raine Group LLC (“Raine”) alleging aiding and abetting breach of fiduciary duty, and against the former Forest Road directors and officers, the Forest Road Sponsor Defendants, Raine, and Meyer for unjust enrichment. We also have certain indemnification obligations as to some or all of the former Forest Road directors and Raine as to certain claims.

The Reilly Action generally alleges that the proxy that Forest Road issued prior to the Merger contained numerous material misstatements and omissions that impaired the Forest Road stockholders’ ability to make an informed decision regarding whether to redeem their stock in connection with the Merger. The plaintiff also asserts that the Merger was a conflicted transaction because the Forest Road Sponsor Defendants and the former Forest Road directors were incentivized to close the Merger even if it was a value-decreasing transaction for Forest Road’s public stockholders. As to the Company, Meyer, and Raine, the complaint alleges that these defendants aided and abetted the Forest Road defendants’ disclosure violations. On December 5, 2024, the plaintiffs in the Reilly Action dismissed without prejudice the aiding and abetting claims against the Company and Raine. Consequently, the Company is not currently a party to the litigation but its indemnification obligations as to certain of the remaining defendant directors remain.

On February 17, 2025, the remaining defendants filed their opening brief in support of their motion to dismiss the amended complaint. Plaintiff's opposition is due no later than 60 days after February 17, and defendant's reply will be due no later than 30 days of when plaintiff files its opposition.

On October 14, 2024, the firm Milberg Coleman Bryson Phillips Grossman ("Milberg") filed 10 arbitration demands alleging that the Company violated the Video Privacy Protection Act. The arbitration demands state that Milberg currently represents approximately 6,239 subscribers of BODi and intends to file similar demands for each person. The plaintiffs are seeking monetary damages as well as injunctive and equitable relief. We deny the allegations in the complaint, believe they are without merit, and intend to vigorously defend ourselves in this action.

The Company disputes the allegations in the above referenced active matters and intends to defend the matters vigorously. Some of our legal proceedings, such as the above referenced complaints, may be based on complex claims involving substantial uncertainties and unascertainable damages. Accordingly, it is not possible to determine the probability of loss or estimate damages for any of the above matters, and therefore the Company has not established reserves for any of these proceedings. When the Company determines that a loss is both probable and reasonably estimable, the Company records a liability, and, if the liability is material, discloses the amount of the liability reserved. Given that such proceedings are subject to uncertainty, there can be no assurance that such legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our business, results of operations, financial condition or cash flows.

Note 15. Restructuring

On September 30, 2024, the Company announced the Pivot which transitioned the Company’s MLM model to a single level affiliate model and reduced the Company's headcount by approximately 170 employees (33% of the Company’s workforce on that date) in the fourth quarter of 2024. The actions associated with the Pivot resulted in approximately $18.5 million in costs recorded in the Company's consolidated statement of operations in the year ending December 31, 2024.

The following table details the costs incurred and benefits realized associated with the Pivot in the year ended December 31, 2024:

Pivot Restructuring	Year Ended December 31,
(in thousands)	2024

Accelerated depreciation on long-lived assets (1)	$11,125
Termination and retention benefits (2)	6,203
Incremental inventory adjustments (3)	1,444
Modification of stock awards (4)	(308)
Total Restructuring Costs	$18,464

(1) Due to the Pivot, certain long-lived assets with a net book value of approximately $12.8 million will not be used by the Company after December 31, 2024. The Company performed an impairment review for its long-lived assets, including the long-lived assets that will not be used after December 31, 2024. The Company performed a test of recoverability and concluded that the carrying value of its long-lived assets, which are all in one asset group, were recoverable. The Company decreased the average remaining useful lives for the long-lived assets that were impacted by the Pivot from 25 months prior to the Pivot to 3 months after the Pivot. This resulted in accelerated depreciation expense of $11.1 million that was recorded in the Company's consolidated statement of operations in the year ended December 31, 2024. See Note 6, Property and Equipment, Net, for additional information on the accelerated depreciation.

(2) Termination ($5.1 million) and retention benefits ($1.1 million) which are included in restructuring expense in the Company's consolidated statement of operations of approximately $6.2 million were recorded in the year ended December 31, 2024.

(3) Consists of (a) inventory adjustments recorded associated with the decision by management to no longer sell connected fitness inventory beginning in early 2025, which were recorded in cost of revenue-connected fitness ($1.2 million) and (b) inventory adjustments for nutrition and other inventory impacted by the Pivot which were recorded in cost of revenue-nutrition and other ($0.2 million) in the consolidated statement of operations in the year ended December 31, 2024. See Note 4, Inventory, for additional information on the incremental inventory adjustments.

(4) Modification of stock awards based compensation for employees who were impacted by the Pivot which includes accelerating the vesting of any options or RSU’s that would have vested within six months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees termination date (that is, three month in addition to the standard three months per original agreement), which resulted in a decrease to equity based compensation expense of $0.3 million in the Company's consolidated statement of operations for the year ended December 31, 2024. See Note 17, Equity-Based Compensation, for more information on the modification of stock awards.

Included in restructuring expenses in the consolidated statement of operations are termination and retention benefits of $6.2 million related to the Pivot for the year ended December 31, 2024. The Company expects that the restructuring liability of $0.9 million at December 31, 2024 will be substantially reduced by March 31, 2025. The estimates of the charges and expenditures that the Company expects to incur in connection with the Pivot, and the timing thereof, are subject to a number of assumptions and actual amounts may differ materially from the estimates. In addition, the Company may incur other cash or non-cash charges, or cash expenditures not currently contemplated due to unanticipated events that may occur as a result of, or in association with the Pivot.

In addition to the Pivot, the 2024 restructuring charges primarily relate to the Company's key initiatives. The Company recognized restructuring costs of $7.8 million (which includes $6.2 million related to the Pivot noted above) in the consolidated statement of operations during the year ended December 31, 2024, comprised primarily of termination benefits related to headcount reductions.

Restructuring charges in 2023 primarily relate to activities focused on aligning the Company's operations with its key growth priorities. The Company recognized restructuring costs of $6.5 million during the year ended December 31, 2023, comprised primarily of termination benefits related to headcount reductions.

In accordance with GAAP, employee termination benefits were recognized at the date employees were notified and post-employment benefits were accrued as the obligation was probable and estimable. Benefits for employees who provided service greater than 60 days from the date of notification were recognized ratably over the service period.

The following table summarizes activity in the Company’s restructuring-related liability during the years ended December 31, 2024 and 2023 (in thousands):

	Balance at December 31, 2023	Restructuring Charges	Payments / Utilizations	Liability at December 31, 2024
Employee-related costs	$18	$7,847	$(6,926)	$938
Total costs	$18	$7,847	$(6,926)	$938

	Balance at December 31, 2022	Restructuring Charges	Payments / Utilizations	Liability at December 31, 2023
Employee-related costs	$469	$6,497	$(6,948)	$18
Total costs	$469	$6,497	$(6,948)	$18

Note 16. Stockholders' Equity

As of December 31, 2024, 2,000,000,000 shares, $0.0001 par value per share are authorized, of which, 1,600,000,000 shares are designated as Class A common stock, 200,000,000 shares are designated as Class X common stock, 100,000,000 shares are designated as Class C common stock, and 100,000,000 shares are designated as preferred stock.

Common Stock

Holders of each share of each class of common stock are entitled to dividends when, as, and if declared by the Board, subject to the rights and preferences of any holders of preferred stock outstanding at the time. As of December 31, 2024, the Company had not declared any dividends. The holder of each Class A common stock is entitled to one vote, the holder of each share of Class X common stock is entitled to ten votes and except as otherwise required by law, the holder of each share of Class C common stock is not entitled to any voting powers.

On June 15, 2023, the Company and Carl Daikeler, the Company’s co-founder and CEO entered into a forfeiture agreement (“the Forfeiture Agreement”), pursuant to which Mr. Daikeler as of June 15, 2023 forfeited 160,000 shares of the Company’s common stock that he owned, comprised of 63,999 shares of Class A common stock and 96,001 shares of Class X common stock, each with a par value of $0.0001. No consideration was provided to Mr. Daikeler for the forfeiture of these shares.

On December 10, 2023, the Company entered into a securities purchase agreement for the issuance and sale of 420,769 shares of Class A common stock at a purchase price of $9.75 per share and pre-funded warrants to purchase up to 122,821 shares of Class A common stock at a pre-funded purchase price of $9.7499 per share with certain institutional investors in a registered direct offering. The pre-funded warrants are immediately exercisable and have an exercise price of $0.0001 per share. The Company received proceeds of $4.9 million, net of placement agent fees. The pre-funded warrants are exercisable at any time after their original issuance at the option of the holder, in the holder's discretion, by (1) payment in full in cash for the number of shares of common stock purchased upon such exercise or (2) a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined accruing to the formula set forth in the pre-funded warrant. The Company also issued 543,590 Common Stock Warrants to purchase 543,590 shares of Class A common stock at an exercise price of $11.24 per share in a concurrent private placement. The Common Stock Warrants may be exercised at any time beginning June 13, 2024 and will expire on June 13, 2029. In the event of certain fundamental transactions involving the Company as described in the Common Stock Warrant agreement, the holders of the Common Stock Warrants may require the Company to make a payment based on a Black-Scholes valuation, using specific inputs. The holders of the pre-funded warrants do not have similar rights. Therefore, the Company accounted for the Common Stock Warrants as liabilities which were recorded at the fair value at their issuance date of $3.3 million. The gross proceeds were allocated to the Common Stock Warrants at their fair value ($3.3 million) with the remainder allocated proportionally to common stock ($1.6 million) and pre-funded warrants ($0.4 million) based on the gross proceeds received. The issuance of the Class A common stock, the pre-funded warrants and the Common Stock Warrants is collectively called the "Equity Offering".

The pre-funded warrants were classified as a component of stockholder's equity within additional paid in capital. The pre-funded warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) are immediately exercisable, (3) do not embody an obligation for the Company to repurchase its shares, (4) permit the holder to receive a fixed number of shares of common stock upon exercise, (5) are indexed to the Company's common stock and (6) meet the equity classification criteria. The Company valued the pre-funded warrants at issuance, concluding that their sales price approximated their fair value, and allocated gross proceeds from the Equity Offering after recording the Common Stock Warrant liability proportionately to the common stock and pre-funded warrants. As of December 31, 2023, all of the pre-funded warrants were outstanding. On January 12, 2024, all of the pre-funded warrants were exercised by the investor and converted into 122,821 shares of Class A common stock.

Reverse Stock Split

At the 2023 Annual Shareholder Meeting, which was held on November 20, 2023, our stockholders approved an amendment to our second amended and restated certificate of incorporation to effect a reverse stock split of all of our issued and outstanding common stock by a ratio in the range of 1-for-10 to 1-for-50. On November 21, 2023, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock. The reverse stock split ratio and the implementation and the timing of the reverse stock split were determined by our Board. The reverse stock split did not change the authorized number of shares or the par value of our common stock or preferred stock, but did effect a proportional adjustment to the number of common stock outstanding, the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding stock options, the number of shares of common stock issuable upon the vesting of restricted stock awards ("RSU's"), the number of shares of common stock under the Employee Stock Purchase Plan (the "ESPP"), the conversion rate of our outstanding warrants into common stock and the number of shares of common stock eligible for issuance under our 2021 Stock Plan (the "2021 Plan"). No fractional shares were issued in connection with the reverse stock split. Each stockholder's percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split.

All applicable outstanding equity awards discussed below in Note 17, Equity-Based Compensation, have been adjusted retroactively for the 1-for-50 reverse stock split.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes changes in accumulated other comprehensive income (loss), by component during the years ended December 31, 2024 and 2023 (in thousands):

Total[1]

Balances at December 31, 2022	$37
Other comprehensive loss before reclassifications	(256)
Amounts reclassified from accumulated other comprehensive income	222
Tax effect	(26)
Balances at December 31, 2023	(23)
Other comprehensive loss before reclassifications	(106)
Amounts reclassified from accumulated other comprehensive income	64
Tax effect	16
Balances at December 31, 2024	$(49)

1Total denotes unrealized gain (loss) on derivatives and foreign currency translation adjustments.

Note 17. Equity-Based Compensation

Equity Compensation Plans

Prior to June 25, 2021, the Company maintained its 2020 Beachbody Company Group LLC Equity Compensation Plan (the “2020 Plan”), under which, grants were awarded to certain employees, consultants, and members of the Company’s board of managers through the granting of one or more of the following types of awards: (a) nonqualified unit options, (b) unit awards, and (c) unit appreciation rights. The Company granted nonqualified unit options with vesting periods typically ranging from three to five years under the 2020 Plan.

After June 25, 2021, awards under the 2020 Plan were converted at the Exchange Ratio, and the Company’s Board approved the 2021 Incentive Award Plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, dividend equivalents, RSUs, and other stock or cash-based awards. Grants under the 2021 Plan may be awarded to employees, consultants, and members of the Company’s Board.

Under the 2021 Plan, all awards settle in shares of Class A common stock, and up to 608,851 shares of Class A common stock were initially available for issuance. The number of shares of Class A common stock available for issuance under the 2021 Plan is increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) five percent of the total number of shares of Class A and Class X common stock outstanding on the final day of the immediately preceding calendar year and (ii) the number of shares determined by the Company’s Board. As of December 31, 2024, 948,826 shares of Class A common stock remain available for issuance under the 2021 Plan.

All options typically expire ten years from the date of grant if not exercised. In the event of a termination of employment, all unvested options are forfeited immediately. Generally, any vested options may be exercised within three months, depending upon the circumstances of termination, except for instances of termination “with cause” whereby any vested options or awards are forfeited immediately.

A summary of the option activity under the Company's equity compensation plans is as follows:

	Time-Vesting Options Outstanding
	Number of Options	Weighted-Average Exercise Price (per option)	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	839,479	$32.53	7.25	$—
Converted from Performance-Vesting Options	318,440	6.43
Forfeited	(109,177)	15.83
Expired	(40,725)	17.17
Outstanding at December 31, 2024	1,008,017	$18.64	6.60	$—
Exercisable at December 31, 2024	528,270	$25.06	5.20	$—

	Performance-Vesting Options Outstanding
	Number of Options	Weighted-Average Exercise Price (per option)	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	318,440	$22.02	9.45	$—
Converted to Time-Vesting Options	(318,440)	22.02
Outstanding at December 31, 2024	—	$—	—	$—
Exercisable at December 31, 2024	—	$—	—	$—

A summary of the unvested option activity is as follows:

	Number of Time-Vesting Options	Weighted-Average Grant Date Fair Value (per option)
Unvested at December 31, 2023	513,712	$33.49
Converted from Performance-Vesting Options	318,440	12.77
Vested	(274,267)	24.01
Forfeited	(78,138)	18.85
Unvested at December 31, 2024	479,747	$17.91

	Number of Performance-Vesting Options	Weighted-Average Grant Date Fair Value (per option)
Unvested at December 31, 2023	318,440	$12.77
Converted to Time-Vesting Options	(318,440)	12.77
Unvested at December 31, 2024	—	$—

The Company does not use cash to settle equity instruments issued under equity-based compensation awards. The total fair value of awards which vested during the years ended December 31, 2024 and 2023 was $6.6 million and $9.6 million, respectively.

There were no options exercised during the years ended December 31, 2024 and 2023.

A summary of RSU activity is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted-Average Fair Value (per RSU)
Outstanding at December 31, 2023	301,881	$31.97
Granted	265,321	7.75
Vested	(106,561)	25.19
Forfeited	(134,415)	14.57
Outstanding at December 31, 2024	326,226	$17.42

RSUs granted to employees generally vest over four years, based on continued employment, while RSUs granted to members of the Board generally vest approximately one year after grant date.

The fair value of RSUs vested during the year ended December 31, 2024 and 2023 was $2.7 million and $7.9 million, respectively.

On January 1, 2024, the number of shares available for issuance under the 2021 Plan increased by 335,295 pursuant to the terms of the 2021 Plan. On June 4, 2024, the number of shares available for issuance under the 2021 Plan increased by 350,000 pursuant to an amendment to the 2021 Plan, which was approved by the Company’s stockholders at the Company’s annual stockholder meeting. As of December 31, 2024, 948,826 shares of Class A common stock were available for issuance under the 2021 Plan.

Vested RSUs included shares of common stock that the Company withheld on behalf of certain employees to satisfy the minimum statutory tax withholding requirements, as defined by the Company. The Company withheld shares of common stock with an aggregate fair value and remitted taxes of $0.3 million and $2.2 million during the years ended December 31, 2024 and 2023, respectively, which were classified as financing cash outflows in the consolidated statements of cash flows. The Company canceled and returned these shares to the 2021 Plan, which are available under the plan terms for future issuance.

Inducement Plan

On June 14, 2023, the Board adopted the Company’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”) for the grant of non-qualified stock options, stock appreciation rights, restricted stock, RSU's, dividend equivalents and other stock or cash-based awards to prospective employees. The Board reserved 477,661 shares of the Company’s common stock for issuance pursuant to the awards granted under the Inducement Plan.

Effective as of June 15, 2023, the Company appointed Mark Goldston as Executive Chairman, replacing the service of Mr. Daikeler in his capacity as Chairman of the Board. Mr. Daikeler continues to serve as the Company’s CEO and as a director. In connection with the employment offer letter to Mr. Goldston, he was granted a stock option under the Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Option”). Of this amount, 159,221 shares subject to the Option will vest based on continued service (the “Time-Vesting Options”) and 318,440 shares will vest based on the attainment of applicable performance goals and continued service (the “Performance-Vesting Options”). The Time-Vesting Options will vest and become exercisable with respect to 25% of the Time-Vesting Options subject to the Option on each of the first four anniversaries of June 15, 2023. The Performance-Vesting Options will vest and become exercisable based on both (1) the achievement of pre-determined price per share goals and (2) Mr. Goldston’s service through the applicable vesting date. Any earned Performance-Vesting Options will vest and become exercisable as of the later of (1) June 15, 2024, and (2) the date on which the applicable price per share goal is achieved. The weighted average exercise price of the Time-Vesting Options and Performance-Vesting Options was $6.43 per option (after the 2024 Inducement Plan Repricing, as defined below) and none of the Performance-Vesting Options were exercisable as of December 31, 2023.

Vesting tranche Number of Performance -Vesting Options Price per share goal

Tranche 1 79,610 $50.00

Tranche 2 79,610 $75.00

Tranche 3 79,610 $100.00

Tranche 4 79,610 $125.00

The share price is measured by averaging the fair market value (as defined in the Inducement Plan) per share over any 30 consecutive trading-day period.

2024 Inducement Plan Repricing

The Company determined that outstanding stock options under the Inducement Plan had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “2024 Underwater Inducement Plan Options”). In order to help retain and motivate holders of the 2024 Underwater Inducement Plan Options, and align their interests with those of stockholders, the Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend the 2024 Underwater Inducement Plan Options (the “2024 Amended Underwater Inducement Plan Options”) for the Executive Chairman of the Company to reduce the exercise price of each 2024 Amended Underwater Inducement Plan Option to the closing per share price of the Company’s common stock on November 13, 2024 (the “2024 Inducement Plan Repricing”). The Company had 477,661 2024 Amended Underwater Inducement Plan Options which had their exercise price amended to $6.43 per option.

As part of the 2024 Inducement Plan Repricing, the Company also determined that the 318,440 Performance-Vesting Options would be converted from Performance-Vesting Options to Time-Vesting Options and thus those options will vest and become exercisable with respect to 25% of the Time-Vesting Options on each of the first four anniversaries of June 15, 2023.

The Company determined that the 2024 Inducement Plan Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental stock-based compensation of $0.1 million which was recorded as of the 2024 Inducement Plan Repricing, related to 119,416 vested 2024 Amended Underwater Inducement Plan Options. In addition, incremental stock-based compensation of $0.5 million was recorded upon the conversion of 79,610 Performance-Vesting Options to Time-Vesting Options which resulted in the full vesting of the unamortized expense for those options upon the conversion. As of the 2024 Inducement Plan Repricing, $0.5 million incremental unrecognized compensation expense related to 358,245 unvested 2024 Amended Underwater Inducement Plan Options will be recognized as expense over the requisite service period in which the options vest, or approximately 1.3 years.

Employee Stock Purchase Plan

In May 2022, the Company established an ESPP, the terms of which allow for qualified employees to participate in the purchase of designated shares of the Company’s common stock at a price equal to 85% of the lower of the closing price at the beginning or ending of each six-month purchase period. The number of shares of Class A common stock available under the ESPP is increased on January 1 of each calendar year beginning on January 1, 2022 and ending on January 1, 2031 by an amount equal to the lesser of (i) 1% of the total number of shares of Class A and Class X common stock outstanding as of the final day of the immediately preceding calendar year and (ii) the number of shares determined by the Company's Board. On January 1, 2024, the number of shares available for issuance under the ESPP increased by 67,059 pursuant to the terms of the ESPP. As of December 31, 2024, 161,673 shares of Class A common stock remain available for issuance under the ESPP.

During the year ended December 31, 2024, 43,362 shares of the Company’s common stock were issued pursuant to the ESPP at an average price of $6.28 per share.

Stock-based compensation expense associated with the Company’s ESPP is based on fair value estimated on the date of grant using the Black-Scholes option pricing valuation model and the following weighted-average assumptions for grants during the years ended December 31, 2024 and 2023:

	December 31,
	2024	2023

Weighted-average risk-free rate	5.0%	4.7%
Dividend yield rate	—	—
Weighted-average volatility	100.6%	54.4%
Expected term (in years)	0.50	0.50
Weighted-average grant date fair value	$2.36	$5.32

Compensation Warrants

During the year ended December 31, 2020, the Company issued warrants for the purchase of 79,612 of the Company's Class A common stock at an exercise price of $126.00 per share. These warrants vest 25% at the grant date and 25% at each of the first, second, and third anniversaries of the grant date. The warrants have a 10-year contractual term.

As of December 31, 2024, 79,612 warrants were exercisable. Compensation cost associated with the warrants was recognized over the requisite service period, which was 4.25 years.

Equity-Based Compensation Expense

Equity-based compensation expense, which also includes the option repricing in 2024 and 2023 and the modifications of stock awards for the years ended December 31, 2024 and 2023, was as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cost of revenue	$1,215	$2,992
Selling and marketing	6,445	9,852
Enterprise technology and development	957	1,330
General and administrative	8,452	9,717
Total equity-based compensation	$17,069	$23,891

As of December 31, 2024, the total unrecognized equity-based compensation expense was $11.5 million, which will be recognized over a weighted-average remaining period of 1.94 years.

In connection with the restructuring activities that took place during the years ended December 31, 2024 and 2023, the Company modified certain stock awards of terminated employees (approximately 150 employees in the three month period ended September 30,

2024, approximately 40 employees in the three month period ended March 31, 2024, approximately 25 employees in the three month period ended September 30, 2023 and approximately 100 employees in the three month period ended March 31, 2023). On September 30, 2024, the Company announced the Pivot which resulted in the reduction of approximately 170 employees (33% of the Company’s workforce on that date) in the fourth quarter of 2024 and the modification of certain stock awards for certain terminated employees. See Note 15, Restructuring, for additional information on the restructuring activities. The modifications for the Pivot included accelerating the vesting of any options that would have vested within six months of the employee's termination date, and all vested options will be available for exercise for a total of six months after the employee's termination date (that is, three months in addition to the standard three months per original agreement). The modification for the other restructuring activities in the years ended December 31, 2024 and 2023 included accelerating the vesting of any options that would have vested within three months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees’ termination date (that is, three months in addition to the standard three months per original agreement). As a result of these modifications, the Company recognized $0.8 million and $1.0 million reduction to equity-based compensation expense in the consolidated statements of operations for the years ended December 31, 2024 and 2023, respectively.

The fair value of each award that vests solely based on time as of the date of grant is estimated using a Black-Scholes option-pricing model. There were no Time-Vesting Options granted during the year ended December 31, 2024. The following table summarizes the weighted average assumptions used to determine the fair value of Time-Vesting Options granted in the year ended December 31, 2023:

December 31,
2023
Risk-free rate	3.9%
Dividend yield rate	—
Volatility	62.2%
Expected term (in years)	5.18
Weighted-average grant date fair value	$13.65

The vesting periods are based on the terms of the option grant agreements, generally four to five years. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group and the Company's historical volatility over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms.

The fair value of the Performance-Vesting Options as of the date of grant was estimated using a Monte Carlo simulation. There were no Performance-Vesting Options granted during the year ended December 31, 2024. Due to the conversion of the Performance-Vesting Options to Time-Vesting Options as previously disclosed, there were no outstanding Performance-Vesting Options as of December 31, 2024. The following table summarizes the weighted average assumptions used to determine the fair value of the Performance-Vesting Options granted in the year ended December 31, 2023:

December 31,
2023
Risk-free rate	3.7%
Dividend yield rate	—
Volatility	53.7%
Expected term (in years)	10.00
Weighted-average grant date fair value	$13.00

The vesting periods are based on the terms of the option grant agreements, generally four to five years. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group and the Company's historical volatility over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms.

Repricing of Stock Options

2024 Repricing

The Company determined that a significant portion of its outstanding stock options under the 2020 Plan and the 2021 Plan had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “2024 Underwater Options”). In order to help retain and motivate holders of 2024 Underwater Options, and align their interests with those of stockholders, the Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend certain of the 2024 Underwater Options (the “2024 Amended Underwater Options”) for current employees and consultants of the Company to reduce the exercise price of the 2024 Amended Underwater Options to the closing per share price of the Company’s common stock on November 13, 2024 (the “2024 Repricing”). The Company had 451,115 2024 Amended Underwater Options which had their exercise price amended to $6.43 per option.

Excluded from the 2024 Repricing were, among others, 2024 Underwater Options held by members of the Board, the Company's CEO; and options granted to certain consultants. Except for the modification of the exercise price, all other terms and conditions of the 2024 Amended Underwater Options remain in effect.

The Company determined that the Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental stock-based compensation of $0.4 million which was recorded as of the 2024 Repricing, related to 292,031 vested 2024 Amended Underwater Options. As of the 2024 Repricing, $0.2 million incremental unrecognized compensation expense related to 159,084 unvested 2024 Amended Underwater Options will be recognized as expense over the requisite service period in which the options vest, or approximately 1 year.

2023 Repricing

The Company determined that a significant portion of its outstanding stock options had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “2023 Underwater Options”). In order to help retain and motivate holders of the 2023 Underwater Options, and align their interests with those of stockholders, on September 14, 2023, the Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend certain of the 2023 Underwater Options (the “2023 Amended Underwater Options”) for current employees and consultants of the Company that were either (1) not maturing in fiscal 2023 or (2) that had not been issued at an exercise price of less than $50 in the prior twelve months, to reduce the exercise price of each 2023 Amended Underwater Option to the closing per share price of the Company’s common stock on September 14, 2023 (the “2023 Repricing”). The Company had 531,515 2023 Amended Underwater Options which had their exercise price amended to $17.35 per option.

Excluded from the 2023 Repricing were, among others, 2023 Underwater Options held by members of the Board, the Company's CEO and Executive Chairman; any 2023 Underwater Options with an exercise price less than $50.00; and options granted to consultants who are no longer providing services to the Company. Except for the modification of the exercise price, all other terms and conditions of the 2023 Amended Underwater Options remain in effect.

The Company determined that the 2023 Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental stock-based compensation of $1.6 million which was recorded as of the 2023 Repricing, related to 255,174 vested 2023 Amended Underwater Options as of the 2023 Repricing. As of the 2023 Repricing $1.5 million incremental unrecognized compensation expense related to 276,341 unvested 2023 Amended Underwater Options will be recognized as expense over the requisite service period in which the options vest, or 1.6 years.

Note 18. Derivative Financial Instruments

As of December 31, 2024 and 2023, the notional amount of the Company’s outstanding foreign exchange options was zero and $4.4 million, respectively. In the year ended December 31, 2023, management made a determination to cease entering into any further foreign exchange options at that time. The Company's foreign exchange options outstanding at December 31, 2023 all expired prior to March 31, 2024. There were no outstanding forward contracts as of December 31, 2024 and 2023.

There were no derivative assets or liabilities as of December 31, 2024 and 2023.

The Company assessed its derivative instruments and determined that they were effective during the years ended December 31, 2024 and 2023.

The following table shows the pre-tax effects of the Company’s derivative instruments on its consolidated statements of operations (in thousands):

		Year Ended December 31,
	Financial Statement Line Item	2024	2023
Unrealized gains (losses)	Other comprehensive income (loss)	$-	$(334)

Losses reclassified from accumulated other	Cost of revenue	$(29)	$(101)
comprehensive loss into net loss	General and administrative	(35)	(121)
Total amounts reclassified		$(64)	$(222)
Gains (losses) recognized on derivatives not designated as hedging instruments	Cost of revenue	$—	$(98)

Note 19. Income Taxes

The components of the Company’s loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2024	2023
U.S.	$(73,752)	$(154,571)
Foreign	2,349	1,967
Loss before income taxes	$(71,403)	$(152,604)

The components of the income tax benefit (provision), net were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$—
State and local	(140)	(113)
Foreign	(94)	(115)
	$(234)	$(228)
Deferred:
Federal	$(100)	$(23)
State and local	1	71
Foreign	94	143
	(5)	191
Income tax provision, net	$(239)	$(37)

The Company has continued to record a full VA against its DTAs at December 31, 2024 and 2023. The Company has certain net DTLs that will reverse in a different period than its DTAs and has DTLs with an indefinite reversal period resulting in a net DTL, after recording a VA, at December 31, 2024 and 2023 of nominal amounts.

The actual tax rate on loss before income taxes reconciles to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2024	2023
Federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.5%	2.5%
Valuation allowance on deferred tax assets	(10.1%)	(17.2%)
Goodwill impairment	(5.9%)	(5.5%)
Equity-based compensation	(4.5%)	(1.1%)
Adjustments to prior year provision	(3.7%)	0.7%
Common stock warrant liability	0.3%	0.4%
Note revaluation	—	(0.6%)
Other	0.1%	(0.2%)
Effective tax rate	(0.3%)	—

DTAs and DTLs are as follows (in thousands):

	As of December 31,
	2024	2023
Deferred tax assets:
Net operating losses	$89,640	$91,585
Equity-based compensation	14,142	13,358
Inventory	12,478	12,339
Capitalized research expense	10,505	9,592
Tax basis step-up	10,135	11,570
Intangible assets	6,060	6,552
R & D credit carryover	3,886	3,886
Interest expense carryover	3,316	1,937
Foreign tax credit carryover	920	840
Lease obligations	849	837
Property and equipment	624	-
Accrued employee compensation and benefits	579	546
Accrued expenses	374	1,064
Other	1,522	1,740
Total deferred tax assets	155,030	155,846
Deferred tax liabilities:
Property and equipment	-	(5,853)
Content assets	(2,520)	(4,448)
Prepaid expenses	(1,714)	(1,969)
Right-of-use assets	(750)	(750)
Total deferred tax liabilities	(4,984)	(13,020)
Net deferred tax assets before valuation allowance	150,046	142,826
Valuation allowance	(150,047)	(142,836)
Net deferred tax liabilities	$(1)	$(10)

Taxes on the net income of foreign corporate subsidiaries in excess of a deemed return on their tangible assets, or global intangible low-taxed income (“GILTI”), are recognized as an expense in the period the tax is incurred. Accordingly, the Company has not provided deferred taxes related to temporary differences that, on their reversal, will affect the amount of income subject to GILTI in the period tax is incurred.

As of December 31, 2024, the Company has accumulated U.S. federal and state net operating loss ("NOL") carryforwards of $357.2 million and $420.4 million, respectively. Of the federal NOL carryforwards, $2.3 million was generated before January 1, 2018 and subject to a 20-year carryforward period. The remaining $354.9 million can be carried forward indefinitely but is subject to an 80% taxable income limitation. The U.S. federal losses subject to carryforward limitations and state NOL carryforwards will begin to expire in 2037 and 2025, respectively. As of December 31, 2024, the Company has accumulated U.S. federal and state research tax credits of $3.5 million and $1.7 million, respectively. The U.S. federal research tax credits will begin to expire in 2039. The U.S. state research tax credits do not expire.

Uncertain Tax Positions

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2024	2023

Unrecognized tax benefits, beginning of year	$1,044	$1,044
Additions for current year tax positions	—	—
Unrecognized tax benefits (excluding interest and penalties), end of year	1,044	1,044
Interest and penalties associated with unrecognized tax benefits	—	—
Unrecognized tax benefits including interest and penalties, end of year	$1,044	$1,044

All of the unrecognized tax benefits was recorded as a reduction in the Company’s gross DTAs. If the unrecognized tax benefits were not recorded it would affect the Company’s effective tax rate.

The Company files U.S. federal, numerous state and local income, franchise, U.K., and Canada tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state, local, or Canada tax examination by taxing authorities for years prior to 2021. For the U.K., the Company is no longer subject to tax examinations by the taxing authorities for years prior to 2022.

Note 20. Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan for the benefit of all employees who have met the eligibility requirements. Participants may contribute up to 75% of their eligible compensation, subject only to annual limitations set by the Internal Revenue Service. The Company matched 50% of participant contributions, up to 4% of the participant's total compensation for the year ended December 31, 2024. The Company matched 50% of participant contributions, up to 6% of the participant’s total compensation for the year ended December 31, 2023. For the years ended December 31, 2024 and 2023, the Company recorded expense for matching contributions of $1.2 million and $1.9 million, respectively.

Note 21. Earnings (Loss) per Share

The computation of loss per share of Class A and Class X common stock is as follows (in thousands, except share and per share information):

	Year Ended December 31,
	2024	2023

Numerator:
Net loss	$(71,642)	$(152,641)

Denominator:
Weighted-average common shares outstanding, basic and diluted	6,818,052	6,238,777

Net loss per common share, basic and diluted	$(10.51)	$(24.47)

Basic net loss per common share is the same as dilutive net loss per common share for the years ended December 31, 2024 and 2023 as the inclusion of all potential common shares would have been antidilutive. The weighted average common shares outstanding (basic and diluted) in the above table exclude the 160,000 shares that were forfeited by Mr. Daikeler for the period of time after they were forfeited (June 15, 2023) and includes (1) the 420,769 shares that were issued in the Equity Offering on December 13, 2023 for the period of time after they were issued and (2) the pre-funded warrants to purchase up to 122,821 shares of Class A common stock issued in the Equity Offering on December 13, 2023 for the period of time after they were issued, as the exercise of the pre-funded warrants required nominal consideration for the delivery of the common stock and these warrants were exercised by the investor and converted into 122,821 shares of Class A common stock on January 12, 2024.

The following table presents the common shares that are excluded from the computation of diluted net loss per common share as of the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2024	2023
Time-Vesting Options (1)	1,008,017	839,479
Performance-Vesting Options (1)	—	318,440
RSUs	326,226	301,881
Compensation warrants	79,612	79,612
Public and Private Placement Warrants	306,667	306,667
Term Loan warrants	97,482	97,482
Common Stock Warrants	543,590	543,590
Forest Road Earn-out Shares	75,000	75,000
	2,436,594	2,562,151

(1) The 318,440 Performance-Vesting Options were converted to Time-Vesting Options on November 13, 2024. See Note 17, Equity-Based Compensation, for additional information on the conversion of the Performance-Vesting Options to Time-Vesting Options.

The Forest Road Earn-out Shares are unvested and are subject to forfeiture if certain earnout conditions are not satisfied. Subject to certain other terms and conditions, the Forest Road Earn-out Shares will vest, in equal tranches of 10% each, commencing on December 22, 2021, upon the occurrence of the Company's last sale price on the NYSE exceeding each of the following price per share thresholds for any 20 trading days within any consecutive 30-day trading period: $600.00, $650.00, $700.00, $750.00 and $800.00. Any Forest Road Earn-out Shares that do not vest within ten years will be forfeited. The Forest Road Earn-out Shares are accounted for as equity-classified equity instruments and recorded in additional paid in capital. As of December 31, 2024, all Forest Road Earn-out Shares are

unvested. The Forest Road Earn-out Shares are considered participating securities as they would share in any dividends declared by the Company. However, as there is no specific requirement to allocate any losses of the Company to the holders of the Forest Road Earn-out Shares and there is no legal requirement to have them fund such losses, the two-class method for earnings per share is not applicable for loss periods.

Note 22. Related Party Transactions

The Company has a royalty agreement with a company related to the controlling shareholder. The related party assisted the Company with the development of several products and receives royalties based on the sales of these products. Total payments to the related party were approximately $0.4 million and $0.4 million during the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, $0.2 million and $0.2 million, respectively, was due to the related party pursuant to the royalty agreement.

A minority shareholder and director of the Company is also a shareholder in a law firm that provides legal services to the Company. Total payments to the related party were $0.7 million and $0.5 million during the years ended December 31, 2024 and 2023, respectively. The Company’s accounts payable to the firm was approximately zero as of each of December 31, 2024 and 2023.

Note 23. Parent Only Financial Statements

The Beachbody Company, Inc. has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. There are restrictions under the Financing Agreement described in Note 11, Debt, on the Company's ability to obtain funds from any of its subsidiaries through dividends. Accordingly, the following condensed financial information is presented on a "Parent Only" basis in which The Beachbody Company, Inc.'s investment in its consolidated subsidiaries are presented under the equity method of accounting.

Schedule I

The Beachbody Company, Inc.

(Parent Company Only)

Condensed Balance Sheet

(in thousands, except share data)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$—	$25
Prepaid expenses	12	12
Investment in subsidiaries	463,030	463,955
Total current assets	463,042	463,992
Total assets	$463,042	$463,992
Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$8	$7
Due to subsidiaries	432,691	378,100
Total current liabilities	432,699	378,107
Warrant liabilities	2,173	3,125
Total liabilities	434,872	381,232
Stockholders’ equity:
Class A: 4,218,828 and 3,978,356 shares issued and outstanding at December 31, 2024 and 2023, respectively;	1	1
Class X: 2,729,003 shares issued and outstanding at December 31, 2024 and 2023, respectively;	1	1
Additional paid-in capital	671,735	654,657
Accumulated deficit	(643,567)	(571,899)
Total stockholders’ equity	28,170	82,760
Total liabilities and stockholders’ equity	$463,042	$463,992

See note to condensed financial statements.

Schedule I

The Beachbody Company, Inc.

(Parent Company Only)

Condensed Statement of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2024	2023
Change in fair value of warrant liabilities	$1,144	$2,679
Other income	(5)	127
Equity in net loss of subsidiaries	(72,807)	(155,507)
Net loss and total comprehensive loss	$(71,668)	$(152,701)

See note to condensed financial statements.

Schedule I

The Beachbody Company, Inc.

(Parent Company Only)

Condensed Statement of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(71,668)	$(152,701)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Change in fair value of warrant liabilities	(1,144)	(2,679)
Equity in net loss of subsidiaries	72,807	155,507
Changes in operating assets and liabilities:
Prepaid expenses	—	8
Accrued expenses	1	9
Net cash (used in) provided by operating activities	(4)	144
Cash flows from investing activities:
Net cash used in investing activities	—	—
Cash flows from financing activities:
Decrease in due to subsidiaries	(30)	(8,299)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	272	553
Tax withholdings payments for vesting of restricted stock	(263)	(2,178)
Proceeds from issuance of Equity Offering, net of issuance costs	—	4,908
Net cash used in financing activities	(21)	(5,016)
Net decrease in cash and cash equivalents	(25)	(4,872)
Cash and cash equivalents, beginning of year	25	4,897
Cash and cash equivalents, end of year	$—	$25

See note to condensed financial statements.

Note to Condensed Financial Statements of The Beachbody Company, Inc. (Parent Company Only)

Basis of Presentation

These condensed parent company-only financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of The Beachbody Company, Inc. (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed the specified threshold amount of the consolidated net assets of the Company. The ability of The Beachbody Company, Inc.'s operating subsidiaries to pay dividends may be restricted due to the terms of the subsidiaries’ outstanding Term Loan as described in Note 11, Debt, to the audited consolidated financial statements. These condensed parent company-only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. These condensed parent company-only financial statements should be read in conjunction with the consolidated financial statements and related notes.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Interim Chief Financial Officer, we evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2024, which is the end of the period covered by this Annual Report, to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Based upon this evaluation, our Chief Executive Officer and Interim Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2024.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financing reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Our internal control over financial reporting includes those policies and procedures that:

•
Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions or dispositions of our assets
•
Provide reasonable assurance that our transactions are recorded as necessary to permit preparation of our financial statements in accordance with accounting principles generally accepted in the United States
•
Provide reasonable assurance that our receipts and expenditures are being made only in accordance with authorizations of management and our directors, and
•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements

Due to its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, because of changes in conditions, effectiveness of internal control over financial reporting may vary over time.

With the participation of our Chief Executive Officer and our Interim Chief Financial Officer, management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the system of internal control over financial reporting was effective as of December 31, 2024.

Attestation Report of Registered Public Accounting Firm

This report does not include an attestation report of our internal controls from our independent registered public accounting firm due to our status as a "non-accelerated filer" as defined in Rule 12b-2 of the Securities Act.

Change in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Effectiveness of Controls and Procedures

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives, as specified above. Our management recognizes that any control system, no matter how well designed and operated, is based upon certain judgments and assumptions and cannot provide absolute assurance that its objective will be met.

Item 9B. Other Information.

None.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Not applicable.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 11. Executive Compensation.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 12(a). Security Ownership of Certain Beneficial Owners.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 12(b). Security Ownership of Management.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 12(c). Changes in Control.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 12(d). Securities Authorized for Issuance Under Equity Compensation Plans.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

Item 14. Principal Accounting Fees and Services.

The information required for this item will be included in our Proxy Statement for our 2025 Annual Meeting of Shareholders to be filed with the SEC within 120 days of the year ended December 31, 2024, and is incorporated herein by reference.

PART IV

Item 15. Exhibits, Financial Statement Schedule.

The following documents are filed as part of this Annual Report on Form 10-K:

(a)1. Financial Statements

(a)2. Financial Statement Schedule

The following financial statement schedule for the years ended December 31, 2024 and 2023 are filed as part of this report and should be read in conjunction with the consolidated financial statements (in thousands).

	December 31,
	2024	2023
Deferred tax asset valuation allowance, beginning of year	$142,836	$116,564
Additions charged to earnings	7,211	26,272
Deferred tax asset valuation allowance, end of year	$150,047	$142,836

(a)3. Exhibits

Exhibits required under Item 601 of Regulation S-K:

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.
2.1	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC.	8-K/A	2.1	2/16/2021	001-39735
3.1	Second Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.					*
3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	3.1	11/27/2023	001-39735
3.3	Second Amended and Restated Bylaws of The Beachbody Company, Inc	8-K	3.1	12/18/24	001-39735
4.1	Specimen Class A Common Stock Certificate of The Beachbody Company, Inc.	8-K	4.1	7/1/2021	001-39735
4.2	Warrant Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.2	7/1/2021	001-39735
4.3	Description of Securities.	10-K	4.3	3/1/2022	001-39735
4.4	Form of Warrant.	10-Q	10.3	8/8/2022	001-39735
4.5	Form of Pre-Funded Common Stock Purchase Warrant	8-K	4.1	12/13/2023	001-39735
4.6	Form of Common Stock Purchase Warrant	8-K	4.2	12/13/2023	001-39735
4.7	Form of Second Amended and Restated Warrant to Purchase Stock	8-K	10.2	4/8/2024	001-39735
4.8	Form of Third Amended and Restated Warrant to Purchase Stock	8-K	10.2	10/21/2024	001-39735
10.1	Form of Subscription Agreement.	S-4/A	10.1	5/27/2021	333-253136
10.2	Sponsor Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Forest Road Acquisition Sponsor LLC and The Beachbody Company Group, LLC.	S-4/A	10.2	5/27/2021	333-253136
10.3	Amended and Restated Registration Rights Agreement, by and among The Beachbody Company, Inc., Forest Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735
10.4^	The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.2	7/9/2021	001-39735
10.5^	The Beachbody Company, Inc. Employee Stock Purchase Plan.	8-K	10.3	7/9/2021	001-39735
10.6^	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.4	7/9/2021	001-39735
10.7^	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.5	7/9/2021	001-39735
10.8^	First Amendment to the Beachbody Company, Inc. 2021 Incentive Award Plan	8-K	10.1	6/7/24	001-39735
10.9^	Non-Employee Director Compensation Program.	8-K	10.6	7/9/2021	001-39735
10.10^	The Beachbody Company, Inc. Amended and Restated 2020 Equity Compensation Plan.	8-K	10.7	7/9/2021	001-39735
10.11^	The Beachbody Company, Inc. Deferred Compensation Plan for Directors	10-K	10.10	3/16/2023	001-39735
10.12^	Separation, General Release and Independent Contractor Services Agreement, dated April 19, 2022, by and among	10-Q	10.2	5/9/2022	001-39735

	Beachbody, LLC, The Beachbody Company, Inc. and Sue Collyns
10.13^	Revised Offer of Employment Letter, dated as of May 10, 2022, as amended, by and between Beachbody, LLC and Kathy Vrabeck.	10-Q	10.1	8/8/2022	001-39735
10.14^	Confidential Separation and General Release Agreement, dated as of March 10, 2023 and effective May 1, 2023, by and between Beachbody, LLC and Blake Bilstad.	10-K	10.15	3/16/2023	001-39735
10.15	Form of Indemnification Agreement.	8-K	10.1	5/9/2022	001-39735
10.16	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Akron Supplement, LLC.	S-4/A	10.12	5/10/2021	333-253136
10.17	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.	S-4/A	10.13	5/10/2021	333-253136
10.18	Financing Agreement, dated August 8, 2022, by and among Beachbody, LLC, a Delaware limited liability company, The Beachbody Company, Inc., a Delaware corporation (the "Parent"), each subsidiary of the Parent from time to time party thereto, the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), and Blue Torch Finance, LLC, as collateral agent and as administrative agent for the Lenders.	10-Q	10.2	8/8/2022	001-39735
10.19	Securities Purchase Agreement	8‑K	10.2	12/13/2023	001-39735
10.20	Offer Letter, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8‑K	10.1	6/15/2023	001-39735
10.21	The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan.	8‑K	10.2	6/15/2023	001-39735
10.22	Option Agreement under 2023 Employee Inducement Incentive Award Plan, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8‑K	10.3	6/15/2023	001-39735
10.23	Forfeiture Agreement, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Carl Daikeler.	8‑K	10.4	6/15/2023	001-39735
10.24	Amendment No. 1 to Financing Agreement, dated as of October 4, 2022 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.2	11/7/2023	001-39735
10.25	Amendment No. 2 to Financing Agreement, dated as of July 24, 2023 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8‑K	10.1	7/26/2023	001-39735
10.26	Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.1	1/12/2024	001-39735
10.27	Consent No. 2 and Amendment No. 4 to Financing Agreement, dated as of February 29, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administration agent.	8‑K	10.1	3/5/2024	001-39735
10.28	Amendment No. 5 to Financing Agreement, dated as of April 5, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	4/8/2024	001-39735
10.29	Amendment No. 6 to Financing Agreement, dated as of October 18, 2024 by and among the Company, the	8-K	10.1	10/21/2024	001-39735

Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent
10.30	Amendment No. 7 to Financing Agreement, dated as of January 25, 2025 by and among the Company, the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent					*
10.31	Letter Agreement by and between Beachbody, LLC and Michael Neimand, dated April 10, 2024	8-K	10.1	4/16/2024	001-39735
10.32	Letter Agreement by and between Beachbody, LLC and Brad Ramberg, dated February 24, 2025	8-K	10.1	2/28/25	001-39735
10.33	Amended and Restated Stock Option Grant Notice and Agreement Inducement, dated as of November 13, 2024, by and between The Beachbody Company, Inc. and Mark Goldston.					*
19.1	Insider Trading Policy					*
21.1	Subsidiaries of the Company					*
23.1	Consent of Deloitte & Touche LLP					*
24.1	Powers of Attorney (incorporated by reference to the signature page hereto)					*
31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)					*
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)					*
32.1	Certification of Chief Executive Officer and Chief Financial Officer of Periodic Report Pursuant to 18 U.S.C. Section 1350					**
97.1	The Beachbody Company, Inc. Compensation Clawback Policy effective as of October 2, 2023.	10-K	97.1	3/11/2024	001-39735
101.INS	Inline XBRL Instance Document–the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document					*
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents					*
104	Cover page formatted as Inline XBRL and contained in Exhibit 101

*	Filed herewith.
**	Furnished herewith.
^	Indicates management contract or compensatory plan.

Item 16. Form 10-K Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE BEACHBODY COMPANY, INC.

Date: March 28, 2025	By:	/s/ Brad Ramberg
Brad Ramberg
Interim Chief Financial Officer (Interim Principal Financial Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Daikeler, Brad Ramberg and Jonathan Gelfand, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Carl Daikeler	Director and Chief Executive Officer (Principal Executive Officer)	March 28, 2025
Carl Daikeler

/s/ Brad Ramberg	Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer)	March 28, 2025
Brad Ramberg

/s/ Mark Goldston	Executive Chairman, Director	March 28, 2025
Mark Goldston

/s/ Mary Conlin	Director	March 28, 2025
Mary Conlin

/s/ Kristin Frank	Director	March 28, 2025
Kristin Frank

/s/ Michael Heller	Director	March 28, 2025
Michael Heller

/s/ Ann Lundy	Director	March 28, 2025
Ann Lundy

/s/ Kevin Mayer	Director	March 28, 2025
Kevin Mayer

/s/ John Salter	Director	March 28, 2025
John Salter

/s/ Ben Van de Bunt	Director	March 28, 2025
Ben Van de Bunt

Exhibit 3.1

SECOND AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

FOREST ROAD ACQUISITION CORP.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Forest Road Acquisition Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

1.
That the name of this corporation is Forest Road Acquisition Corp., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 24, 2020 under the name Forest Road Acquisition Corp.
2.
That the board of directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amended and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is The Beachbody Company, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2140 S. Dupont Highway, in the City of Camden, County of Kent, State of Delaware 19934, and the name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

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The total number of shares of capital stock that the Corporation shall have authority to issue is 2,000,000,000 shares, consisting of: (i) 1,600,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii) 200,000,000 shares of Class X common stock, having a par value of $0.0001 per share (the “Class X Common Stock” and together with the Class A Common Stock, the “Class A/X Common Stock”); (iii) 100,000,000 shares of Class C common stock, having a par value of $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class X Common Stock, the “Common Stock”); and (iv) 100,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.
COMMON STOCK
1.
General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.
Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock and, until the Sunset Date, ten votes for each share of Class X Common Stock, in each case, held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. From and after the Sunset Date, each share of Class X Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not entitle the record holder thereof to any voting powers.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock (other than the holders of Class C Common Stock) will vote

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together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

3.
Dividends.
(i)
Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
(ii)
Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the other classes of Common Stock.
(iii)
In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
4.
Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.
Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article V, all shares of Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any

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class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Article V, Section A.5, in the event any such consideration includes securities, (x) the consideration payable to holders of Class X Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A Common Stock and Class C Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class X Common Stock is that each share of the securities distributed to such holders has ten times the voting power of each share of the securities distributed to the holder of a share of Class A Common Stock, and (y) the consideration payable to holders of Class C Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A/X Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class C Common Stock is that the securities distributed to such holders have no voting power, except as otherwise required by applicable law.
6.
Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) and Article V, Section A.7 of this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
7.
Conversion of Class X Common Stock.
(i)
Voluntary Conversion. Each share of Class X Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(ii)
Automatic Conversion. A share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon a Transfer, other than to a Qualified Stockholder, of such share.
(iii)
Automatic Conversion of All Outstanding Class X Common Stock. Each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon the earliest of (such date, the “Sunset Date”): (a) the date on which Carl Daikeler is no longer providing services to the Corporation as a senior executive officer or a director; and (b) the date as of which the Qualified Stockholders have sold, in the aggregate, more than 75% of the shares of Class X Common Stock that were held by the Qualified

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Stockholders as of immediately following the Effective Time (excluding, for clarity, any Permitted Transfer).
(iv)
Final Conversion of Class X Common Stock. On the Sunset Date, each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class X Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class X Common Stock in this Certificate of Incorporation shall be eliminated.
(v)
Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class X Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class X Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class X Common Stock and to confirm that a conversion into Class A Common Stock has not occurred. A determination in good faith by the Secretary of the Corporation that a Transfer results in a conversion into Class A Common Stock shall be conclusive and binding.
(vi)
Immediate Effect of Conversion. In the event of a conversion of shares of Class X Common Stock into shares of Class A Common Stock pursuant to this Article V, Section A.7, or upon the Sunset Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Sunset Date at 11:59 p.m. Eastern Time (unless such time is otherwise specified in accordance with Article IV, Section 7(iii)), as applicable. Upon any conversion of Class X Common Stock into Class A Common Stock, all rights of the holder of shares of Class X Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class X Common Stock that are converted into shares of Class A Common Stock as provided in this Article V, Section A.7 shall be retired and may not be reissued.
(vii)
Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class X Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class X Common Stock into shares of Class A Common Stock.
8.
No Further Issuances. Except for a dividend payable in accordance with Article V, Section A.3 or a subdivision of shares effectuated in accordance with Article V, Section A.3, the Corporation shall not at any time after the Effective Time issue any additional shares of Class X Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock. After the Sunset Date, the Corporation shall not issue any additional shares of Class X Common Stock.

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9.
For purposes of this Article V, Section A, references to:
(i)
“Change of Control Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the outstanding voting securities of the Corporation (assuming Class A Common Stock and Class X Common Stock each have one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Corporation (assuming Class A Common Stock and Class X Common Stock each have one vote per share).
(ii)
“Change of Control Transaction” means (a) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (b) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; (c) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in

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substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (d) any Change of Control Issuance.
(iii)
“Family Member” means an individual’s spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.
(iv)
“Founder” means Carl Daikeler.
(v)
“Permitted Entity” means, with respect to a Qualified Stockholder, (a) a Permitted Trust solely for the benefit of (x) Qualified Stockholders and/or (y) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (x) a Qualified Stockholder and/or (y) any other Permitted Entity of such Qualified Stockholder.
(vi)
“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class X Common Stock that satisfies the following requirements: (a) a Transfer by a Qualified Stockholder to (w) a Qualified Stockholder or any Permitted Entity of a Qualified Stockholder, (x) a Qualified Stockholder’s Family Members, (y) to a trust or trusts or other estate planning vehicle for the benefit of a Qualified Stockholder’s Family Members, in each case so long as such Qualified Stockholder continues to exercise Voting Control over such shares (provided, that if the Qualified Stockholder is an entity or a trust, references in this clause (y) to Family Members of a Qualified Stockholder shall be deemed to be references to the Family Members of the individual having Voting Control over the shares of Class X Common Stock held by such Qualified Stockholder), or (z) the Founder; or (b) a Transfer by a Permitted Entity of a Qualified Stockholder to (x) such Qualified Stockholder or (y) any other Permitted Entity of such Qualified Stockholder.
(vii)
“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder or (b) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(viii)
“Qualified Stockholder” means (a) the registered holder of a share of Class X Common Stock immediately following the Effective Time; (b) the initial registered holder of any shares of Class X Common Stock that are originally issued by this Corporation pursuant to the exercise, conversion or settlement of a Right; (c) each natural person who Transfers shares of or Rights for Class X Common Stock to a Permitted Entity that is or becomes a Qualified Stockholder; (d) a transferee of shares of Class X Common Stock received in a Transfer that constitutes a Permitted Transfer other than pursuant to clauses (a)(x) of such definition; or (e) the Founder.
(ix)
“Rights” means any option, restricted stock unit, warrant, conversion right or contractual right of any kind to acquire (through purchase, conversion or otherwise) shares of the Corporation’s authorized but unissued capital stock (or issued but not outstanding capital stock).

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(x)
“Transfer” means, with respect to a share of Class X Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided that the following shall not be considered a “Transfer”: (w) the granting of a revocable proxy to officers or directors or agents of the Corporation with the approval and at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (x) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class X Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (y) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; or (z) the pledge of shares of Class X Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.
(xi)
“Voting Control” means the power (whether directly or indirectly) to vote or direct the voting of an equity interest, interest in a trust or other interest or security by proxy, voting agreement, or otherwise.
B.
PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the

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generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.
At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.
Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.
Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.
Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office

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until the expiration of the term or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.
Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A.
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes

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that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.
Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.
Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article IX(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)
prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting

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stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)
at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1)
a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D. For purposes of this Article IX, references to:

(1)
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

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(2)
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;
b.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share

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adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.
beneficially owns such stock, directly or indirectly;
b.
has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered

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pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any Qualified Stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person

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unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

A.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or

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other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

ARTICLE XII

A.
In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in

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which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.
Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XII. Subject to Section C of Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C.
The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XII shall not apply to any such corporate opportunity.
D.
In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the

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Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
E.
For purposes of this Article XII, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Forest Road Acquisition Sponsor LLC and its Affiliates and (b) RPIII Rainsanity LP, RPIII Rainsanity Co-Invest 1 LLC, RPIII Rainsanity Co-Invest 2 LLC, RPIII Rainsanity Co-Invest 3 LLC and their respective Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

A.
Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII; provided, however, that any amendment that (x) increases the voting power of the Class X Common Stock pursuant to Article V, Section A.2 or (y) amends Article V, Section A.7 in a manner that adversely affects the holders of Class A Common Stock shall, in each case, require the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting as a separate class.
B.
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or

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unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the corporation has caused the Second Amended and Restated Certificate to be signed by its duly authorized officer.

Dated: June 25, 2021

By:/s/ Carl Daikeler__________________________

Name: Carl Daikeler

Title: Chairperson and Chief Executive Officer

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Exhibit 10.30

EXECUTION VERSION

AMENDMENT NO. 7 TO Financing AGREEMENT

This AMENDMENT NO. 7 TO FINANCING AGREEMENT (this “Agreement”) dated as of January 23, 2025 (the “Seventh Amendment Effective Date”), is made by and among Beachbody, LLC, a Delaware limited liability company (the “Borrower”), The Beachbody Company, Inc., a Delaware corporation (the “Parent”), the lenders party hereto (each a “Lender” and collectively, the “Lenders”), Blue Torch Finance, LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Agent”) and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, the Borrower, the Parent, the other Guarantors and the Lenders party thereto from time to time, the Administrative Agent and the Collateral Agent are party to that certain Financing Agreement, dated as of August 8, 2022 (as amended by that certain Amendment No. 1 to Financing Agreement, dated as of October 4, 2022, that certain Amendment No. 2 to Financing Agreement, dated as of July 24, 2023, that certain Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024, that certain Consent No. 2 and Amendment No. 4 to Financing Agreement, dated as of February 29, 2024, that certain Amendment No. 5 to Financing Agreement, dated as of April 5, 2024, that certain Amendment No. 6 to Financing Agreement dated as of October 18, 2024 (the “Sixth Amendment”) and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”);

WHEREAS, pursuant to Section 5 of the Sixth Amendment, the Administrative Agent had previously agreed to extend the deadline for the Borrower’s compliance with such Section 5 until the Seventh Amendment Effective Date; and

WHEREAS the Borrower, Parent and the Lenders party hereto have agreed to amend the Financing Agreement and the Sixth Amendment on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Financing Agreement, after giving effect to this Agreement, are used herein as defined therein. This Agreement shall constitute a Loan Document for all purposes of the Financing Agreement and the other Loan Documents.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, effective as of the Seventh Amendment Effective Date the Financing Agreement and the Sixth Amendment are hereby amended as follows:

(a) Section 1.01 of the Financing Agreement is hereby amended by adding the below definition:

““Seventh Amendment” means that certain Amendment No. 7 to Financing Agreement, dated as of January 23, 2025, by and among the Borrower, the Administrative Agent and Lenders party thereto.”

(b) Section 5 of the Sixth Amendment is hereby amended and restated in its entirety as follows:

“On or prior to February 28, 2025 (as such date may be extended in the sole discretion of the Administrative Agent (including via email)), the Borrower shall have hired an investment bank satisfactory to the Administrative Agent to, among other duties, assist the Borrower and each of the other Loan Parties in obtaining new credit facilities or other financing, the net cash proceeds of which are sufficient to repay in full, in cash, all of the Obligations, other than any contingent indemnification or reimbursement obligations for which no claim has been made; provided that the scope of, and fees payable in connection with, such firm’s retention by the Borrower shall be set forth in an engagement letter reasonably satisfactory to the Administrative Agent.”

1

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Section 3. Representations and Warranties. Each Loan Party represents and warrants to each Agent and the Lenders that, as of the date of this Agreement, after giving effect to the terms of this Agreement:

(a) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant thereto on or prior to the Seventh Amendment Effective Date are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties are true and correct in all respects) on and as of the Seventh Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty is true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties are true and correct in all respects) on and as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing on the Seventh Amendment Effective Date, or would result from this Agreement becoming effective in accordance with its terms.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective upon satisfaction or (waiver by the Lenders) of the following conditions precedent:

(a) Execution. The Agents (or their counsel) shall have received from the Borrower, the Parent and each Lender party to the Financing Agreement constituting Required Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy or electronic transmission (e.g., “pdf”) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

Section 5. No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Financing Agreement or any other Loan Document, or a mutual departure from the strict terms, provisions, and conditions thereof, other than as specified herein. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent, the Collateral Agent and the Lenders under the Financing Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Financing Agreement or any of the other Loan Documents. Except as set forth herein, the Financing Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each of the Parent and the Borrower hereby ratifies and confirms its obligations thereunder as of the date hereof. This Agreement shall not constitute a course of dealing between the Loan Parties, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, at variance with the Financing Agreement or any other Loan Document such as to require further notice by the Administrative Agent, the Collateral Agent and the Lenders to any Loan Party to require strict compliance with the terms of the Financing Agreement and the other Loan Documents in the future, except as expressly set forth herein.

Section 6. Confirmation. Each of the Parent and the Borrower (a) confirms its obligations under the Loan Documents as of the date hereof, (b) confirms that its obligations under the Financing Agreement as modified and expanded hereby are entitled to the benefits of the pledges set forth in the Loan Documents, (c) confirms that its obligations under the Financing Agreement as modified and expanded hereby constitute Obligations and (d) agrees that the Financing Agreement as modified hereby is the Financing Agreement under and for all purposes of the Loan Documents. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect as of the date hereof, and such Obligations shall continue to be entitled to the benefits of the grant set forth in the Collateral Documents. The Parent (a) confirms its guarantee obligations under the Financing Agreement as of the date hereof, (b) confirms that its obligations under the Financing Agreement as modified and expanded hereby are entitled to the benefits of the guarantee set forth in the Guaranty, and (c) confirms that its obligations under the Financing Agreement as modified and expanded hereby constitute “Obligations”.

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Each of the Parent and the Borrower, by its execution of this Agreement, hereby confirms that the Guaranteed Obligations shall remain in full force and effect as of the date hereof.

Section 7. Release. The Borrower, on behalf of itself and its Subsidiaries, and each of their successors, representatives and assignees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agents and the Lenders, and each Agent’s and each Lender’s respective successors, assignees and past, present and future Related Parties (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses (other than the defense of payment), rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, which such Releasing Party has ever had or now has against any of the Lender Parties, whether held in a personal or representative capacity, in each case, on or prior to the Seventh Amendment Effective Date, which are based on any act, circumstance, fact, event or omission or other matter, cause or thing in any way, directly or indirectly, arising out of, connected with, in respect of or relating to the Financing Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing; provided that, for the avoidance of doubt, nothing in this paragraph shall release any obligations of the Lender Parties under the Loan Documents (or any other related agreements, instruments or documents) arising after the Seventh Amendment Effective Date.

Section 8. Miscellaneous.

(a) This Agreement shall be limited as written and nothing herein shall be deemed to constitute an amendment or waiver of any other term, provision or condition of any of the Loan Documents in any other instance than as expressly set forth herein or prejudice any right or remedy that any Lender or any Agent may now have or may in the future have under any of the Loan Documents. Except as herein provided, the Financing Agreement shall remain unchanged and in full force and effect. This Agreement, the Financing Agreement, the Security Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The provisions of Section 12.08 of the Financing Agreement are hereby incorporated herein, mutatis mutandis.

(b) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(c) Each of the undersigned Lenders, by its execution hereof, authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver this Agreement upon the satisfaction of the conditions precedent described above (which shall be conclusively evidenced by such Lender’s execution hereof).

[Signature pages follow]

3 IF "Error! No document variable supplied." = "1" "Error! Unknown document property name." ""

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

BEACHBODY, LLC
By:
Name: Carl Daikeler
Title: Chief Executive Officer
PARENT:

THE BEACHBODY COMPANY, INC.
By:
Name: Carl Daikeler
Title: Chief Executive Officer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT: BLUE TORCH FINANCE, LLC

By:
Name:
Title:

4 IF "Error! No document variable supplied." = "1" "Error! Unknown document property name." ""

LENDERS:

BTC HOLDINGS FUND II LLC
By:	Blue Torch Credit Opportunities Fund II LP, its sole member
By:	Blue Torch Credit Opportunities GP II LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member
BTC OFFSHORE HOLDINGS FUND II-B LLC
By:	Blue Torch Offshore Credit Opportunities Master Fund II LP, its sole member
By:	Blue Torch Offshore Credit Opportunities GP II LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member
BTC OFFSHORE HOLDINGS FUND II-C LLC
By:	Blue Torch Offshore Credit Opportunities Master Fund II LP, its sole member
By:	Blue Torch Offshore Credit Opportunities GP II LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member
BTC HOLDINGS SBAF FUND LLC
By:	Blue Torch Credit Opportunities SBAF Fund LP, its sole member
By:	Blue Torch Credit Opportunities SBAF GP LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member

5 IF "Error! No document variable supplied." = "1" "Error! Unknown document property name." ""

BTC HOLDINGS SBAF FUND-B LLC
By:	Blue Torch Credit Opportunities SBAF Fund LP, its sole member
By:	Blue Torch Credit Opportunities SBAF GP LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member
BTC HOLDINGS KRS FUND LLC
By:	Blue Torch Credit Opportunities KRS Fund LP, its sole member
By:	Blue Torch Credit Opportunities KRS GP LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member
BLUE TORCH CREDIT OPPORTUNITIES FUND III LP
By:	Blue Torch Credit Opportunities GP III LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member

BTC OFFSHORE HOLDINGS FUND III LLC
By:	Blue Torch Offshore Credit Opportunities Master Fund III LP, its sole member
By:	Blue Torch Offshore Credit Opportunities GP III LLC, its general partner
By:	KPG BTC Management LLC, its managing member
Name: Kevin Genda
Title: Managing Member

6 IF "Error! No document variable supplied." = "1" "Error! Unknown document property name." ""

BTC HOLDINGS SC FUND LLC
By:	Blue Torch Credit Opportunities SC Master Fund LP, its sole member
By:	Blue Torch Credit Opportunities SC GP LLC, its general partner
By:	KPG BTC Management LLC, its sole member
Name: Kevin Genda
Title: Managing Member

7 IF "Error! No document variable supplied." = "1" "Error! Unknown document property name." ""

Exhibit 10.33

THE BEACHBODY COMPANY, INC.

2023 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

AMENDED AND RESTATED STOCK OPTION INDUCEMENT GRANT NOTICE

The Beachbody Company, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Amended and Restated Stock Option Inducement Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan (as amended from time to time, the “Plan”) and the Amended and Restated Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan. As of [November 13, 2024], this Grant Notice and the Agreement attached hereto amend and restate in their entirety that certain Stock Option Inducement Grant Notice and attached Stock Option Agreement by and between Participant and the Company (collectively, the “Prior Agreement”).

Participant:	Mark Goldston
Grant Date:	June 15, 2023
Exercise Price per Share:	$[___]
Shares Subject to the Option:	477,661 shares of Class A Common Stock
Expiration Date:	June 14, 2033
Vesting Commencement Date:	June 15, 2023
Type of Option	Non-Qualified Stock Option
Vesting Schedule:

The Shares underlying the Option will vest and become exercisable as to 25% of the Shares on each of the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s continued service through the applicable vesting date.

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEACHBODY COMPANY, INC.		PARTICIPANT
By:	_____________________	______________________

|

|US-DOCS\152407800.2||

Name:	Kathy Vrabeck	Mark Goldston
Title:	Chief Operating Officer

AMENDED AND RESTATED STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL
1.1
Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”). The Option is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.
1.2
Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.

VESTING; PERIOD OF EXERCISABILITY
2.1
General Vesting; Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.
2.2
Change in Control. If (i) a Change in Control occurs, (ii) Participant remains in continued service until at least immediately prior to the Change in Control, and (iii) some or all Shares subject to the Option remain unvested as of immediately prior to such Change in Control, then the Option shall vest and become exercisable in full as of immediately prior to such Change in Control.
2.3
Termination of Service.
(a)
If Participant experiences a Qualifying Termination at any time, the then-outstanding portion of the Option shall vest and become exercisable in full, subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company.
(b)
If Participant experiences a termination of service for any reason not described in Section 2.3(a) above, any portion of the Option that has not become vested on or prior to the date of such termination of service automatically will be forfeited and terminated as of the termination date without consideration therefor
2.4
Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

|US-DOCS\152407800.2||

2.5
Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)
The Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan;
(b)
Unless the Administrator otherwise approves a longer period, the expiration of three years from the date of Participant’s Termination of Service (except as set forth in subclause (c) or (d) below);
(c)
Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause (except as set forth in subclause (d) below); and
(d)
If a Change in Control has occurred and the Option is Assumed in connection therewith, the Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan.
2.6
Certain Definitions.
(a)
“Assumed” means that an Assumption occurs with respect to the Option in connection with a Change in Control.
(b)
“Cause” means (i) Participant’s misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) acts or threats of violence by Participant in any manner affecting the Company’s reputation or otherwise connected to Participant’s employment in any way; (iii) alcohol or substance abuse by Participant; (iv) Participant’s wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by Participant which relates to or involves the Company in any material way, including misrepresentation on Participant’s employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by Participant of confidential information of the Company; (viii) material violation by Participant of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of Participant’s duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its Subsidiaries.
(c)
“Good Reason” means (i) a material breach of this Agreement by the Company; (ii) without Participant’s approval, the relocation of the location where Participant works of more than 100 miles; (iii) the Company (or its successor or acquirer) ceasing to be a publicly-traded entity following a Change in Control; or (iv) a material diminution in Participant’s titles, duties, authority, or responsibilities. With respect to the acts or omissions set forth in this paragraph, (A) Participant shall provide the Board, within 45 days after the date of the occurrence of any event that Participant knows or should reasonably know to constitute Good Reason, with a written notice specifying in detail the basis for the termination of service for Good Reason and the provision(s) under this definition on which such termination is based, (B) the Company and its Subsidiaries shall have 30 days to cure the matters specified in the notice delivered, and (C) if uncured, Participant must terminate Participant’s service with the Company and its Subsidiaries in writing within 90 days thereafter in order for such termination to be considered to be for Good Reason.

|US-DOCS\152407800.2||

(d)
“Qualifying Termination” means a termination of Participant’s service with the Company and its Subsidiaries by the Company (or an applicable Subsidiary) without Cause or by Participant for Good Reason.
ARTICLE III.

EXERCISE OF OPTION
3.1
Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2
Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3
Tax Withholding; Exercise Price.
(a)
Subject to Sections 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Company:
(i)
Cash or check;
(ii)
In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery; or
(iii)
In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.
(b)
Unless the Company otherwise determines, and subject to Section 9.11 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.
(c)
Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, however, that (A) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (B) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax

|US-DOCS\152407800.2||

withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.
(d)
Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
(e)
Notwithstanding the generality of the foregoing, if any taxes, penalties or interest become payable by Participant with respect to the Option other than (i) federal, state or local income taxes and/or employment taxes generally applicable in connection with the exercise of stock options, (ii) capital gains taxes associated with the disposition of any Shares underlying the Option and/or (iii) taxes imposed under or by operation of Code Section 4999 (any such additional taxes, penalties or interest, the “Additional Taxes”), the Company shall pay to Participant an amount equal to such Additional Taxes, including any pyramiding federal, state or local income or employment taxes that become payable by Participant resulting from such payment (collectively, the “Payment”). Any Payment shall be paid by the Company promptly following payment of such Additional Taxes by Participant, but in no event later than the end of Participant’s taxable year next following the taxable year in which the Additional Taxes are remitted to the applicable taxing authority; provided, however, that the Company may, in its sole discretion, withhold and pay to the applicable taxing authority, for the benefit of Participant, all or any portion of the Payment.
ARTICLE IV.

OTHER PROVISIONS
4.1
Adjustments. Participant acknowledges that the Option, including the number of Shares subject to the Option, and the per Share exercise price, is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2
Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
4.3
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

|US-DOCS\152407800.2||

4.5
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8
Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including the Prior Agreement. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.
4.9
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.11
Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

|US-DOCS\152407800.2||

|US-DOCS\152407800.2||

Exhibit 19.1

The Beachbody Company, Inc. Insider Trading Compliance Policy

Contents

Page

I.
Persons Covered and Administration of Policy 1
II.
Explanation of Insider Trading 2
III.
Statement of Policies and Procedures to Prevent Insider Trading 7
IV.
Additional Prohibited Transactions 11
V.
Rule 10b5-1 Trading Plans, Section 16 and Rule 144 13
VI.
Execution and Return of Certification of Compliance 17

Attachment A Short-Swing Profit Rule Section 16(b) Checklist 18

Attachment B Certification of Compliance 19

The Beachbody Company, Inc.

Insider Trading Compliance Policy and Procedures

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information to others who may trade. Violating such laws can undermine investor trust, harm The Beachbody Company, Inc.‘s reputation and result in your dismissal from The Beachbody Company, Inc. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company. The Company reserves the right to take whatever disciplinary or other measures it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

Takeaways

•
Violations are Serious. Violating this Policy results in Company sanctions and exposes you to criminal penalties under applicable securities and insider trading laws

Exhibit 19.1

•
Carefully Consider All Trades. If you have access to material nonpublic information, or if you are a designated sensitive access employee requiring preclearance, you must notify the Chief Legal Officer/General Counsel or Chief Financial Officer (or their designees) before trading in any Company securities.
•
Follow any Applicable Blackout Periods. If you are an officer, director or designated sensitive access employee (as defined below), do not trade in Company securities during the Blackout Period, which begins 14 days prior to any quarter-end and ends after one full day of trading has occurred following the day of the Company’s public earnings release of that quarter.
I.
Persons Covered and Administration of Policy

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

This Policy applies to all officers, directors and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, limited liability companies, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director and employee must review this Policy. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Chief Legal Officer/General Counsel or his or her designee (the “Compliance Officer”) are referred to collectively as “Covered Persons.” Questions regarding the Policy should be directed to the Compliance Officer .

The Compliance Officer shall be responsible for the administration of this Policy.

In the absence of the Compliance Officer, responsibility for administering this Policy will rest with the Chief Financial Officer or such other employee as may be designated by the Compliance Officer.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy and also for ensuring that members of your household (and

Exhibit 19.1

individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

For purposes of this Policy, Covered Persons designated as “sensitive access employees” subject to trading preclearance requirements and Blackout Periods shall be any employee (i) with a title of Senior Vice President or above (i.e., SVPs, EVPs and C-level officers); or (ii) that have been designated in writing by their division head and the Compliance Officer as having regular access to material nonpublic information as a part of their job responsibilities.

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

II.
Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts and acquisitions and exercises of warrants or puts, calls, pledging and margin loans or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

A.
What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.

Exhibit 19.1

Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, trial results, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer.

A good rule of thumb: When in doubt, do not trade.

B.
What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press

International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one or two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.
Who Is an Insider?

“Insiders” include officers, directors and any employees of a company, or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies

Exhibit 19.1

regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

D.
Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.

Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.
Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•
SEC administrative sanctions;
•
securities industry self-regulatory organization sanctions;
•
civil injunctions;
•
damage awards to private plaintiffs;
•
disgorgement of all profits;

Exhibit 19.1

•
civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•
civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;
•
criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•
jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.
Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G.
Examples of Insider Trading

Examples of insider trading cases include actions brought against officers, directors and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The

Exhibit 19.1

officer is also subject to, among other things, criminal prosecution, including up to

$5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.
Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements and (ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.

III.
Statement of Policies and Procedures to Prevent Insider Trading

The following policies and procedures have been established and will be maintained and enforced, by the Company to prevent insider trading.

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s

Exhibit 19.1

industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

A.
Blackout Periods
1.
Blackout Periods for Company Insiders

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director or sensitive access employee, as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or sensitive access employee (collectively, “Company Insiders”) shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m. on December 31, the corresponding blackout period would begin at 11:59 p.m. on December 17. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

•
purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•
exercises of stock options or other equity awards, the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities and therefore would not qualify under this exception);
•
bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; or
•
purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Exchange Act, (ii) was precleared in advance pursuant to this Policy, and (iii) has

Exhibit 19.1

not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy.

Exceptions to the blackout period policy may be approved only by the Company’s Compliance Officer or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors of the Company (the “Board of Directors”) or Audit Committee of the Board of Directors.

2.
Event-Specific Blackout Periods for Covered Persons

From time to time, events will occur that are material to the Company and cause certain Covered Persons to be in possession of material nonpublic information. When that happens, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer or Chief Financial Officer, may recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities until the information is no longer material or has been publicly disclosed and should not disclose to others that the Company has suspended trading.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

Covered Persons shall not directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

B.
Preclearance of All Trades by All Officers, Directors and Sensitive Access Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/ESPP/deferred compensation plans and the sale of Company stock

Exhibit 19.1

issued upon exercise of stock options) by Company Insiders must be precleared by the Compliance Officer or Chief Financial Officer, except for certain exempt transactions as explained in Section V of this Policy. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law and does not relieve Company Insiders of their responsibility under SEC rules.

A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Preclearance Person, a description of the proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer or Chief Financial Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer or Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. The Compliance Officer or Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Compliance Officer or Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer or Chief Financial Officer. All trades that are precleared must be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer or Chief Financial Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer or Chief Financial Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the Compliance Officer or Chief Financial Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.
Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

D.
Information Relating to the Company

Exhibit 19.1

1.
Access to Information

Access to material nonpublic information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis.

In communicating material nonpublic information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.
Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer.

E.
Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the

Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to and secure, material nonpublic information by, among other things:

•
maintaining the confidentiality of Company-related transactions;
•
conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•
restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•
promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•
disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate;
•
restricting access to areas likely to contain confidential documents or material

Exhibit 19.1

nonpublic information;
•
safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and
•
avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

IV.
Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e. directors, officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

B.
Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options may also focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market or in any other organized market, are prohibited by this Policy.

C.
Hedging Transactions

Exhibit 19.1

Certain forms of hedging or monetization transactions, such as equity swaps, zero-cost collars and exchange funds, prepaid variable forward contracts or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.
Purchases of the Company’s Securities on Margin; Pledging the Company’s

Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.
Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a cashless exercise, a broker, the issuer and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer.

F.
Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

Exhibit 19.1

V.
Rule 10b5-1 Trading Plans, Section 16 and Rule 144
A.
Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under Section IV, do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:

•
has been submitted to and preapproved by the Compliance Officer or Chief Financial Officer;
•
includes a “Cooling Off Period” for
o
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-Q or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days and
o
employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•
for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company;
•
either (i) specifies the amounts, prices and dates of all transactions under the Trading Plan, (ii) provides a written formula, algorithm or computer program for determining the amount, price and date of the transactions, or (iii) prohibits the individual from exercising any subsequent influence over the transactions; and
•
complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer or Chief Financial Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer or Chief Financial Officer deems necessary or advisable.

Covered Persons may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer or Chief Financial Officer. A Covered Person may only modify a Trading Plan outside of a blackout period and, in any event, when the Covered Person does not possess material nonpublic information. Any amendment or revocation of a Trading Plan must be preapproved by the

Exhibit 19.1

Compliance Officer or Chief Financial Officer and modifications of a Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of a Trading Plan and non- Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue or otherwise prohibit transactions under a Trading Plan if the Compliance Officer, Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.

The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan and none of the Company, the Compliance Officer, Chief Financial Officer or the

Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

B.
Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)
1.
Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the Exchange Act generally requires all officers, directors and 10% stockholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s stock, options and warrants that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net

Exhibit 19.1

change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.

2.
Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons and even if the sale takes place after full disclosure and without the use of any material nonpublic information.

The Section 16 Insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s stock, options or warrants.

3.
Short Sales Prohibited Under Section 16(c)

Section 16(c) of the Exchange Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

You should consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

C.
Rule 144 (Applicable to Section 16 Insiders)

Exhibit 19.1

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below:

•
Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•
Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•
Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•
Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VI.
Execution and Return of Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy in the form attached hereto as “Attachment B.”

Attachment A

Exhibit 19.1

Short-Swing Profit Rule Section 16(b) Checklist

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by The Beachbody Company, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.
Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.
Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
3.
Are any purchases (or nonexempt option exercises) anticipated or required within the next six months?
4.
Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1.
Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.
Are any sales anticipated or required within the next six months (such as tax- related or year-end transactions)?
3.
Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material nonpublic information that could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be precleared by contacting the Company’s Chief Legal Officer/General Counsel or Chief Financial Officer.

Attachment B

Exhibit 19.1

Certification of Compliance

Return within five days of initial receipt of the Insider Trading Policy of The Beachbody Company,

Inc. (the “Company”)

To: Chief Legal Officer/General Counsel of the Company From:

Re: Insider Trading Compliance Policy of the Company

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) the Company, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, , I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

Signature Date

Title

Exhibit 21.1

THE BEACHBODY COMPANY, INC.

LIST OF SIGNIFICANT SUBSIDIARIES*

Legal Name	Jurisdiction	Percent Owned
Beachbody, LLC	United States	100%

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of The Beachbody Company, Inc. are omitted, because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258149 and 333-276681 on Form S-1 and Registration Statement Nos. 333-259100, 333-272686, and 333-280084 on Form S-8, and Registration Statement No. 333-274828 on Form S-3 of our report dated March 28, 2025, relating to the financial statements of The Beachbody Company, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 28, 2025

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Carl Daikeler, certify that:

1.
I have reviewed this Annual Report on Form 10-K of The Beachbody Company, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;
5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 28, 2025	By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Brad Ramberg, certify that:

1.
I have reviewed this Annual Report on Form 10-K of The Beachbody Company, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;
5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 28, 2025	By:	/s/ Brad Ramberg
Brad Ramberg
Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of The Beachbody Company, Inc. (the “Company”) on Form 10-K for the period ending December 31, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 28, 2025	By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer (Principal Executive Officer)

In connection with the Annual Report of The Beachbody Company, Inc. (the “Company”) on Form 10-K for the period ending December 31, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 28, 2025	By:	/s/ Brad Ramberg
Brad Ramberg
Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer)